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CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OM ASSET MANAGEMENT PLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

OM ASSET MANAGEMENT PLC

Ground Floor, Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom

NOTICE OF 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Holders of Ordinary Shares of OM Asset Management plc:
Notice is hereby given that the 2017 annual general meeting of shareholders (the “Annual Meeting”) of OM Asset Management plc (the “Company”) will be held at 4:30 p.m. Central Time on Wednesday, April 26, 2017 at The Petroleum Club, 2200 Ross Avenue, #3100, Dallas, TX 75201.
Details regarding the Annual Meeting, the business to be conducted at the Annual Meeting, and information about the Company that you should consider when you vote your ordinary shares of the Company, nominal value $0.001 per share (the “Ordinary Shares”), are described in the accompanying proxy statement.
At the Annual Meeting, you will be asked to consider and vote on the following proposals:

1.	Proposal 1—Ordinary resolutions to elect directors of the Company:
To elect, by way of separate resolutions, nine directors to serve on the Company’s Board of Directors (the “Board”) until, subject to the provisions of the Company’s articles of association and the U.K. Companies Act 2006, the Company’s 2018 Annual General Meeting and until their respective successors are duly elected and qualified, on the following basis:
1.01—To re-elect Mr. Peter L. Bain as a director of the Company;
1.02—To re-elect Mr. Stuart H. Bohart as a director of the Company;
1.03—To re-elect Mr. Russell T. Carmedy as a director of the Company;
1.04—To re-elect Mr. Robert J. Chersi as a director of the Company;
1.05—To re-elect Ms. Ingrid G. Johnson as a director of the Company;
1.06—To re-elect Ms. Kyle Prechtl Legg as a director of the Company;
1.07—To re-elect Mr. James J. Ritchie as a director of the Company;
1.08—To re-elect Mr. John D. Rogers as a director of the Company; and

1.09—To re-elect Mr. Donald J. Schneider as a director of the Company.

2.	Proposal 2—Ordinary resolution regarding ratification of independent registered public accounting firm:
To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

3.	Proposal 3—Ordinary resolution to appoint KPMG as our statutory auditor:
To appoint KPMG as the Company’s U.K. statutory auditor pursuant to the U.K. Companies Act 2006 (to hold office until the conclusion of the Company’s next Annual General Meeting at which accounts are laid before the shareholders).

4.	Proposal 4—Ordinary resolution regarding our U.K. statutory auditor’s remuneration:
To authorize the directors to determine the remuneration of KPMG as the Company’s U.K. statutory auditor.

5.	Proposal 5—Advisory resolution on executive compensation:
To approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the accompanying proxy statement under the section titled Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the accompanying proxy statement.

6.	Proposal 6—Ordinary resolution on our directors’ remuneration policy:
To receive and approve the directors’ remuneration policy contained in Appendix A to the accompanying proxy statement for the three year period commencing on April 26, 2017 and ending on April 25, 2020.

7.	Proposal 7—Advisory resolution on the directors’ remuneration report:
To approve, on an advisory basis, the directors’ remuneration report (other than the directors’ remuneration policy) contained in Appendix A to the accompanying proxy statement, for the period commencing on January 1, 2016 and ending December 31, 2016.

8.	Proposal 8—Ordinary resolution to approve the Company’s 2017 Equity Incentive Plan:
To approve the Company’s 2017 Equity Incentive Plan contained in Appendix B to the accompanying proxy statement.

9.	Proposal 9—Ordinary resolution to approve the Company’s Non-Employee Directors’ Equity Incentive Plan:
To approve the Company’s Non-Employee Directors’ Equity Incentive Plan, as amended and restated contained in Appendix C to the accompanying proxy statement.

10.	Proposal 10—Ordinary resolution to approve the Company’s Executive Performance Plan:
To approve the Company’s Executive Performance Plan contained in Appendix D to the accompanying proxy statement.
Other business.
To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.
THE BOARD RECOMMENDS THE APPROVAL OF EACH OF THE ABOVE PROPOSALS. SUCH OTHER BUSINESS WILL BE TRANSACTED AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The Company is a public limited company incorporated under the laws of England and Wales. In accordance with the Company’s Articles of Association, all resolutions will be taken on a poll. A poll is a vote whereby each shareholder has one vote for each share held. All resolutions will be proposed as ordinary resolutions, which under English law means that the resolution is passed if a simple majority of the total voting rights of the shareholders who vote on such resolution, whether in person or by proxy, are cast in favor of it.
You may vote if you were the record owner of Ordinary Shares at the close of business on March 27, 2017. A list of shareholders of record will be available at the Annual Meeting and, during the 10 days prior to the Annual Meeting, at our registered office.
All shareholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we urge you to vote in accordance with the instructions set forth in this proxy statement and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RICHARD J. HART
Richard J. Hart Secretary
Ground Floor, Millennium Bridge House, 2 Lambeth Hill
London EC4V 4GG, United Kingdom
April 3, 2017

OM ASSET MANAGEMENT PLC
Ground Floor, Millennium Bridge House
2 Lambeth Hill
London EC4V 4GG, United Kingdom
PROXY STATEMENT FOR OM ASSET MANAGEMENT PLC

2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2017
This proxy statement, along with the accompanying notice of the 2017 annual general meeting of shareholders (the “Annual Meeting”), contains information about the Annual Meeting, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 4:30 p.m. Central Time on Wednesday, April 26, 2017 at The Petroleum Club, 2200 Ross Avenue, #3100, Dallas, TX 75201.
In this proxy statement, we refer to OM Asset Management plc as “OMAM,” “the Company,” “we” and “us.” Unless we state otherwise or the context otherwise requires, references in this proxy statement to “Affiliates” or an “Affiliate” refer to the asset management firms in which we have an ownership interest.
This proxy statement relates to the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting.
On April 3, 2017, we sent to our shareholders of record as of March 27, 2017 this proxy statement, the attached Notice of Annual Meeting, the accompanying proxy card and our Annual Report to Shareholders on Form 10-K. As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are also making our proxy materials, including the Notice of Annual Meeting, this proxy statement and the accompanying proxy card and our Annual Report to Shareholders on Form 10-K (collectively, the “proxy materials”) available to all shareholders electronically via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON APRIL 26, 2017
This proxy statement is available for viewing, printing and downloading at www.omam.com. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2016 on the website of the SEC at www.sec.gov, or in the “Public Filings” section of the “Investor Relations” section of our website at www.omam.com.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why is the Company soliciting my proxy?
The Board is soliciting your proxy to vote at the Annual Meeting to be held at 4:30 p.m. CST on Wednesday, April 26, 2017 at The Petroleum Club, 2200 Ross Avenue, #3100, Dallas, TX 75201 and any adjournments or postponement of the Annual Meeting. The proxy statement along with the accompanying Notice of Annual Meeting summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.
We have made available to you on the Internet and/or have sent you this proxy statement, the Notice of Annual Meeting, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 because you owned ordinary shares of the Company, nominal value $0.001 per share (the “Ordinary Shares”), on the record date of March 27, 2017 (the “Record Date”). We completed distribution of the proxy materials to shareholders by April 3, 2017.
Who can vote?
Only shareholders who owned the Ordinary Shares at the close of business on the Record Date are entitled to attend and vote at the Annual Meeting. On the Record Date, there were 114,720,358 Ordinary Shares outstanding and entitled to vote. The Ordinary Shares are our only class of voting shares.
If you are a shareholder who is entitled to attend and vote at the Annual Meeting, you are entitled to appoint a proxy to exercise all of your rights to attend, speak and vote at the Annual Meeting and you should have received a proxy card with this proxy statement. You can only appoint a proxy using the procedures set out in this proxy statement and in the proxy card.
A proxy does not need to be a shareholder of the Company but must attend the Annual Meeting to represent you. You may appoint more than one proxy provided that each proxy is appointed to exercise rights attached to different shares. You may not appoint more than one proxy to exercise rights attached to any one share.
Appointment of a proxy does not preclude you from attending the Annual Meeting and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. To terminate your proxy appointment you must deliver a notice of termination to us at least 24 hours before the start of the Annual Meeting. The notice of termination may be (i) delivered by post or by hand in hard copy form to OMAM, Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom, Attention: Company Secretary or (ii) received in electronic form at info@omam.com with a subject title “Revocation of Previous Proxy Appointment—Attention: Company Secretary.”
In the case of joint holders, where more than one of the joint holders completes a proxy card, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company’s register of members in respect of the joint holding (the first-named being the most senior).
A corporation which is a shareholder can appoint one or more corporate representatives who may exercise, on its behalf, all its powers as a shareholder, provided that no more than one corporate representative exercises powers over the same share.

You do not need to attend the Annual Meeting to vote your Ordinary Shares. Ordinary Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I change or revoke my proxy?” below.
How many votes do I have?
Each Ordinary Share that you own entitles you to one vote.
How do I vote?
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All Ordinary Shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your Ordinary Shares should be voted for, against or abstain with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your Ordinary Shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your Ordinary Shares are registered directly in your name through our share transfer agent, Computershare Trust Company, N.A., or you have share certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

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By mail.  If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your Ordinary Shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

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In person at the Annual Meeting.  If you attend the Annual Meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment by telephone or through the Internet, such instructions must be received by 2:00 a.m. U.S. Eastern Time, on Wednesday, April 26, 2017, the day of the Annual Meeting. If you mail your signed proxy card, such proxy card must be received by April 25, 2017. If you properly give instructions as to your proxy appointment by telephone, through the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the Board’s recommendations as noted below.
If your Ordinary Shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your Ordinary Shares to be voted. Telephone and Internet voting also will be offered to shareholders owning Ordinary Shares through certain banks and brokers. If your Ordinary Shares are not registered in your own name and you plan to vote your Ordinary Shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.
How does the Board recommend that I vote on the proposals?
Each of the proposals will be proposed as ordinary resolutions, which means that the affirmative vote of a majority of the Ordinary Shares cast at the Annual Meeting is required to approve each proposal. The Board recommends that you vote as follows:

•	“FOR” the election of all nominees for director named in this proxy statement (in each case to be approved by way of a separate resolution);

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2017 fiscal year;

•	“FOR” the appointment of KPMG as our U.K. statutory auditor;

•	“FOR” authorizing the Board to determine remuneration of KPMG;

•	“FOR” advisory approval of the compensation of our named executive officers;

•	“FOR” receipt and approval of the directors’ remuneration policy;

•	“FOR” advisory approval of the directors’ remuneration report;

•	“FOR” approval of the Company’s 2017 Equity Incentive Plan;

•	“FOR” approval of the Company’s Amended and Restated Non-Employee Directors’ Equity Incentive Plan; and

•	“FOR” approval of the Company’s Executive Performance Plan.
If any other matter is presented at the Annual Meeting, your proxy provides that your Ordinary Shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.
May I change or revoke my proxy?
If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above; or

•	by notifying the Company Secretary in writing before the Annual Meeting that you have revoked your proxy in accordance with the procedures in the following paragraph.
Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. To terminate your proxy appointment you must deliver a notice of termination to the Company at least 24 hours before the start of the Annual Meeting. The notice of termination may be (i) delivered by post or by hand in hard copy form to OMAM, Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom, Attention: Company Secretary or (ii) received in electronic form at info@omam.com with a subject title “Revocation of Previous Proxy Appointment—Attention: Company Secretary.”
Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.
What if I receive more than one notice or proxy card?
You may receive more than one notice or proxy card if you hold Ordinary Shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your Ordinary Shares are voted.

Will my ordinary shares be voted if I do not vote?
If your Ordinary Shares are registered in your name or if you have share certificates, they will not be counted if you do not vote as described above under “How do I vote?” If your Ordinary Shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your Ordinary Shares as described above, the bank, broker or other nominee that holds your Ordinary Shares has the authority to vote your unvoted Ordinary Shares only on certain routine matters without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your Ordinary Shares will be voted at the Annual Meeting on all matters and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your Ordinary Shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.
Your bank, broker or other nominee is prohibited from voting your uninstructed Ordinary Shares on certain non-routine matters. Thus, if you hold your Ordinary Shares in street name and you do not instruct your bank, broker or other nominee how to vote with respect to the non-routine matters, votes will not be cast on such proposals on your behalf.
What proposals are considered “routine” or “non-routine”?
Proposals 2, 3 and 4 (ratification of the appointment of KPMG as our independent registered public accounting firm for 2016, appointment of KPMG as our U.K. statutory auditor and authorizing our Board to determine auditor remuneration) are each considered a routine matter under the rules of the New York Stock Exchange (the “NYSE”). A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposals 2, 3 or 4.
Proposals 1, 5, 6, 7, 8, 9 and 10 (the election of directors, the advisory vote on executive compensation, the vote on the directors’ remuneration policy, the advisory vote on the directors’ remuneration report, the vote on the Company’s 2017 Equity Incentive Plan, the vote on the Company’s Amended and Restated Non-Employee Directors’ Equity Incentive Plan and the vote to approve an Executive Performance Plan) are matters considered non-routine under the rules of the NYSE (the “NYSE Rules”). A broker, bank or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1, 5, 6, 7, 8, 9 and 10.
While proposals 1 (the election of directors) and 5 (the advisory vote on executive compensation) relate to matters considered non-routine under the NYSE Rules and thus could result in broker non-votes, proposals 1 and 5 are typical proposals of companies whose shares are traded on the NYSE. While proposals 6 (the vote on the directors’ remuneration policy) and 7 (the advisory vote on the directors’ remuneration report) relate to matters considered non-routine under the NYSE Rules and thus could result in broker non-votes, proposals 6 and 7 are typical proposals of UK domiciled companies.
Is voting confidential?
We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Computershare Trust Company, N.A., examine these documents.

Where Can I Find the Voting Results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K/A to disclose the final voting results within four business days after the final voting results are known.
What are the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their beneficial owners and to obtain authority to execute proxies. We will then reimburse them for their expenses.
What constitutes a quorum for the Annual Meeting?
The quorum for the Annual Meeting is two persons present being either holders of Ordinary Shares or their representatives (in the case of a corporate holder of Ordinary Shares) or proxies appointed by holders of Ordinary Shares in relation to the Annual Meeting and entitled to vote.
Attending the Annual Meeting
The Annual Meeting will be held at 4:30 p.m. Central Time on Wednesday, April 26, 2017 at The Petroleum Club, 2200 Ross Avenue, #3100, Dallas, TX 75201. When you arrive at the address, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.
Householding of annual disclosure documents
SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If your household received a single notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number: 1-866-281-0717.
If you do not wish to participate in householding and would like to receive your own set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another OMAM shareholder and together both of you would like to receive only a singleset of proxy materials, follow these instructions:

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If your Ordinary Shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-866-281-0717 or writing them at Computershare Trust Company, N.A., P.O. BOX 30170, College Station, TX, 77842.

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If a broker or other nominee holds your Ordinary Shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Website publication of audit concerns
Under section 527 of the UK Companies Act 2006 (the “Act”), a shareholder or shareholders meeting the criteria set out in the following paragraphs have the right to request us to publish on our website a statement setting out any matter that such shareholders propose to raise at the Annual Meeting relating to the audit of our accounts.
Where we are required to publish such a statement on our website:

•	we may not require the shareholders making the request to pay any expenses incurred by us in complying with the request;

•	we must forward the statement to our auditors no later than the time the statement is made available on our website; and

•	the statement must be dealt with as part of the business of the Annual Meeting.
The request (i) may be in hard copy form or in electric form, (ii) must either set out the statement in full or, if supporting a statement sent by another shareholder, clearly identify the statement which is being supported, (iii) must be authenticated by the person or persons making it, and (iv) must be received by us at least one week before the Annual Meeting.
In order to be able to exercise the shareholders’ right to require us to publish audit concerns, the relevant request must be made by either (a) a shareholder or shareholders having a right to vote at the Annual Meeting and holding at least 5% of our issued and outstanding Ordinary Shares, or (b) at least 100 shareholders having a right to vote at the Annual Meeting and holding, on average, at least £100 of paid up share capital.
Where a shareholder or shareholders wish to request us to publish audit concerns, such request must be made by either sending (a) a hard copy request which is signed by the relevant shareholder(s), stating their full name(s) and address(es) to OM Asset Management plc, Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London, England EC4V 4GG Attention: Company Secretary, or (b) a request which states the full name(s) and address(es) of the relevant shareholder(s) to info@omam.com. Any e-mail addressed to us pursuant to sub-paragraph (b) above should be entitled “AGM—Shareholder Audit Concerns” in the subject line of the e-mail.

PROPOSAL 1—ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of our Board. On March 14, 2017, our Board accepted the recommendation of the Nominating and Corporate Governance Committee and voted to nominate Messrs. Peter L. Bain, Stuart H. Bohart, Russell T. Carmedy, Robert J. Chersi, James J. Ritchie, John D. Rogers and Donald J. Schneider and Mses. Kyle Prechtl Legg and Ingrid G. Johnson, for re-election at the Annual Meeting to serve as directors, until their respective successors have been elected and qualified. Each of the nominees is currently serving as a director of our Company.
Set forth below are the names of the nominees, their ages, their offices in the Company, if any, their principal past occupations or past employment, the length of their tenure as directors and the names of other companies in which such persons hold or have held directorships. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below. The biographical and other background information set forth below concerning each nominee for re-election as a director is as of March 27, 2017. Prior to our initial public offering, Messrs. Bain and Schneider were appointed by Old Mutual plc (our “Parent”) under the Shareholder Agreement (as defined below under “Corporate Governance”) as Parent Group Directors (as defined under “Corporate Governance”). On May 17, 2016, Mr. Bohart was appointed by our Parent under the Shareholder Agreement as a Parent Group Director. On August 4, 2016, Ms. Johnson and Mr. Carmedy were appointed by our Parent under the Shareholder Agreement as Parent Group Directors.
As previously disclosed on our Form 8-K, filed on March 27, 2017, on March 25, 2017, our Parent announced that it had agreed to sell a 24.95% shareholding in us to HNA Capital US in a two-step transaction (the “Minority Sale”). Following the completion of the Minority Sale, our Parent’s shareholding will reduce from 50.8% to 25.9%. The Minority Sale comprises a sale of 9.95% of our ordinary shares in a first tranche and a further 15% in a second tranche, each subject to certain regulatory approvals. It is expected that one representative of HNA Capital US will replace Mr. Carmedy on our Board at the completion of the sale of the first tranche of ordinary shares. A second representative of HNA Capital US is expected to join our Board following the completion of the sale of the second tranche. It is not yet known which Parent Group Director will be replaced at such time. The current Parent Group Directors are: Ms. Johnson and Messrs. Bain, Bohart, Carmedy and Schneider. In addition, at such time as our Parent ceases to own more than 50% of our outstanding Ordinary Shares, our Board must consist of a majority of independent directors by the one-year anniversary of the status change. The Directors currently determined to be independent by the Board are: Ms. Legg and Messrs. Ritchie, Rogers and Chersi.

Name	Age	Position with the Company
Mr. Peter L. Bain	58	President, Chief Executive Officer and Director
Mr. James J. Ritchie	62	Chairman of the Board
Mr. Stuart H. Bohart	51	Director
Mr. Russell Carmedy	56	Director
Mr. Robert J. Chersi	55	Director
Ms. Ingrid G. Johnson	50	Director
Ms. Kyle Prechtl Legg	65	Director
Mr. John D. Rogers	55	Director
Mr. Donald J. Schneider	59	Director
Each of the nine directors will be elected by way of a separate ordinary resolution. A shareholder may (i) vote for the election of a nominee for director, (ii) withhold their vote for the election of a nominee for director or (iii) abstain from voting for a nominee for director.

Unless a proxy contains instructions to the contrary, it is intended that the proxies will be voted FOR each of the separate resolutions relating to the re-election of each of the nine nominees for director named above, to hold office until the 2018 annual general meeting of shareholders or until their respective successors are duly elected and qualified. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF ALL NOMINEES, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RE-ELECTION UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

Peter L. Bain is our President, Chief Executive Officer and a member of our Executive Management Team. Mr. Bain has held these positions since joining OMAM Inc., our U.S.-based holding company for our Affiliates, in February 2011. Mr. Bain has also been a director of the Company since 2014 and a director of OMAM Inc. since February 2011. Mr. Bain is responsible for all aspects of our operations, including corporate strategy and development. Prior to joining OMAM Inc., Mr. Bain held executive positions with Legg Mason, Inc., a global asset management company, from June 2000 until March 2009, including senior executive vice president and head of affiliate management and corporate strategy from 2008 until March 2009 and chief administrative officer from 2003 until 2006. Mr. Bain received a B.A. in American Studies from Trinity College, where he was elected to Phi Beta Kappa and graduated with honors in general scholarship, and a J.D. from Harvard Law School.
Mr. Bain’s qualifications to serve on our Board include his extensive business, finance, distribution, marketing and leadership skills gained and developed through years of experience in the financial services industry. In particular, Mr. Bain has overseen a substantial number of transactions in the asset management sector and has significant expertise in identifying, structuring and executing strategic acquisitions, as well as in managing boutique firms post-acquisition. These skills, combined with Mr. Bain’s extensive knowledge of our business and our industry, will enable him to provide valuable insights to the Board on the strategic direction of our Company.
James J. Ritchie has been a member of our Board since October 2014 and the Chair of our Board since October 30, 2015. Mr. Ritchie has served as a director of OMAM Inc. since January 2007 and as chairman and a member of the Audit and Risk Committee of the board of directors of OMAM Inc. since August 2007. Mr. Ritchie also has served as a member of the board and chairman of the audit committee of Kinsale Capital Group, Ltd. since January 2013 and as a member of the board and chairman of the audit committee of Old Mutual (Bermuda) Ltd. since February 2009. Mr. Ritchie’s former board experience includes: member of the board and chairman of the audit committee of Ceres Group, Inc.; member and non-executive chairman of the board and member of the compensation committee of Fidelity & Guaranty Life Insurance Company (formerly Old Mutual Financial Life Insurance Company, Inc.); member of the board and member of the audit and compensation committees of KMG America Corporation; member of the board, chairman of the audit committee and member of the compensation committee of Lloyd’s Syndicate 4000; and member and non-executive chairman of the board and former chairman of the audit committee of Quanta Capital Holdings Ltd. From 2001 until his retirement in 2003, Mr. Ritchie served as managing director and chief financial officer of White Mountains Insurance Group, Ltd.’s OneBeacon Insurance Company, a specialty insurance company, and as the group chief financial officer for White Mountains Insurance Group, Ltd., a financial services holding company. From 1986 through 2000, Mr. Ritchie held various positions with CIGNA Corporation, an insurance company, including chief financial officer of the company’s international division and head of its internal audit division. Mr. Ritchie began his career with PricewaterhouseCoopers LLP, an accounting firm. Mr. Ritchie is a member of the National Association of Corporate Directors and the American Institute of Certified Public Accountants. Mr. Ritchie received a B.A. in economics with honors from Rutgers College and an M.B.A. from Rutgers Graduate School of Business Administration.

Mr. Ritchie’s qualifications to serve on our Board include his extensive background in finance, substantial board experience, strategic and operational leadership and wide-ranging knowledge of operational, risk and control initiatives. His extensive background in strategy, finance and M&A will provide valuable guidance to our Board on the strategic direction of the Company, the deployment of its financial resources and the execution of its M&A objectives.
Stuart H. Bohart was appointed to our Board by our Parent on May 17, 2016. From 2010 until his retirement in September 2015, Mr. Bohart served as the President of Liquid Markets at Fortress Investment Group LLC, a global investment firm, and was primarily responsible for managing business infrastructure and developing new liquid alternative strategies. Prior to joining Fortress, Mr. Bohart was with Morgan Stanley, a global financial services firm, where, over a 13-year period, he served as global head of Prime Brokerage, Head of Alternatives at Morgan Stanley Asset Management, co-Head of the Asset Management Division, and as a member of the Morgan Stanley Management Committee. Mr. Bohart graduated from Northwestern University in 1989 with dual degrees in Economics and Political Science. He has lived and worked in Beijing, Tokyo, London, New York and Boston.
Mr. Bohart’s qualifications to serve on our Board include his broad experience in financial services and his specific understanding of the asset management industry. This experience and knowledge will enable him to provide valuable insight to the Board on corporate strategy and Affiliate matters.
Russell T. Carmedy was appointed to our Board by our Parent in August 2016. Mr. Carmedy joined our Parent in 2016, where he has responsibility for legal matters relating to our Parent’s managed separation strategy. For 32 years prior to joining our Parent, Mr. Carmedy worked as a corporate lawyer in the City of London gaining experience with Freshfields Bruckhaus Deringer from 1985-1986, Slaughter and May from 1989-1991 and Gouldens from 1992-2002. More latterly, Mr. Carmedy served as the Managing Partner of City Firm Gouldens for 5 years before leading the merger with Jones Day and becoming Managing Partner of the enlarged Jones Day London Office from 2003 until 2010. Mr. Carmedy was educated at Bristol University graduating with an Honours Degree in Law and subsequently successfully completed the Law Society Final Examination Course at what was then the Polytechic of Newcastle-upon-Tyne.
Mr. Carmedy’s qualifications to serve on our Board include his in depth experience in UK corporate law, including governance and transactional law. His experience will enable him to provide valuable guidance to the Board on matters relating to compliance with UK corporate law as well as the execution of strategic objectives.
Robert J. Chersi has been a member of our Board since March 2016. Mr. Chersi has been with Pace University since 2013, currently serving as the Executive Director for its Center for Global Governance, Reporting & Regulation, as well as an adjunct professor in its Department of Finance & Economics. In addition, since 2013, Mr. Chersi has served as the Helpful Executive in Reach (HEIR) in the Department of Accounting and Information Systems at Rutgers University, and has acted in an advisory capacity to financial services industry clients as an individual as well as through Chersi Services LLC, which he founded in 2014. Prior to joining Pace, Mr. Chersi was a member of the Executive Committee and Chief Financial Officer of Financial Services at Fidelity Investments in Boston, from 2008 to 2012. While at Fidelity, as CFO Mr. Chersi led the finance, compliance, risk management, business consulting and strategic new business development functional organizations. From 1988 to 2008, Mr. Chersi served in numerous positions at UBS AG, including CFO of U.S. Wealth Management and Deputy CFO of Global Wealth Management and Business Banking. Mr. Chersi had several executive leadership positions while at UBS, including service on the UBS AG Group Managing Board from 2004 to 2008, which played an important role in developing and implementing the firm’s direction, values and principles and in promoting its global culture. He began his career as an audit manager in the Financial Service Practice of KPMG LLP in 1983. Mr. Chersi currently serves as a member of the Advisory Board of the Pace University Lubin School of Business, and has previously been a member of the Board, Audit Committee and Risk Committee of UBS Bank USA, a member of the Board of PW Partners R&D III, Chairman of the Board of Trustees of the UBS USA Foundation, a member of the Board of Bon Secours New Jersey/St. Mary’s Hospital Foundation, and a Trustee of Fidelity Investments’ Political Action Committee. Mr. Chersi

also currently serves as a member of the Board of Trustees of Thrivent Funds. He has held the Certified Public Accountant designation, and is a 1983 graduate of Pace University, where he earned a BBA in Accounting, summa cum laude.
Mr. Chersi’s qualifications to serve on our Board include his extensive experience in the financial services industry and deep knowledge of corporate governance, financial reporting and regulatory compliance.  In addition, his background in risk management, business consulting and strategic business development will further enhance our Board’s proficiency.
Ingrid G. Johnson was appointed to our Board by our Parent in August 2016. Ms. Johnson joined our Parent as Group Finance Director in July 2014 and is a member of the board of our Parent, Old Mutual Wealth Management Limited and Old Mutual Group Holdings (SA) (Pty) Ltd. Prior to that, Ms. Johnson was appointed the Group Managing Executive: Retail and Commercial Banking in 2009 and was a Prescribed Officer of Nedbank Group, which is majority owned by our Parent and is one of the four largest banks in South Africa. Prior to joining our Parent, she has 21 years of broad-based financial services experience with the Nedbank Group in leadership, line management and financial roles. Ms. Johnson qualified as a chartered accountant in 1993 having served her articles with Price Waterhouse and completed the Advanced Management Program at Harvard Business School in 2005.
Ms. Johnson’s qualifications to serve on our Board include her extensive experience in financial services, her background as a chartered accountant and her extensive experience at our Parent and its affiliates. These skills and experiences enable her to provide valuable insight to our Board on financial matters, including providing insight into the impact of our corporate actions on our Parent as well as providing guidance with regard to financial and strategic matters.
Kyle Prechtl Legg has been a member of our Board since October 2014. Ms. Legg is the former Chief Executive Officer of Legg Mason Capital Management (now ClearBridge Investments), an investment management firm and equity affiliate of Legg Mason, Inc., where she served as Chief Executive Officer from 2006 until her retirement in 2009 and as President from 1997 to 2006. Ms. Legg joined Legg Mason in 1991 as a Vice President and Senior Analyst. At Legg Mason, Ms. Legg built a leading global equity investment management business serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments, and foundations. Prior to joining Legg Mason, Ms. Legg began her career as a Securities Analyst at Alex Brown & Sons. Ms. Legg currently is a member of the board of directors, audit committee and executive committee, and is chair of the compensation committee, of SunTrust Banks, Inc. Ms. Legg previously served as a director of Eastman Kodak Company from September 2010 to September 2013 and as a member of its corporate responsibility and governance committee and its executive compensation and development committee. Ms. Legg, a Chartered Financial Analyst, received a B.A. in mathematics from Goucher College, a J.D. from the University of Baltimore and an M.B.A. from Loyola College.
Ms. Legg’s deep investment, financial, and executive leadership experience, including experience with a regulated financial institution, qualify her to serve on our Board.
John D. Rogers has been a member of our Board since October 2014. Mr. Rogers is the former President, Chief Executive Officer and a member of the Board of Governors of CFA Institute, the world’s largest association of investment professionals. Mr. Rogers served in these positions from January 2009 through his retirement in May 2014. From May 2007 through December 2008, Mr. Rogers was the principal and founding partner in Jade River Capital Management, LLC, an investment adviser located in Atlanta, Georgia that served high net worth clients. From 1994 to 2007, Mr. Rogers served in several roles at Invesco Ltd., a global investment management firm, as President and Chief Investment Officer of Invesco Asset Management Ltd. (Japan), as Chief Executive Officer and Co-Chief Investment Officer of Invesco Global Asset Management, N.A., and as Chief Executive Officer of Invesco’s Worldwide Institutional Division. Since July 2009, Mr. Rogers has served on the board of directors and the audit committee, which he currently chairs, of Schweitzer-Mauduit International, Inc. Mr. Rogers previously served on the board of directors of AMVESCAP plc (now Invesco Ltd.). Mr. Rogers, a Chartered Financial Analyst, received a B.A. in history from Yale University and an M.A. in East Asian studies from Stanford University.
Mr. Rogers’ qualifications to serve on our Board include his extensive investment expertise, his business-building experiences in the global asset management industry and his various business and professional leadership roles. These skills will enable Mr. Rogers to provide our Board with a global perspective on the asset management business as well as the leadership expertise to help guide the growth of our business.
Donald J. Schneider has been a member of our Board since May 2014 and has served as a director of OMAM Inc. since November 2009. Mr. Schneider has been the Group Human Resources Director at our Parent since May 2009, where he is responsible for all human resources functions globally. He plans to retire from our Parent on March 31, 2017. Prior to joining our Parent, Mr. Schneider was Senior Vice President and Head of Human Resources for the Global Wealth Management Division of Merrill Lynch & Co., a financial services firm. Mr. Schneider originally joined Merrill Lynch in 1997 as Head of International Human Resources, based in London, where he was responsible for all human resource activities outside of the U.S. He later served as Head of Human Resources for Global Markets and Investment Banking. Previously, Mr. Schneider worked for Morgan Stanley & Co. LLC, a financial services firm, and held a variety of senior human resource roles, including Global Head of Compensation, Benefits and Human Resource Systems. Mr. Schneider received a B.A. in economics and English from Hamilton College, an M.A. in industrial relations from the University of Warwick and a Certificate in Corporate Governance from INSEAD.
Mr. Schneider’s qualifications to serve on our Board include the breadth of his international business knowledge and experience in several sectors of financial services. His expertise in the field of human resources will provide our Board with professional guidance in the growth and development of our business, competitive compensation strategies and talent management.

CORPORATE GOVERNANCE
Director Independence
Our business and affairs are managed under the direction of our Board. Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. As discussed under “Certain Relationships and Related Party Transactions—Relationship with Our Parent and OMGUK—Shareholder Agreement—Board and Corporate Governance Rights,” pursuant to a Shareholder Agreement we have entered into with our Parent and OM Group (UK) Ltd. (“OMGUK”) dated September 29, 2014 (the “Shareholder Agreement”), our Parent has the right to appoint certain of our directors to the Board (which we refer to as Parent Group Directors) and the right to increase the size of our Board from seven to nine directors. On August 2, 2016, our Parent exercised its right to increase the size of our Board from seven to nine directors and appointed Ingrid G. Johnson and Russell T. Carmedy to our Board, effective as of August 4, 2016.
Because our Parent, through OMGUK, indirectly owns a majority of our Ordinary Shares, we are a “controlled company” for purposes of the NYSE Rules. Accordingly, our Board is not required to have a majority of independent directors, and our Compensation Committee and Nominating and Corporate Governance Committee are not required to meet the director independence requirements to which we would otherwise be subject until such time as we cease to be a “controlled company.” We currently utilize the exemptions from the requirements of the NYSE Rules that a majority of our directors be independent and our Compensation Committee and Nominating and Corporate Governance Committee consist solely of independent directors. At such time as our Parent ceases to own more than 50% of our outstanding Ordinary Shares, our Board must consist of a majority of independent directors by the one-year anniversary of the status change.
As previously disclosed on our Form 8-K, filed on March 27, 2017, on March 25, 2017, our Parent announced that it had agreed to the Minority Sale. Following the completion of the Minority Sale, our Parent’s shareholding will reduce from 50.8% to 25.9%. The Minority Sale comprises a sale of 9.95% of our ordinary shares in a first tranche and a further 15% in a second tranche, each subject to certain regulatory approvals. It is expected that one representative of HNA Capital US will replace Mr. Carmedy on our Board at the completion of the sale of the first tranche of ordinary shares. A second representative of HNA Capital US is expected to join our Board following the completion of the sale of the second tranche. It is not yet known which Parent Group Director will be replaced at such time. The current Parent Group Directors are: Ms. Johnson and Messrs. Bain, Bohart, Carmedy and Schneider. In addition, following the completion of the first tranche of the Minority Sale, we will no longer be a controlled company and our Board must consist of a majority of independent directors within one year of such date.
On February 23, 2016 our Board elected Mr. Chersi as an independent director of the Company and as the Chair of the Company’s Audit Committee, both effective as of March 1, 2016. Prior to Mr. Chersi’s election to the Board, we utilized an exemption from the requirement of the NYSE Rules that a majority of our directors be independent. After Mr. Chersi’s election, until the appointment of Mr. Carmedy and Ms. Johnson (described below), our Board consisted of four independent directors out of a total of seven directors.
On May 17, 2016, our Board received notice from our Parent that our Parent had removed Mr. Gladman as a Parent Group Director and appointed Mr. Bohart as a Parent Group Director, both effective as of May 17, 2016. After Mr. Bohart’s appointment, until the appointment of Mr. Carmedy and Ms. Johnson, our Board continued to consist of a majority of independent directors, with four independent directors out of a total of seven directors.
On August 2, 2016, our Board received notice from our Parent that our Parent had exercised its rights under the Shareholder Agreement to (i) increase the size of the Board from seven Directors to nine Directors and (ii) appoint Ms. Johnson and Mr. Carmedy as Parent Group Directors, both effective as of August 4, 2016. After the appointment of Mr. Carmedy and Ms. Johnson to the Board, we again utilized the exemption from the requirement of the NYSE Rules that a majority of our directors are independent. After the appointment of Mr. Carmedy and Ms. Johnson our Board consists of four independent directors out of a total of nine directors.
Our Board has determined that Ms. Legg and Messrs. Ritchie, Rogers and Chersi are independent under the NYSE Rules. In considering their independence, the Board considered the relationships between Mr. Ritchie, on the one hand, and our Company and our Parent, on the other hand.
Committees of the Board and Meetings
Meeting Attendance
During the fiscal year ended December 31, 2016, there were 18 formal meetings of the Board, and the various committees of the Board met a total of 27 times (16 Audit Committee meetings, three Nominating and Corporate Governance Committee meetings and eight Compensation Committee meetings). In addition, during the fiscal year ended December 31, 2016, the Board acted by written consent five times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2016. The Board has adopted a policy under which each member of the Board is expected to attend, in person or telephonically, each annual general meeting of our shareholders absent exigent circumstances that prevent their attendance. All then-current directors were in attendance at our 2016 Annual General Meeting.
Audit Committee
Our Audit Committee met sixteen times during fiscal year 2016. The Audit Committee is currently composed of Ms. Legg and Messrs. Chersi and Rogers, and Mr. Chersi is the Chair. Mr. Ritchie served as a member and the Chair of the Audit Committee until March 1, 2016, at which point Mr. Ritchie stepped down from the Audit Committee and Mr. Chersi’s appointment as a member and Chair of the Audit Committee became effective. The Board has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE Rules and is “financially literate” as such term is defined in the NYSE Rules. Our Board has determined that Mr. Chersi is an “audit committee financial expert” within the meaning of SEC regulations and the NYSE Rules.
The Audit Committee has a charter that sets forth the Audit Committee’s purpose and responsibilities, which include (i) assisting the Board in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC, (ii) recommending to the Board the appointment of our independent auditors and evaluating their independence, (iii) reviewing our audit procedures and controls, and (iv) overseeing our internal audit function and risk and compliance function. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.
A copy of the Audit Committee’s written charter is publicly available on our website at www.omam.com.
Compensation Committee
Our Compensation Committee met eight times during fiscal year 2016. The Compensation Committee is currently composed of Ms. Legg and Messrs. Bohart, Rogers and Schneider, and Ms. Legg is the Chair. Mr. Gladman served as a member of the Compensation Committee until April 28, 2016. On April 28, 2016, Mr. Schneider was appointed as a member of the Compensation Committee. On July 21, 2016, Mr. Bohart was appointed as a member of the Compensation Committee. Our Board has determined that Ms. Legg and Mr. Rogers are independent under the NYSE Rules. At such time as our Parent ceases to own more than 50% of our outstanding Ordinary Shares, the Compensation Committee must consist solely of independent directors by the one-year anniversary of the status change and a majority of independent directors within 90 days of the status change. See Corporate Governance—

Director Independence for a discussion relating to our status as a controlled company for purposes of the NYSE Rules.
The Compensation Committee has a charter that sets forth the Compensation Committee’s purpose and responsibilities, which include annually reviewing and approving the compensation of our executive officers and reviewing and making recommendations with respect to our equity incentive plans. Until such time as our Parent ceases to own more than 50% of our outstanding Ordinary Shares, (i) the charter of the Compensation Committee may not be amended without the consent of our Parent and (ii) the policies adopted by the Compensation Committee must be consistent with the policies of our Parent.
The Compensation Committee’s processes and procedures for the consideration and determination of executive compensation as well as disclosure regarding the role of the Company’s compensation consultants are set forth below in “Compensation Discussion and Analysis.”
A copy of the Compensation Committee’s written charter is publicly available on our website at www.omam.com.
Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.
Directors’ Remuneration Reports
Under Section 385 of the Act, we are required to produce a directors’ remuneration report for each fiscal year. Directors’ remuneration reports must include (i) a directors’ remuneration policy, which is subject to a binding shareholder vote at least once every three years, and (ii) an annual report on remuneration in the financial year being reported on, and on how the current policy will be implemented in the next financial year, which is subject to an annual advisory shareholder vote. The Act requires that remuneration payments to executive directors of the Company and payments to them for loss of office must be consistent with the approved directors’ remuneration policy or, if not, must be specifically approved by the shareholders at a general meeting.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee met three times during fiscal year 2016. The Nominating and Corporate Governance Committee is currently composed of Messrs. Ritchie, Rogers and Schneider, and Mr. Rogers is the Chair. Our Board has determined that Messrs. Ritchie and Rogers are independent under the NYSE Rules. At such time as our Parent ceases to own more than 50% of our outstanding Ordinary Shares, the Nominating and Corporate Governance Committee must consist solely of independent directors by the one-year anniversary of the status change and a majority of independent directors by 90 days following the status change. See Corporate Governance—Director Independence for a discussion relating to our status as a controlled company for purposes of the NYSE Rules. The Nominating and Corporate Governance Committee has a charter that sets forth the Committee’s purpose and responsibilities, which include reviewing and recommending nominees for election as directors, assessing the performance of our directors, reviewing Corporate Governance Guidelines for our Company and reviewing and recommending for approval to the non-interested directors of the Board, the directors’ remuneration on a biennial basis. Until such time as our Parent ceases to own more than 50% of the Ordinary Shares, the charter of the Nominating and Corporate Governance Committee may not be amended without the consent of our Parent.
Under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider candidates recommended by shareholders as well as from other sources, such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s integrity, personal and professional reputation, experience and expertise, business judgment, ability to devote time, possible conflicts of interest, concern for the long-term interests of the shareholders, independence, range of backgrounds and experience and the extent to which the candidate would fill a present need on the Board. In general, persons recommended by shareholders will be considered on the same basis as candidates from other sources. If a shareholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our Articles and in “Shareholder Proposals and Nominations For Director” at the end of this proxy statement.
Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to diversity, the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences as well as gender, ethnic and other forms of diversity when selecting potential nominees for membership on the Board.
A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on the Company’s website at www.omam.com.
Executive Sessions of Non-Employee Directors
In accordance with the NYSE Rules and our Corporate Governance Guidelines, our Non-Employee Directors meet in regularly scheduled executive sessions without management present. The Chair of these executive sessions is an informal position and no one director has been chosen to preside as Chair over all of these executive sessions. Each session is presided over by one of the directors as the participants of the particular executive session so determine.
Board Leadership Structure and Role in Risk Oversight
Mr. Bain serves as our President and Chief Executive Officer and Mr. Ritchie currently serves as the Chairman of our Board. The Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer; provided, however, it is the Board’s practice to separate such offices absent extreme and unforeseen circumstances. The Board believes that this issue is part of the succession planning process and that it is in the best interest of our Company for the Board to make a particular determination from time to time given the circumstances.
The Board oversees the business and affairs of our Company including all aspects of risk, which includes risk assessment, risk appetite and risk management, focusing on, among other things, major strategic risks (e.g. acquisitions and dispositions, Affiliate investment performance, global distribution and Affiliate relationships). In executing its risk oversight function, the Board has delegated to the Audit Committee the direct oversight over risk functions. However, the Audit Committee is not responsible for day to day management of risk. The Audit Committee reviews and subsequently reports to the Board any issues which arise with respect to the performance of our risk function including operational risks and risks relating to the quality or integrity of our financial statements. The Audit Committee also, at least annually, reviews our policies with respect to risk assessment, risk appetite and risk management and recommends the risk appetite contained in the business plan to the Board for approval.
Website Availability of our Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is publicly available on the Company’s website at www.omam.com.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during fiscal year 2016 are set forth above under “—Compensation Committee.” No member of the Compensation Committee was, during fiscal year 2016, or previously, an officer or employee of OMAM. No executive officer of the Company serves on the compensation committee or board of directors of another company that has an executive officer that serves on our Compensation Committee or Board.

Shareholder and Other Interested Party Communications to the Board
Generally, shareholders and other interested parties who have questions or concerns should contact our Investor Relations department at (617) 369-7300. However, any shareholders or other interested parties who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions in writing to the Board of OMAM at Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London, England EC4V 4GG. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Shareholders and other interested parties may communicate directly with the Company’s Non-Employee Directors by sending a letter addressed to the attention of the NEDs of OMAM, Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London, England EC4V 4GG.
Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.
In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any non-employee director upon request.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2017. The Board proposes that the shareholders ratify this appointment. KPMG audited our financial statements for the fiscal year ended December 31, 2016. We expect that representatives of KPMG will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
In deciding to appoint KPMG, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG and concluded that KPMG has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2017.
The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2016, and December 31, 2015, and fees billed for other services rendered by KPMG during those periods.

Type of Fee	2016	2015
Audit fees(1)	$2,898,450	$2,474,000
Audit related fees(2)	485,900	272,500
Tax fees(3)	35,000	70,900
All other fees	—	—
Total	$3,419,350	$2,817,400

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.

(2)	Audit related fees consisted principally of audits of employee benefit plans, and special procedures related to regulatory filings.

(3)	Tax fees consisted principally of assistance with matters related to domestic and international tax compliance and reporting.
Audit Committee Pre-Approval Policies and Procedures
Subject to any necessary approvals required from our shareholders pursuant to the Act, the Audit Committee has the sole authority to approve the scope, fees and terms of all audit engagements, as well as all permissible non-audit engagements of the independent registered public accounting firm (together with the U.K. statutory auditor, the “External Auditor”). Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the External Auditor. The Audit Committee pre-approves all audit and permissible non-audit services to be performed for us by the External Auditor. These services may include audit services, audit-related services, tax services and other services. On an annual basis, the Audit Committee considers whether the provision of non-audit services by our External Auditor, on an overall basis, is compatible with maintaining the External Auditor’s independence from management.
In addition to the pre-approval procedures described immediately above, the Audit Committee has adopted a written Pre-Approval Policy for Non-Audit Services Provided by External Accounting Firms (the “Non-Audit Services Policy”). Under the Non-Audit Services Policy, the Audit Committee must pre-approve the provision of non-audit services to be performed for us by any external accounting firm, subject to a de minimis threshold. Requests for non-audit services to be performed for us by an external accounting firm are submitted to the Chair of the Audit Committee via written request. The Chair of the Audit Committee reviews the request with the other members of the Audit Committee and the Audit Committee determines whether to approve the request. The Non-Audit Services Policy sets forth certain non-audit services prohibited to be performed by external accounting firms.
In the event the shareholders do not ratify the appointment of KPMG as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.
The affirmative vote of a majority of the Ordinary Shares cast at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 3—APPOINTMENT OF KPMG AS THE COMPANY’S U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006 (TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AT WHICH ACCOUNTS ARE LAID BEFORE THE SHAREHOLDERS).

Under section 489 of the Act, for each financial year for which U.K. statutory auditors are to be appointed, the U.K. statutory auditors must be appointed before the end of the general meeting at which the annual report and accounts are presented to shareholders. If this proposal does not receive the affirmative vote of the holders of a majority of the Ordinary Shares entitled to vote and present in person or represented by proxy at the Annual Meeting, the Board may appoint an auditor to fill the vacancy.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF KPMG AS OUR U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006 (TO HOLD OFFICE UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING AT WHICH ACCOUNTS ARE LAID BEFORE THE SHAREHOLDERS), AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 4—AUTHORIZATION OF THE BOARD TO DETERMINE THE COMPANY’S U.K. STATUTORY AUDITOR’S REMUNERATION
Under section 492 of the Act, the remuneration of a U.K. statutory auditor appointed by the shareholders must be fixed by the shareholders by ordinary resolution or in such manner as the shareholders may by ordinary resolution determine. We are asking our shareholders to authorize, by way of ordinary resolution, our Board to determine KPMG’s remuneration as our U.K. statutory auditor.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD TO DETERMINE OUR U.K. STATUTORY AUDITOR’S REMUNERATION AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

REPORT OF AUDIT COMMITTEE
The Audit Committee currently consists of Ms. Legg and Messrs. Chersi and Rogers and Mr. Chersi is the Chair. Until March 1, 2016, Mr. Ritchie served on the Audit Committee, as Chair. Mr. Chersi was appointed as a member and Chair of the Audit Committee effective March 1, 2016. The Board has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the NYSE Rules and is “financially literate” as such term is defined in the NYSE Rules. The Board has determined that Mr. Chersi is an “audit committee financial expert” within the meaning of SEC regulations and the NYSE Rules. The Audit Committee held 16 meetings during the fiscal year ended December 31, 2016.
The Audit Committee assists the Board in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC and/or Companies House, recommends to the Board the appointment of OMAM’s independent auditors and evaluates their independence, reviews OMAM’s financial reporting procedures and controls, and oversees OMAM’s internal audit, risk and compliance functions. The Audit Committee’s role and responsibilities are set forth in the Audit Committee Charter adopted by the Board, which is available on OMAM’s website at www.omam.com. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing OMAM’s overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG. In fulfilling its responsibilities for the financial statements for fiscal year 2016, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management and KPMG, our independent registered public accounting firm;

•	Discussed with KPMG the matters required to be discussed in accordance with Auditing Standard No. 16—Communications with Audit Committees;

•
Received written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG communications with the Audit Committee and the Audit Committee further discussed with KPMG its independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and the audit process that the Audit Committee determined appropriate;

•	Discussed with KPMG, as OMAM’s U.K. statutory auditor, the conformity of OMAM’s financial statements with the requirements of the U.K. Companies Act 2006;

•	Discussed with KPMG, as OMAM’s U.K. statutory auditor, the matters that are required to be discussed under the U.K. Companies Act 2006; and

•	Discussed with KPMG the independence of KPMG from OMAM and its management and concluded that KPMG is independent.
OMAM’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of financial statements in accordance with generally accepted accounting principles and for the establishment and effectiveness of OMAM’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. OMAM’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of OMAM’s internal control over financial reporting and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of OMAM in conformity with generally accepted accounting principles in the United States. The Audit Committee monitors and reviews these processes. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and OMAM’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s review and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG is in fact “independent.”
The Audit Committee evaluates the independent auditor’s qualifications, performance and independence, including the performance of the independent auditor’s lead partner, taking into consideration the opinions of management and the Company’s internal auditors. The Audit Committee ensures the rotation of the lead partner and the audit partner responsible for reviewing the audit to the extent required by law, and considers whether regular rotation of the audit firm is necessary or appropriate to ensure continuing auditor independence. The Audit Committee reports on its evaluation and conclusions, and any actions taken pursuant thereto, to the Board. Based on this evaluation, the Audit Committee decided to retain KPMG to serve as independent auditors for the year ending December 31, 2017. Under the Audit Committee Charter, subject to any necessary approvals required from the Company’s shareholders pursuant to the Act, the Audit Committee has the authority to appoint the independent auditor.
Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Members of the OMAM Audit Committee Robert J. Chersi (Chair) Kyle Prechtl Legg John D. Rogers

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement and incorporated into OMAM’s Annual Report on Form 10-K.

Members of the OMAM Compensation Committee Kyle Prechtl Legg (Chair) Stuart H. Bohart John D. Rogers Donald J. Schneider

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
We welcome the opportunity to provide information on the material components of our compensation programs. OMAM is subject to disclosure requirements in the U.S. and U.K., and as a result the disclosure is provided in two parts. The information contained in Part I constitutes the Compensation Discussion and Analysis (“CD&A”), as required by the SEC, and provides information on our named executive officers (“NEOs”) who are employed by OMAM Inc. Part II is set out in Appendix A and contains the OM Asset Management plc Remuneration Policy and Report as required in the U.K. by the Enterprise and Regulatory Reform Act of 2013 and The Large and Medium-Sized Companies and Groups (Accounts and Reports) (amendment) Regulations 2013, and provides information on both the executive and non-employee directors of OMAM.
The following discussion and analysis of compensation arrangements of our NEOs for 2016 should be read together with the compensation tables and related disclosures set forth below.
This CD&A focuses on our NEOs for 2016 who are our Chief Executive Officer, Chief Financial Officer, and remaining three executive officers:

•	Peter L. Bain, President and Chief Executive Officer

•	Stephen H. Belgrad, Executive Vice President and Chief Financial Officer

•	Linda T. Gibson, Executive Vice President and Head of Global Distribution

•	Aidan J. Riordan, Executive Vice President and Head of Affiliate Management

•	Christopher Hadley, Executive Vice President and Chief Talent Officer
Our CD&A is presented in the following sections:

•	2016 Incentive Determination - Executive Summary provides a summary of our financial and strategic performance for 2016 and incentive decisions based on that performance

•	Our Executive Compensation Practices and Policies provides a summary of our Executive Compensation program along with subsections containing information on:

•	2016 Annual Incentive Determination

•	Our Comparator Group

•	The Compensation Committee

•	Our Compensation Consultant

•	Risk Considerations in our Compensation Programs

•	Elements of Compensation including:

◦	Base Salary

◦	Annual Incentive Compensation

◦	Benefits

•	Tax Deductibility of Compensation

•	Compensation Tables provide information on current employment agreements

2016 Incentive Determination - Executive Summary
The determination of incentive pool funding and individual incentive awards is ultimately discretionary, which allows the Compensation Committee to take into account market factors that impact OMAM performance but are outside of management’s control, use judgment to assess both absolute and relative performance as well to consider non-financial strategic accomplishments. The Compensation Committee determines the incentive compensation funding for the NEO pool based on the assessment of financial and strategic performance, the NEOs prior-year total compensation relative to changes in overall performance, comparator peer data and competitive market trends. Our Compensation Consultant, Frederick W. Cook & Co., Inc. (“FW Cook”), assisted the Committee with the development of a framework that is used to assess our financial and strategic performance. This framework considers OMAM’s overall financial performance against business plan and compared to prior-year results, with a focus on economic net income (“ENI”) growth, ENI revenue growth, the revenue impact of net flows and earnings per share growth. Strategic performance is assessed relative to managing and partnering with our Affiliates, acquiring new Affiliates, global distribution, managing a public company and managing risks.
Financial performance highlights for 2016 include:

•	Pre-tax ENI of $190.7 million down (6.3)% from pre-tax ENI of $203.5 million in 2015 (excluding the 2015 non-recurring performance fee)

•	ENI revenue of $678.5 million, up 2.2% from 2015 ENI revenue of $663.9 million

•	Annualized revenue impact of net flows of $11.0 million down (41.8)% from 2015 annualized revenue impact of net flows of $18.9 million

•
ENI diluted earnings per share of $1.21 down (2.4)% from 2015 ENI diluted earnings per share of $1.24 (excluding the 2015 non-recurring performance fee), primarily driven by a decrease in operating earnings

Strategic highlights include:

•	The acquisition and integration of Landmark Partners, LLC (‘Landmark Partners”)

•	Placement of $400 million of debt securities

•	Launch of share repurchase program

•	A successful secondary offering by our Parent of 14,950,000 ordinary shares

•	Solid progress on collaborative organic growth initiatives with the Affiliates
After review and discussion of the above factors, excluding the newly acquired Affiliate, Landmark Partners, the Compensation Committee concluded the incentive pool for the NEOs should be reduced 13% from the prior year incentive pool. The Committee considered both financial and strategic outcomes, including the year-over-year decreases in financial metrics, as described above, and the degree of attainment of financial and strategic objectives against expectations. More information on the factors that the Committee considers is provided in the 2016 Incentive Determination section below.

The following table shows the NEOs’ base salaries and incentive compensation for 2016 that was awarded and approved by the Compensation Committee, with performance-vested equity awards shown at target. The Compensation Committee establishes and awards incentive compensation for the year after it is complete in order to reflect the full year’s performance in its incentive decisions. Thus, this table differs from the Summary Compensation Table as it reflects equity awards that were awarded in February 2017 for performance in 2016. By comparison, the Summary Compensation Table reflects equity awards granted in the 2016 calendar year for performance in 2015.

	Peter L. Bain	Stephen H. Belgrad	Linda T. Gibson	Aidan J. Riordan	Christopher Hadley
Base salary	$650,000	$300,000	$375,000	$300,000	$250,000
Incentive Awards:
Cash Incentive	3,360,000	1,042,500	1,005,000	810,000	413,400
Time-Vested Equity	2,060,000	515,000	490,000	360,000	117,067
Performance-Vested Equity	1,030,000	257,500	245,000	180,000	58,533
Total incentive Awards	6,450,000	1,815,000	1,740,000	1,350,000	589,000
2016 Total Compensation	$7,100,000	$2,115,000	$2,115,000	$1,650,000	$839,000
2015 Total Compensation	$8,150,000	$2,200,000	$2,550,000	$1,800,000	$870,000
2016 Variance to 2015	(13)%	(4)%	(17)%	(8)%	(4)%
Our Executive Compensation Practices and Policies
A compensation program based on clear and consistent objectives, supported by a focused system of talent development and management, is a critical element of our business strategy. Our compensation program is designed to enable us to attract, retain, and incent the highest caliber talent across our business in order to maintain and strengthen our position in the asset management industry. With respect to our NEOs, our compensation program is intended to provide a total rewards program that is competitive with our peers, supports our values, rewards individual efforts, and correlates with our financial success as a company.
Our compensation program is designed to contribute to our ability to:

•	support our business drivers, company vision, and strategy

•	support and enhance our broader talent management practices and the achievement of our desired culture and behavior

•	use performance-related incentives linked to success to deliver our business strategy and create alignment with shareholder interests

•	pay employees at levels that are both competitive and sustainable, and

•	manage risk
We aim to achieve these goals through a compensation structure that includes a moderate level of fixed compensation and a larger portion of incentive compensation consisting of a combination of cash and equity awards. Incentive compensation determinations, while ultimately discretionary, are based on the Compensation Committee’s year-end assessment of financial goals and strategic objectives as agreed with management and the Committee for determining incentive pool funding and allocating individual awards for the year to each of our NEOs. In addition to the achievement of agreed upon goals and objectives, the Committee’s assessment considers our performance relative to peers and economic and market conditions for the year, as well as compared to the prior year. Total incentive compensation covering all employees, including our NEOs, is also subject to an overall incentive pool established by the Committee based on Company profitability.
2016 Annual Compensation Determination
Base salary for our NEOs range from 9%-30% of total compensation. Incentive compensation awards, once determined, are formulaically allocated between current cash payments and deferred equity grants. The equity component consists of both performance and time-vested equity awards with the percentage of equity ranging from 30% to 48% of the total 2016 incentive award. Details of the split between fixed and incentive compensation for 2016 for each of the NEOs is provided in the following table:

Named Executive Officer	Title	Base Salary as % of Total Compensation	Incentive Compensation as a % of Total Compensation
Peter L. Bain	President and Chief Executive Officer	9%	91%
Stephen H. Belgrad	Executive Vice President, Chief Financial Officer	14%	86%
Linda T. Gibson	Executive Vice President, Head of Global Distribution	18%	82%
Aidan J. Riordan	Executive Vice President, Head of Affiliate Management	18%	82%
Christopher Hadley	Executive Vice President, Chief Talent Officer	30%	70%

The charts below illustrate the percent of 2016 total direct compensation for our Chief Executive Officer and other NEOs that each compensation element represented. The charts reflect incentives awarded for the 2016 performance year, including performance and time-vested equity grants made in February 2017. As the equity grants for 2016 were made in 2017, they will be reflected in the compensation tables in our proxy statement for our 2018 Annual General Meeting Shareholders and are not in the tables following this narrative.
*Denotes variable, at risk compensation
We believe that our cash and equity incentives align the interests of our NEOs with our shareholders and promote long-term value creation. In addition, the equity component retains executives through multi-year vesting of grants. We focus our incentive programs on rewarding performance that increases long-term shareholder value.
In determining the incentive compensation award for our President and Chief Executive Officer, the Compensation Committee worked in collaboration with our Parent, who had the final approval. Many factors were considered in determining the incentive compensation, including:

•	the Chief Executive Officer’s individual performance measured against his 2016 goals and objectives, which are described below

•
the overall Company performance, which includes financial outcomes (for 2016 this excludes our newly acquired affiliate Landmark Partners), management of the Affiliates, the acquisition pipeline, global distribution, risk management and management of a public company

•	leadership behaviors

•	competitive market data of our comparator group and actual prior-year compensation
Incentive compensation recommendations for the other NEOs were made to the Compensation Committee by our President and Chief Executive Officer. Our President and Chief Executive Officer presented the Compensation

Committee with his assessment of individual performance against 2016 goals and objectives for each NEO, which are described below. Generally, the same criteria noted above were used for recommending incentive awards for the other NEOs, as appropriate for each position.
The Compensation Committee met in executive session to assess the recommendations made for each NEO. After considerable discussion, the Compensation Committee agreed on final incentive awards for the NEOs.
While the factors above were used in making the initial recommendation and then used by the Compensation Committee as a basis for approving the incentive recommendations, the incentive awards were not based on any specific targets or formulas. Ultimately, incentive awards for all NEOs were recommended and approved entirely on a discretionary basis. This approach allows the Compensation Committee to make decisions without being constrained by any particular formula.
All executive officers, including our NEOs, have individual goals and objectives established at the beginning of the year. The goal-setting process involves the CEO setting goals and objectives for the overall business and those goals and objectives then being applied to each NEO as applicable to his or her individual duties and responsibilities. The objectives completed for 2016 for each of our NEOs included the following:

•
Mr. Bain, President and Chief Executive Officer: Actively led our public company on all aspects of strategy and execution in partnership with our Parent and our Board; pursued and completed an acquisition of Landmark Partners; partnered with the Affiliates on identified strategic initiatives, including the enhancement of business and growth prospects and responsible business initiatives; supported OMAM’s Global Distribution initiative; and ensured a robust enterprise risk management function.

•
Mr. Belgrad, Chief Financial Officer: Managed a successful bond offering, a successful secondary offering of OMAM shares held by Old Mutual plc, and instituted a stock buyback program; received investment grade ratings from rating agencies; managed the Investor Relations function including engaging with current and potential shareholders as well as analysts; managed public company reporting including accelerated announcement of results; participated in structuring, due diligence, negotiating and integrating the Landmark investment; managed the tax function (to meet requirements of new U.K. legislation); led the legal function through the transition to co-General Counsels; and oversaw IT/Operations.

•
Ms. Gibson, Head of Global Distribution: Partnered with Affiliates on Global Distribution efforts; achieved financial profitability of the Global Distribution initiative; opened OMAM International Hong Kong office; broadened and deepened relationships in expanding coverage areas; worked with Affiliates on incorporation of ESG into their businesses, as appropriate; and continued to review, refine and enhance the Global Distribution model.

•
Mr. Riordan, Head of Affiliate Management: Through the management of three integrated functions within Affiliate Management (Portfolio Management, Research, and Corporate Development), continued to partner with Affiliates on key projects to enhance growth prospects and refined analytical tools to manage Affiliate partnership economics and alignment; continued to broaden the scope and depth of internal research capabilities; executed on the first strategic acquisition of Landmark; and managed the integration of Landmark Partners.

•
Mr. Hadley, Chief Talent Officer: Continued to enhance culture and talent programs both at OMAM and the Affiliates; developed and implemented a Leadership Development Program which included 360° assessment and peer coaching and Executive Officer leadership competency discussions; partnered with Affiliate management in the review and ongoing maintenance of talent risk at the Affiliates; continued to focus on succession planning at the Affiliates; and managed compensation programs both at the Affiliate level as well at OMAM, which includes both U.S. and U.K. public company requirements.

After the Compensation Committee considered our financial and strategic performance, competitive market data, actual prior year compensation and the demonstration of leadership values, the Compensation Committee determined the incentive pool for the NEOs should be reduced 13% from the prior year incentive pool. For 2016, the financial performance was considered excluding our newly acquired Affiliate, Landmark Partners.
Comparator Group
We believe that ensuring that our compensation levels are competitive with the market for high-caliber talent in our industry is an important attraction and retention tool. The compensation levels of companies in our peer group are an input in assessing both our total compensation levels and the form and mix of cash and equity incentives awarded to the NEOs. We use our comparator group as a reference and guide in making total direct compensation decisions. In selecting the companies in our comparator group we consider the following factors: business structure (i.e. multi-boutique model), AUM, revenue, and public company status. The comparator group is evaluated on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared to peer companies, which includes both publicly traded and privately held asset management companies.
The comparator group included the following 17 companies:

Affiliated Managers Group, Inc.	Loomis, Sayles & Company, L.P.
American Century Investments	MFS Investment Management
Artisan Partners Limited Partnership	Neuberger Berman Group
Babson Capital Management LLC	New York Life Investment Management LLC
Eaton Vance Management	Nuveen Investments Inc.
Janus Capital Group	OppenheimerFunds
Jennison Associates, LLC	Principal Global Investors
Lazard Asset Management LLC	Putnam Investments
Legg Mason & Co., LLC
The Compensation Committee
Our Compensation Committee, which is comprised of four Directors, is responsible for overseeing our general compensation policies and equity plans and making compensation decisions for the NEOs other than the President and CEO. For the compensation of our President and CEO, the Compensation Committee is responsible for making a compensation recommendation to our Parent for review and approval. Other members of the Board regularly attend and participate in Compensation Committee meetings and members of the Compensation Committee meet frequently in executive session without management present.
In making compensation decisions and recommendations, the Compensation Committee considers the Company’s financial performance compared to plan targets and the prior year, achievement of strategic objectives, the success of long-term initiatives over a multi-year period, and financial results against industry peers. Our Parent retains a role in reviewing and approving our compensation levels and programs; however, this role will terminate if our Parent ceases to own a majority of the outstanding Ordinary Shares.

Compensation Consultant
FW Cook serves as the independent compensation consultant to the Compensation Committee. FW Cook advises the Compensation Committee on a number of compensation matters including market data and analysis, comparator group review, and governance. FW Cook also provides design expertise in reviewing compensation and incentive programs for our NEOs. A representative from FW Cook attends all formal Compensation Committee meetings, including executive sessions, as well as informal meetings, and communicates with the Chair between meetings to prepare for Compensation Committee meetings. The Compensation Committee assesses the independence of FW Cook annually and has concluded that its work does not raise any conflicts of interest.
The comparator group compensation data provided to the Committee is prepared using survey and proxy data from McLagan. In addition, reports developed by McLagan may be shared with the Committee. McLagan is retained by OMAM Inc. and does not act as a compensation consultant to provide advice to the Compensation Committee.
Risk Considerations in our Compensation Programs
Our compensation structure is designed with the goal of mitigating risk and protecting shareholder returns without diminishing the effectiveness of the incentives or the need to reward employees. The Compensation Committee does not believe that our compensation programs promote excessive risk taking. While the incentive programs are discretionary, the Compensation Committee considers a number of factors in making compensation decisions. In reviewing the Company’s financial and strategic performance, the Compensation Committee places emphasis on longer-term success, particularly as it relates to collaborative investments in Affiliate growth. In addition, the Committee considers the impact of the Company’s compensation practices on the Company’s broad enterprise risk management program. The compensation programs, including the equity plans, at OMAM and the Affiliates are included in this risk management program.
We seek to keep our compensation programs simple and straight-forward and tie the vesting of the performance-vested equity to our total shareholder return relative to that of a defined peer group over a three-year performance period. To combat the risk that our compensation program might not be competitive, we annually benchmark to the external market for our industry. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose on our NEOs ongoing restrictions on the disposition of their Ordinary Shares granted through equity awards. We believe that both the structure and levels of compensation we provide have aided us in attracting and motivating key personnel.
Malus/Clawback Provision
For the Chief Executive Officer, all cash incentive awards up to three years after payment and vested equity awards up to two years post-vesting contain a clawback provision. In addition, any cash awards prior to payment and unvested equity are subject to a malus provision. These provisions give the Compensation Committee the power to reduce awards if the results on which they were based were misleading or materially incorrect or were subsequently found to have relied on poor risk management or material misrepresentation of performance. A broader clawback policy for the other NEOs is under development.
Elements of Compensation
The specific elements of our compensation program include (i) base salary; (ii) annual incentive compensation; which includes cash and performance and time-vested equity awards; and (iii) participation in certain Company-wide employee benefit programs, including participation in a Profit Sharing and 401(k) Plan as well as health and welfare benefits.

Base Salary
Base salaries are intended to provide our NEOs with a degree of financial certainty and stability. They are also designed to attract and retain talented executives, and therefore take into account peer group comparisons to ensure competitiveness. Base salaries are reviewed on an annual basis and increases are considered only if salaries are found to be low relative to the median for our peer group. The median of the peer group is used as a reference by both our Compensation Committee and our Parent along with other factors such as experience, performance and scope of the role.
Annual Incentive Compensation
The determination of incentive pool funding and individual incentive awards is ultimately discretionary, which allows the Compensation Committee to use its judgment to assess both absolute and relative performance and consider non-financial strategic accomplishments that are “leading indicators” of the creation of long-term shareholder value and take into account market factors that impact Company performance but are outside of management’s control. The Compensation Committee determines incentive compensation for the NEOs based on its assessment of our financial and strategic performance, the NEOs’ prior-year total compensation relative to changes in our overall performance, comparator peer group data and competitive market trends.
FW Cook assisted the Compensation Committee with the development of a framework that is used to assess our financial and strategic performance. This framework considers our overall financial performance against our business plan and compared to prior-year results, with a focus on ENI growth, ENI revenue growth, the revenue impact of net flows and earnings per share growth. Strategic performance is assessed relative to objectives for managing and partnering with the Affiliates, acquiring new Affiliates, global distribution, managing a public company and managing risk. Incentive awards are distributed in a combination of cash and equity compensation which is both time-vested and performance-vested.
Cash Awards
As indicated above, the incentive awards for the NEOs are comprised of cash and equity. The amount of each is based on the overall amount of the award with the cash component ranging from 50% to 70% of the total incentive award. Larger incentive awards have a lower portion of cash.
Equity Awards
Equity ownership encourages employees to act in the long-term interests of the Company. The split between cash and equity is formulaically determined based upon the total amount of the incentive award. The percentage of the total incentive award that is paid in equity increases as the aggregate amount of the incentive award increases. As such, our equity ownership plan is intended to effectively align interests between employees and shareholders. The equity component is then split into two types of equity awards: time-vested and performance-vested.
Time-vested
The time-vested equity equals two-thirds of the total equity award and vests ratably over three years.

Performance-vested
The performance-vested equity accounts for the remaining one-third of the total equity award and vests at the end of three years subject to our relative total shareholder return (“TSR”) performance against a defined peer group of 12 public companies that includes:

Affiliated Managers Group, Inc.	Franklin Resources, Inc.
Alliance Bernstein Holding L.P.	Janus Capital Group Inc.
Artisan Partners Asset Management Inc.	Invesco Ltd.
Cohen & Steers, Inc.	Legg Mason, Inc.
Eaton Vance Corp.	T. Rowe Price Group, Inc.
Federated Investors, Inc.	Virtus Investment Partners, Inc.
Our relative TSR performance peer group consists of public asset management companies and also includes the four public companies in our comparator group. The Compensation Committee made changes to the terms of the awards beginning with those granted in 2016. The changes include reducing the maximum award from 200% to 150% of target, capping the award at 100% of target in the event of a negative TSR over the three-year performance period regardless of relative performance and changing the performance period to be three years from the grant date versus three calendar years. All of the changes were intended to reduce the fair value of performance-vested RSUs to be approximately equal to the price of Ordinary Shares on the date of grant rather than a premium value.
The payout of the performance shares is determined based upon our performance within a range of plus or minus 25% of the peer median as follows (with interpolation):

OMAM TSR vs. Median	Payout as a % of Target
> median + 25%	150%
For every full 1% above median up to 25%	+2%
Equal to median	100%
For every 1% below median up to -25%	-2%
Below median by -25%	50%
<-25%	0%
Equity Ownership Guidelines
For 2016, the shareholding requirement of the President and CEO and the other NEOs is 300% of base salary and 100% of base salary, respectively. Unvested awards are excluded for purposes of this calculation. NEOs may sell up to 50% of vested shares until they hold the requisite number of shares. There is no requirement for NEOs to hold shares once employment has ceased. As of the end of 2016, Peter L. Bain, Stephen H. Belgrad, Linda T. Gibson and Aidan J. Riordan have met the holding requirement. Christopher Hadley has 5 years (from 2014) to attain the holding requirement.
Anti-hedging and Anti-pledging
Our policies prohibit NEOs and Non-Employee Directors (”NEDs”) from hedging or pledging of our ordinary shares.

Benefits
We believe that providing a competitive retirement benefit for all employees is an important tool for attracting and retaining high-caliber talent throughout our organization. We provide a Profit Sharing and 401(k) Plan for all employees and generally contribute a percentage of compensation to this plan, subject to regulatory limits. In addition, we maintain two non-qualified deferred compensation plans for select employees, including our NEOs, to provide additional retirement plan flexibility to notionally invest such deferred amounts into a number of investment options. The Voluntary Deferral Plan allows eligible employees to defer a portion of their compensation on a tax-deferred basis and does not include any employer contributions. The Deferred Compensation Plan allows the company to make contributions to eligible employee’s accounts. The Deferred Compensation Plan employer contribution is declared as a percentage of compensation and the maximum contribution between the qualified Profit Sharing and 401(k) Plan and the Deferred Compensation Plan is $50,000 per person annually.
We also provide other benefits such as medical, dental, life, and disability insurance to all eligible employees, including the NEOs. The NEOs are also eligible for some perquisites including executive parking and limited spousal travel, however, these perquisites represent a de minimis portion of total compensation.
Tax Deductibility of Compensation
When the Compensation Committee reviews compensation matters, it considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to our NEOs, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”), generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its NEOs (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. We are under the transition period provided under the Internal Revenue Service final regulations under Section 162(m) for newly public companies through 2017. Following the expiration of the transition period, we will generally endeavor to structure compensation to qualify as performance-based under Section 162(m), where it is reasonable to do so while meeting our compensation objectives. However, our Compensation Committee may approve compensation arrangements, or changes to plans, programs or awards, that may cause the compensation or awards to our NEOs to exceed the limitation under Section 162(m) if it determines that such action is in our best interests and will promote our varying corporate goals.

Compensation Tables

2016 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total
Peter L. Bain	2016	$650,000	$3,615,001	$3,360,000	$64,136	$7,689,137
President & Chief Executive Officer and Director	2015	650,000	6,387,287	3,885,000	79,141	11,001,428
	2014	650,000	5,803,842	4,460,000	60,740	10,974,582

Stephen H. Belgrad	2016	$300,000	$815,008	$1,042,500	$50,000	$2,207,508
Executive Vice President, Chief Financial Officer	2015	300,000	2,679,321	1,085,000	50,000	4,114,321
	2014	300,000	1,362,750	1,185,000	50,000	2,897,750

Linda T. Gibson	2016	$375,000	$952,516	$1,005,000	$50,000	$2,382,516
Executive Vice President, Head of Global Distribution	2015	375,000	2,976,510	1,222,500	67,621	4,641,631
	2014	375,000	1,737,750	1,447,500	61,031	3,621,281

Aidan J. Riordan	2016	$300,000	$615,013	$810,000	$50,000	$1,775,013
Executive Vice President, Head of Affiliate Management	2015	300,000	2,396,296	885,000	50,000	3,631,296
	2014	300,000	1,038,200	935,000	50,000	2,323,200

Christopher Hadley	2016	$250,000	$188,005	$413,400	$50,000	$901,405
Executive Vice President, Chief Talent Officer	2015	250,000	1,458,974	432,000	50,000	2,190,974
	2014	250,000	266,460	450,000	50,000	1,016,460

(1)	The amount in the Stock Awards column is the grant date fair value of stock awards determined pursuant to FASB ASC Topic 718, Compensation - Stock Compensation ("ASC 718").

(2)
All of the stock awards reported in the Stock Awards column were granted as restricted stock awards under the OM Asset Management plc Equity Incentive Plan. Grants were made on February 10, 2016 with respect to awards earned pursuant to our Annual Incentive Plan for the 2015 performance year. The following table details the awards made with respect to each award type.

	Annual Incentive Plan Grant - Time Vested (A)	Annual Incentive Plan Grant at Target - Performance Vested (B)	Total
Peter L. Bain	$2,410,001	$1,205,000	$3,615,001
Stephen H. Belgrad	$543,335	$271,673	$815,008
Linda T. Gibson	$635,007	$317,509	$952,516
Aidan J. Riordan	$410,009	$205,004	$615,013
Christopher Hadley	$125,333	$62,672	$188,005

The 2015 grants included a one-time award of performance-vested RSUs. The following table details the awards made with respect to each award type.

	Annual Incentive Plan Grant - Time Vested (A)	Annual Incentive Plan Grant at Target - Performance Vested (B)	One-Time Grant at Target - Performance-Vested (C)	Total
Peter L. Bain	$2,793,342	$1,950,604	$1,643,341	$6,387,287
Stephen H. Belgrad	$610,002	$425,977	$1,643,342	$2,679,321
Linda T. Gibson	$785,001	$548,167	$1,643,342	$2,976,510
Aidan J. Riordan	$443,350	$309,604	$1,643,342	$2,396,296
Christopher Hadley	$133,346	$93,128	$1,232,500	$1,458,974

(A)
The time-vested grants made as part of the Annual Incentive Plan vest ratably over three years, one-third on the first anniversary of the grant, one-third on the second anniversary of the grant and one-third on the third anniversary of the grant. Dividends are payable during the restricted period.

(B)
& (C) Performance-vested shares made as part of the Annual Incentive Plan and, for 2015, a one-time grant, vest at the end of three years subject to relative total shareholder return against a defined peer group. Dividend equivalents are paid at the end of vesting period on the earned shares. The one-time grant is non-recurring.

See Note 2 “Significant Accounting Policies – Share Based Compensation Plans” and Note 18 “Equity-based Compensation” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the valuation methodology. To see the value actually received by the NEOs in 2016 upon vesting of stock, refer to the 2016 Option Exercises and Stock Vested table. Additional information on all outstanding stock awards is reflected in the 2016 Outstanding Equity Awards table.
Stock awards attributable to the Annual Incentive Plan for 2016, as described in the “Compensation Discussion and Analysis,” will be granted in 2017 and reported in the 2017 Summary Compensation Table.

(2)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the cash portion of the amounts earned by the NEOs under the Company’s Annual Incentive Plan in 2016 and paid to employees on February 15, 2017.

(3)
The amounts reported in the “Total All Other Compensation” column reflect, for each NEO, the sum of (i) contributions by the Company under its Profit Sharing & 401(k) Plan and its non-qualified deferred compensation plan and (ii) the value of perquisites including parking, club membership, and supplemental long-term disability.

2016 All Other Compensation Detail
The following table outlines those perquisites and other personal benefits and additional all other compensation.

Name	Year	Total Perquisites	Defined Contribution Savings Plan Company Contributions	Total All Other Compensation
Peter L. Bain	2016 (1)	$14,136	$50,000	$64,136
	2015	29,141	50,000	79,141
	2014	10,740	50,000	60,740
Stephen H. Belgrad	2016	$—	$50,000	$50,000
	2015	—	50,000	50,000
	2014	—	50,000	50,000
Linda T. Gibson	2016	$—	$50,000	$50,000
	2015	17,621	50,000	67,621
	2014	11,031	50,000	61,031
	2016	$—	$50,000	$50,000
Aidan J. Riordan	2015	—	50,000	50,000
	2014	—	50,000	50,000
	2016	$—	50,000	$50,000
Christopher Hadley	2015	—	50,000	50,000
	2014	—	50,000	50,000

(1)	2016 perquisites for Mr. Bain include parking, club membership and supplemental long-term disability.

2016 Grants of Plan-Based Awards

Name	Grant Date	Approval or Action Date, if different		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold	Target	Maximum
Peter L.	2/10/2016	2/2/2016	(1)				221,304	$2,410,001
Bain	2/10/2016	2/2/2016	(2)	—	110,652	165,978		$1,208,320

Stephen H.	2/10/2016	2/2/2016	(1)				49,893	$543,335
Belgrad	2/10/2016	2/2/2016	(2)	—	24,947	37,421		$272,421

Linda T.	2/10/2016	2/2/2016	(1)				58,311	$635,007
Gibson	2/10/2016	2/2/2016	(2)	—	29,156	43,734		$318,384

Aidan J.	2/10/2016	2/2/2016	(1)				37,650	$410,009
Riordan	2/10/2016	2/2/2016	(2)	—	18,825	28,238		$205,569

Christopher	2/10/2016	2/2/2016	(1)				11,509	$125,333
Hadley	2/10/2016	2/2/2016	(2)	—	5,755	8,633		$62,845

(1)
The amounts represent the time-vested awards of restricted shares under the OM Asset Management plc Equity Incentive Plan relating to performance in fiscal 2015. Market Value was determined by multiplying the number of shares by the grant date fair value based on ASC 718 which is $10.89, the closing price of OMAM shares on February 9, 2016 the day prior to the date of grant.

(2)
The amounts represent the number of performance-vested awards of restricted shares under the OM Asset Management plc Equity Incentive Plan relating to performance in fiscal 2015 at target and maximum. Grants vest between 0% to 150% of target at the end of three years subject to our relative total shareholder return performance against a defined peer group. Market Value was determined by multiplying the number of shares at the target level by the grant date fair value based on ASC 718 of $10.92. See Note 2, “Significant Accounting Policies - Share Based Compensation Plans” and Note 18, “Equity-based Compensation” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the valuation methodology.

2016 Outstanding Equity Awards at Fiscal Year-End

			Stock Awards		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (8)
Name	Grant Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (8)
Peter L. Bain	2/10/2016	(1)	221,304	$3,208,908
	2/10/2016	(2)			137,076	$1,987,602
	3/6/2015	(3)	105,508	$1,529,866
	3/6/2015	(4)			131,889	$1,912,391
	3/6/2015	(5)			111,114	$1,611,153
	4/8/2014	(6)	245,626	$3,561,577
	4/8/2014	(7)	36,140	$524,030
Stephen H. Belgrad	2/10/2016	(1)	49,893	$723,449
	2/10/2016	(2)			30,904	$448,108
	3/6/2015	(3)	23,040	$334,080
	3/6/2015	(4)			28,802	$417,629
	3/6/2015	(5)			111,114	$1,611,153
	4/8/2014	(6)	44,379	$643,496
	4/8/2014	(7)	12,917	$187,297
Linda T. Gibson	2/10/2016	(1)	58,311	$845,510
	2/10/2016	(2)			36,118	$523,711
	3/6/2015	(3)	29,650	$429,925
	3/6/2015	(4)			37,064	$537,428
	3/6/2015	(5)			111,114	$1,611,153
	4/8/2014	(6)	67,255	$975,198
	4/8/2014	(7)	12,917	$187,297
Aidan J. Riordan	2/10/2016	(1)	37,650	$545,925
	2/10/2016	(2)			23,320	$338,140
	3/6/2015	(3)	16,746	$242,817
	3/6/2015	(4)			20,934	$303,543
	3/6/2015	(5)			111,114	$1,611,153
	4/8/2014	(6)	32,941	$477,645
	4/8/2014	(7)	10,130	$146,885
Christopher Hadley	2/10/2016	(1)	11,509	$166,881
	2/10/2016	(2)			7,129	$103,371
	3/6/2015	(3)	5,036	$73,022
	3/6/2015	(4)			6,297	$91,307
	3/6/2015	(5)			83,335	$1,208,358
	4/8/2014	(6)	9,272	$134,444
	4/8/2014	(7)	2,327	$33,742

(1)
The grants of restricted shares of OMAM were made under the OM Asset Management plc Equity Incentive Plan on February 10, 2016. The shares of restricted stock vest one-third on each of February 10, 2017, February 10, 2018 and February 10, 2019.

(2)
The grants of performance-vested restricted shares of OMAM were made under the OM Asset Management plc Equity Incentive Plan on February 10, 2016. Subject to the performance conditions, the shares vest three years following the grant date between 0% and 150% of target. The shares reported reflect cumulative performance at December 31, 2016 of 123.88% of target.

(3)
The grants of restricted shares of OMAM were made under the OM Asset Management plc Equity Incentive Plan on March 6, 2015. The shares of restricted stock vest one-third on each of March 6, 2016, March 6, 2017 and March 6, 2018.

(4)
The grants of performance-vested restricted shares of OMAM were made under the OM Asset Management plc Equity Incentive Plan on March 6, 2015. Subject to the performance conditions, the shares vest three years following the grant date between 0% and 200% of target. The shares reported reflect cumulative performance at December 31, 2016 of 166.67% of target.

(5)
The grants of performance-vested restricted shares of OMAM were made under the OM Asset Management plc Equity Incentive Plan on March 6, 2015 as a one-time grant following our initial public offering. The grants were made to strengthen the alignment between the NEOs and the shareholders by increasing the amount of equity held by the NEOs that is tied to Company performance. Subject to the performance conditions, the shares vest three years following the grant date between 0% and 200% of target. The shares reported reflect cumulative performance at December 31, 2016 of 166.67% of target.

(6)	The grants of restricted shares of Old Mutual plc were made under the Old Mutual plc Share Reward Plan—Restricted Shares on April 8, 2014. The shares vest on April 8, 2017.

(7)
The grants of restricted shares of Old Mutual plc were made under the Old Mutual plc U.S. Share Reward Plan—Restricted Shares on April 8, 2014. One-third of the shares vested on April 8, 2015, one-third on April 8, 2016 and the remaining shares vest April 8, 2017.

In conjunction with our initial public offering, employees were given the opportunity to exchange all or a portion of their restricted share awards under the plans from the restricted shares of our Parent, to the restricted shares of OMAM. The exchange provided OMAM restricted shares of equivalent value to the Parent restricted shares exchanged. The awards continue to be subject to the same plans and terms relating to vesting and transfer restrictions.

(8)	Market value was determined by multiplying the number of OMAM shares by $14.50, the closing price of OMAM shares in U.S. Dollars on December 31, 2016.
2016 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Peter L. Bain	—	$—	287,315	$3,624,991
Stephen H. Belgrad	—	$—	65,659	$828,822
Linda T. Gibson	—	$—	84,766	$1,070,050
Aidan J. Riordan	—	$—	41,861	$527,615
Christopher Hadley	—	$—	10,685	$134,376

(1)
The value realized upon vesting of restricted stock is calculated by multiplying the fair market value of an ordinary share on the vesting date (the closing price on the business day prior to the vesting dates) by the number of OMAM shares vested.

2016 Nonqualified Deferred Compensation
The following table provides information on the NEOs’ participation in the Voluntary Deferral Plan and the Deferred Compensation Plan. These plans either allow eligible employees to defer part of their salary and annual incentive on a voluntary basis or provide additional pre-tax company contributions to employees whose profit sharing contributions were limited under the tax-qualified plan. The Company contribution under the Deferred Compensation Plan is at the same rate of contribution as the contribution to the Profit Sharing & 401(k) Plan.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contribution in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at end of Last FYE ($)
Peter L. Bain	Voluntary Deferral Plan	$183,000	N/A	$102,240	N/A	$1,136,457
	Deferred Compensation Plan	N/A	$23,500	$14,649	N/A	$148,413
Stephen H. Belgrad	Voluntary Deferral Plan	$296,250	N/A	$126,635	N/A	$1,431,103
	Deferred Compensation Plan	N/A	$23,500	$10,951	N/A	$112,849
Linda T. Gibson	Voluntary Deferral Plan	N/A	N/A	N/A	N/A	N/A
	Deferred Compensation Plan	N/A	$23,500	$38,414	N/A	$481,856
Aidan J. Riordan	Voluntary Deferral Plan	N/A	N/A	$20,552	N/A	$261,911
	Deferred Compensation Plan	N/A	$23,500	$6,996	N/A	$111,525
Christopher Hadley	Voluntary Deferral Plan	N/A	N/A	N/A	N/A	N/A
	Deferred Compensation Plan	N/A	$23,500	$18,513	N/A	$195,357

(1)
The amount for Mr. Bain reflects a deferral made from his 2016 salary and 2016 annual incentive compensation (paid in 2017). The amount for Mr. Belgrad includes deferrals from his 2016 annual incentive compensation paid in 2017. Salary deferrals are reported in the “Salary” column of the 2016 Summary Compensation Table. The incentive deferrals are reported in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table.

(2)	All company contributions are included in the “All Other Compensation” column of the 2016 Summary Compensation Tables.

(3)
The earnings reflected represent deemed investment earnings or losses from voluntary deferrals and company contributions, as applicable. The Voluntary Deferral Plan and the Deferred Compensation Plan do not guarantee a return on deferral amounts. For these plans, no earnings are reported in the 2016 Summary Compensation Table because the plans do not provide for above-market or preferential earning.

2016 Director Compensation
The following summarizes the key components of our NED compensation program:

•	Fees for NEDs are set by the Nominating and Corporate Governance Committee and paid in regular installments.

•	For directors appointed and compensated by a shareholder, no separate fees are payable.

•	Fees include an annual grant of time-vested RSUs for NEDs not appointed and compensated by a shareholder.

•
NEDs who receive grants of stock, have a stock ownership guideline of 3 times the base fee (this same amount applies to the Chairman). Prior to meeting the stock ownership requirements, the NEDs who receive grants of stock are required to retain 100% of net gain shares (i.e., shares remaining after shares sold to pay taxes).

•	NEDs have anti-hedging and anti-pledging polices regarding our ordinary shares.

Name		Fees Earned or Paid in Cash (1) (2) $	Stock Awards (3) (4) $	Total $
Peter L. Bain	Chief Executive Officer, OMAM	—	—	—
Russell Carmedy	Executive Officer, Old Mutual plc, appointed August 4, 2016	—	—	—
Ian D. Gladman	Executive Officer, Old Mutual plc, resigned May 17, 2016	—	—	—
Ingrid G. Johnson	Executive Officer, Old Mutual plc, appointed August 4, 2016	—	—	—
Donald J. Schneider (5)	Executive Officer, Old Mutual plc	—	—	—
James J. Ritchie	Non-Employee Director (Chairman)	$175,000	$187,504	$362,504
Stuart H. Bohart	Non-Employee Director appointed May 17, 2016	129,151	—	129,151
Robert J. Chersi	Non-Employee Director (Chair, Audit Committee), appointed March 1, 2016	83,333	83,000	166,333
Kyle Prechtl Legg	Non-Employee Director (Chair, Compensation Committee)	100,000	100,003	200,003
John D. Rogers	Non-Employee Director (Chair, Nominating and Governance Committee)	105,000	100,003	205,003

(1)
Messrs. Carmedy, Gladman and Schneider and Ms. Johnson are executive officers of our Parent. Mr. Bain is our President and Chief Executive Officer. These directors receive no additional compensation for services as directors, however, our Parent does recharge the Company for the services of those directors who are executive officers of our Parent. In 2016, this recharge was approximately $305,000. Mr. Bohart is a NED appointed by our Parent and treated as compensated by our Parent. However, for administrative purposes he is paid by the Company rather than through a recharge. Mr. Bohart’s compensation is not included in the recharge of approximately $305,000.

(2)
Fees for NEDS are recommended by the Nominating and Corporate Governance Committee and approved by the Board pursuant to the Non-Employee Director Compensation Policy as detailed in the following table:

	2016
Element	Cash $000	Equity $000
Board Chair*	$175	$175
Board Fee	$80	$100
Chair of the Audit Committee	$20	—
Member of the Audit Committee	$10	—
Chair of the Compensation Committee	$10	—
Member of the Compensation Committee	$5	—
Chair of the Nominating and Corporate Governance Committee	$10	—
Member of the Nominating and Corporate Governance Committee	$5	—
NED Appointed and Compensated by our Parent**	$200	—

*    The Chairman of the Board receives only the Board Chair fee and does not receive other committee fees.

**
NEDs that are appointed and compensated by our Parent or its affiliates receive no separate compensation for their roles as OM Asset Management plc directors. For administrative purposes any such compensation may be paid by the Company rather than through a recharge.

(3)
The amount in the Stock Awards column is the grant date fair value of stock determined pursuant to ASC Topic 718. All of the stock reported in the Stock Awards column were granted under the OM Asset Management plc Non-Employee Director Equity Incentive Plan. Grants were made on February 10, 2016 for Ms. Legg, Mr. Ritchie and Mr. Rogers with respect to services of the directors for the fiscal year 2016. Mr. Chersi was hired during 2016 therefore his award was made on June 20, 2016 with respect to services for the fiscal year 2016.

(4)	The aggregate number of stock awards outstanding at fiscal year-end for each of the Non-Employee Directors is detailed in the table below.

Name	Grant Date	Grant Date Fair Value	Number of Shares of Restricted Stock Held at Year End
Robert J. Chersi	6/20/2016	$14.24	5,829
Kyle Prechtl Legg	3/6/2015	$17.65	4,722
	2/10/2016	$10.89	9,183
James J. Ritchie	3/6/2015	$17.65	7,554
	2/10/2016	$10.89	17,218
John D. Rogers	3/6/2015	$17.65	4,722
	2/10/2016	$10.89	9,183

(5)	Mr. Schneider’s employment with Old Mutual plc will terminate as of March 31, 2017. He will thereafter be compensated by the Company as a NED.

Change of Control and Severance Provisions
Change of Control
Except as described below, we have no change of control or severance arrangements with any of our executive officers.
Under the OM Asset Management plc Equity Incentive Plan, if we experience a change of control or a corporate transaction, in the discretion of the Compensation Committee, (i) outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company; (ii) outstanding and unexercised options and share appreciation rights may expire upon the closing of the change of control or other transaction, whether or not in conjunction with a payment equal to any positive difference between the value of the underlying shares and the exercise price; and/or (iii) the vesting of outstanding awards may be accelerated, in whole or in part. Such determinations of the Compensation Committee shall be subject to the review by our Parent while our Parent continues to hold at least a majority of our Ordinary Shares.
Employment Agreements
OMAM Inc. entered into employment agreements with Mr. Bain upon the start of his employment in 2011 and with Ms. Gibson in 2002. Details of these agreements can be found below.
Pursuant to Mr. Bain’s employment agreement, if Mr. Bain’s employment had been terminated by OMAM Inc. other than for cause and without notice, on December 31, 2016, he would have been entitled to receive the following: a monthly severance payment of $54,167 for six months, a bonus payment of $7,500,000, which is based on Mr. Bain’s 2015 bonus but would be subject to approval by our Parent; and a payment of $16,848 relating to COBRA coverage. If Mr. Bain’s employment was terminated due to disability or death on December 31, 2016, he (or his estate) would have been entitled to receive a bonus payment of $7,500,000.
Pursuant to a severance arrangement and Ms. Gibson’s employment agreement, if Ms. Gibson’s employment had been terminated by OMAM Inc. other than for cause and without notice, on December 31, 2016, she would have been entitled to receive the following: a monthly severance payment of $212,500 for twelve months; a bonus payment of $2,175,000 which is based on Ms. Gibson’s 2015 bonus; and a payment of $33,055 relating to COBRA coverage. If Ms. Gibson’s employment was terminated due to disability or death on December 31, 2016, she (or her estate) would have been entitled to receive a bonus payment of $2,175,000.
Mr. Bain’s Employment Agreement
OMAM Inc. entered into an employment agreement with Mr. Bain (the “Bain Employment Agreement”), OMAM Inc.’s President and Chief Executive Officer, upon the start of his employment with OMAM Inc. on February 22, 2011. Mr. Bain’s agreement does not specify his salary; instead, his salary is reviewed annually and may be modified. In addition, Mr. Bain is eligible to participate in the following plans: (i) our bonus plan(s) and (ii) the OM Asset Management plc Equity plan which includes both time-vested and performance-vested restricted shares.
Mr. Bain is an employee at-will. OMAM Inc. may terminate the Bain Employment Agreement and Mr. Bain’s employment for cause, as that term is defined in the Bain Employment Agreement, immediately upon written notice. Upon termination for cause, all of Mr. Bain’s compensation and benefits under the Bain Employment Agreement will cease. Either OMAM Inc. or Mr. Bain may terminate the Bain Employment Agreement and Mr. Bain’s employment for any reason by giving the other party not less than six months’ notice in writing. If notice is served by either party, OMAM Inc. is entitled to terminate Mr. Bain’s employment at any time during the six-month “notice period” starting on the day notice is served. If OMAM Inc. serves notice to Mr. Bain, OMAM Inc.

must (i) continue his salary in the form of salary continuation payments for the remainder of the notice period, and (ii) make a lump sum taxable payment to Mr. Bain sixty days following the date of termination equal to OMAM Inc.’s share of the cost of family medical and dental benefits with respect to OMAM Inc.’s similarly situated active employees for the remainder of the notice period. Mr. Bain would remain eligible for a bonus for the year in which his employment is terminated. Mr. Bain will not be automatically eligible for any payments under any severance plan that OMAM Inc. may have in effect as of the date of his termination, and severance pay, if any, will be determined by the Compensation Committee based on the circumstances of the termination. If there are any contingent compensation arrangements in place, then Mr. Bain will be entitled to receive the contingent compensation owed to him subject to (i) his satisfactory individual performance to the end of the notice period or such shorter period as determined by OMAM Inc. and (ii) the fulfillment of his obligations and covenants as set forth in the Bain Employment Agreement. If Mr. Bain provides notice of the termination of his employment to OMAM Inc., then Mr. Bain will be eligible only for salary continuation payments during the notice period and will not be entitled to any further compensation. If Mr. Bain resigns prior to the expiration of a six-month notice period, then he will not be entitled to any further compensation or benefits. OMAM Inc. has the right to terminate the Bain Employment Agreement and Mr. Bain’s employment on the 90th day after serving written notice to Mr. Bain that OMAM Inc. has determined in good faith that a “disability,” as that term is defined in the Bain Employment Agreement, has occurred, provided that, within 90 days of such notice, Mr. Bain has not returned to full-time performance of his essential functions. If the Bain Employment Agreement is terminated based on disability, Mr. Bain will remain eligible for a prorated bonus for the period up through the date of termination as well as any contingent compensation owed to him. The Bain Employment Agreement will terminate automatically upon Mr. Bain’s death, and all compensation and benefits under the Bain Employment Agreement will cease effective as of the date of his death, except that his estate will be eligible to receive his bonus, prorated for the period up through the date of his death, as well as any contingent compensation owed to him. Mr. Bain’s receipt of any of the compensation and benefits described in this paragraph will be subject to and conditioned upon his execution of a separation agreement that must include a complete customary release of claims by him to us, OMAM Inc. and our Affiliates.
Mr. Bain is subject to non-compete covenants during the term of his employment, including the six-month notice period described above. In addition, Mr. Bain is subject to a non-solicitation of employees covenant and a non-interference covenant during the term of his employment, the six-month notice period, and for a period of one year after expiration of the later of the notice period or the date of his termination of employment.
Ms. Gibson’s Employment Agreement.
OMAM Inc. entered into an employment agreement with Ms. Gibson (the “Gibson Employment Agreement”), OMAM Inc.’s Executive Vice President and Head of Global Distribution, upon the start of her employment with OMAM Inc. on February 21, 2002. Ms. Gibson’s agreement does not specify her salary; instead, her salary is reviewed annually and any modification is in our absolute discretion. In addition, Ms. Gibson is eligible to participate in the following plans: (i) our bonus plan(s) and (ii) the OM Asset Management plc Equity plan which includes both time-vested and performance-vested restricted shares.
Ms. Gibson is an employee at-will. OMAM Inc. may terminate the Gibson Employment Agreement and Ms. Gibson’s employment for cause, as that term is defined in the Gibson Employment Agreement, immediately upon written notice. Upon termination for cause, all of Ms. Gibson’s compensation and benefits under the Gibson Employment Agreement will cease. Either OMAM Inc. or Ms. Gibson may terminate the Gibson Employment Agreement and Ms. Gibson’s employment for any reason by giving the other party not less than six months notice in writing. If notice is served by either party, OMAM Inc. is entitled to terminate Ms. Gibson’s employment at any time during the six-month “notice period” starting on the day notice is served. If OMAM Inc. serves notice to Ms. Gibson, OMAM Inc. must (i) continue her compensation, medical and dental benefits for the remainder of the notice period and (ii) pay to Ms. Gibson other severance as may be provided for in OMAM Inc.’s severance plan in effect as of the date of her termination. Ms. Gibson would remain eligible for a bonus for the year in which her employment is terminated. If there are any contingent compensation arrangements in place, then Ms. Gibson will be entitled to receive the contingent compensation owed to her subject to (i) her satisfactory individual performance to the end of the notice period or such shorter period as determined by OMAM Inc. and (ii) the fulfillment of her obligations and covenants as set forth in the Gibson Employment Agreement. If Ms. Gibson provides notice of the termination of her employment to OMAM Inc., then Ms. Gibson will only be eligible to receive her compensation, medical and dental benefits for the remainder of the notice period and will not be entitled to any further compensation. If Ms. Gibson resigns prior to the expiration of a six-month notice period, then she will not be entitled to any further compensation or benefits. OMAM Inc. has the right to terminate the Gibson Employment Agreement and Ms. Gibson’s employment on the 90th day after serving written notice to Ms. Gibson that OMAM Inc. has determined in good faith that a “disability,” as that term is defined in the Gibson Employment Agreement, has occurred, provided that, within 90 days of such notice, Ms. Gibson has not returned to full-time performance of her essential functions. If the Gibson Employment Agreement is terminated based on disability, Ms. Gibson will remain eligible for a prorated bonus for the period up through the date of termination as well as any contingent compensation owed to her. The Gibson Employment Agreement will terminate automatically upon Ms. Gibson’s death, and all compensation and benefits under the Gibson Employment Agreement will cease effective as of the date of her death, except that her estate will be eligible to receive her bonus, prorated for the period up through the date of her death, as well as any contingent compensation owed to her. Ms. Gibson’s receipt of any of the compensation and benefits described in this paragraph will be subject to and conditioned upon her execution of a separation agreement that must include a complete customary release of claims by her to us, OMAM Inc. and our Affiliates.
Ms. Gibson is subject to non-compete covenants during the term of her employment, including the six-month notice period described above. In addition, Ms. Gibson is subject to a non-solicitation of employees covenant and a non-interference covenant during the term of her employment, the six-month notice period, and for a period of one year after expiration of the later of the notice period or the date of her termination of employment.

PROPOSAL 5—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
What am I voting on?
In accordance with applicable law and Section 14A of the Exchange Act, we are providing shareholders with the opportunity to vote on an advisory resolution, commonly known as “say-on-pay,” approving OMAM’s executive compensation as reported in this proxy statement.
Our compensation program is designed to enable us to attract, retain and incentivize the highest caliber talent across our business in order to maintain and strengthen our position in the asset management industry. Our compensation methods are intended to provide a total rewards program that is competitive with our peers and supports our values, rewards individual efforts, and correlates with our financial success as a company.
Our incentive opportunities are designed to align a substantial portion of pay to Company performance. We believe that our cash compensation and equity participation programs align the interests of our named executive officers with our shareholders and promote long-term value creation. In addition, the equity component motivates executives through a multi-year vesting structure. As a public company, we focus our compensation programs on rewarding performance that increases long-term shareholder value, including growing economic net income, developing new client relationships, seeding new products at our Affiliates, investing in new affiliates, improving operational efficiency and managing risks.
Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table for Fiscal Years 2014, 2015 and 2016 and other related tabular and narrative disclosures included in this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
Shareholders are being asked to vote on the following advisory resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of OMAM’s named executive officers as described in this proxy statement under “Compensation Discussion and Analysis,” including the tabular and narrative disclosure contained in this proxy statement.
The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting is required to approve, on an advisory basis, this resolution.
Is this vote binding on the Board?
Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of OMAM’s executive compensation program.
How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF OMAM’S NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 6—DIRECTORS’ REMUNERATION POLICY
What am I voting on?
The Board considers that appropriate remuneration of directors plays a vital part in helping to achieve the Company’s overall objectives, and, accordingly, and in compliance with the Act, we are providing shareholders with the opportunity to vote on a resolution to receive and approve our directors’ remuneration policy, which begins on page A-4 of Appendix A hereto.
If approved, all remuneration that we pay to our directors must be consistent with this policy. We are required to offer our shareholders an opportunity to vote on this policy at least once every three years.
We encourage shareholders to read the directors’ remuneration report, which includes the remuneration policy beginning on page A-4 of Appendix A to this Proxy Statement. This report describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives for our executive director and to attract and retain high-quality non-executive directors.
The Board, the Compensation Committee and the Nominating and Corporate Governance Committee believe that the policies and procedures articulated in the directors’ remuneration policy are effective in achieving our compensation objectives for our directors, and serve to attract and retain high-quality non-executive directors, and the design of our compensation program and the compensation awarded to our executive and non-executive directors fulfills these objectives.
Is this vote binding on the Board?
The vote is binding upon the Board, the Compensation Committee and the Nominating and Corporate Governance Committee. Any remuneration paid to our directors must be consistent with an approved policy. If the policy is not approved at the Annual Meeting, the Company is required to call another general meeting of shareholders to consider the Company’s remuneration policy.
How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RECEIPT AND APPROVAL OF THE DIRECTORS’ REMUNERATION POLICY INCLUDED IN THE DIRECTORS’ REMUNERATION REPORT, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RECEIPT AND APPROVAL UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 7—ORDINARY RESOLUTION ON DIRECTORS’ REMUNERATION REPORT
What am I voting on?
The Board considers that appropriate remuneration of directors plays a vital part in helping to achieve the Company’s overall objectives, and, accordingly, in compliance with the Act, we are providing shareholders with the opportunity to provide an advisory vote by way of an ordinary resolution approving the directors’ remuneration report beginning on page A-1 of Appendix A hereto (other than the part containing the directors’ remuneration policy).
This proposal is similar to Proposal 5 regarding the compensation of our named executive officers in 2016. However, the directors’ remuneration report is concerned solely with the remuneration of our executive and non-executive directors and is required under the Act.
We encourage shareholders to read the directors’ remuneration report beginning on page A-1 of Appendix A to this Proxy Statement. The Directors’ Remuneration Report describes in detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives for our directors and to attract and retain high-quality non-executive directors. The Board, the Compensation Committee and the Nominating and Corporate Governance Committee believe that the policies and procedures articulated in the directors’ remuneration report are effective in achieving our compensation objectives for our directors, and serve to attract and retain high-quality non-executive directors, and the design of our compensation program and the compensation awarded to our executive and non-executive directors fulfills these objectives.
Is this vote binding on the Board?
Because this vote is advisory, it will not be legally binding upon the Board, the Compensation Committee and the Nominating and Corporate Governance Committee, and neither the Board nor the Compensation Committee nor the Nominating and Corporate Governance Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee and the Nominating and Corporate Governance Committee will review and consider the outcome of the vote in connection with the ongoing review of OMAM’s executive director and non-executive director compensation programs.
How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADVISORY APPROVAL OF THE DIRECTORS’ REMUNERATION REPORT INCLUDED IN THE ANNUAL REPORT OF THE COMPANY, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY

PROPOSAL 8—APPROVAL OF 2017 EQUITY INCENTIVE PLAN
On March 14, 2017, the Board adopted, subject to shareholder approval at the Annual Meeting, the OM Asset Management 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan will become effective as of the date it is approved by the shareholders, which is expected to be April 26, 2017.
The 2017 Plan is intended to serve as the successor to the OM Asset Management plc Equity Incentive Plan adopted September 18, 2014 (the “Prior Plan”).
If our shareholders approve the 2017 Plan, all future equity awards will be made from the 2017 Plan, and we will not grant any additional awards under the Prior Plan. If shareholders do not approve the 2017 Plan, then the Prior Plan will remain in effect for purposes of granting awards to eligible participants.
A summary of the 2017 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2017 Plan, which is attached to this Proxy Statement as Appendix B.
Purposes of the Proposal
The primary purposes of this Proposal are twofold: first, to obtain shareholder approval of a comprehensive omnibus incentive plan that reflects U.S. governance practice, and second, to preserve the Company’s ability to deduct “qualified performance-based compensation” granted to certain executive officers without regard to the limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

•
Number of Available Shares. We are not requesting an increase in the number of shares available for issuance as awards. Under the Prior Plan, a total of 6,647,725 ordinary shares remain available for issuance as of December 31, 2016. If shareholders approve the 2017 Plan, the number of shares that then remain available for grant under the Prior Plan will become available under the 2017 Plan. Because no additional shares are being requested in connection with the approval of the 2017 Plan, shareholder dilution will not increase. As of December 31, 2016, the fully diluted overhang was 7.1%. For more information, please refer to “Key Data Relating to Outstanding Equity Awards, Shares Available and Run Rate,” below.

•
Section 162(m) Approval. Section 162(m) of the Code (“Section 162(m)”) generally limits the Company’s ability to deduct certain compensation paid to each of our “covered employees” (that is, our Chief Executive Officer and our next three most highly-compensated executive officers, other than our Chief Financial Officer) to $1 million in a taxable year, unless the compensation meets the requirements of “qualified performance-based compensation” under Section 162(m). Section 162(m) requires shareholder approval of the plan under which the “qualified performance-based compensation” may be granted, including approval of the performance measures pursuant to which such awards may be paid, at least every five years. If shareholders approve the 2017 Plan, assuming that all other requirements under Section 162(m) are met, we may be able to obtain tax deductions with respect to awards issued thereunder to our “covered employees” through our 2022 Annual Meeting. If shareholders do not approve this proposal, the Company generally will be limited in its ability to grant certain performance-based awards to our covered employees and avail ourselves of certain tax deductions.

The approval of the 2017 Plan will not affect the Company’s ability to make share-based or cash-based awards outside of the 2017 Plan to the extent consistent with applicable law and stock exchange rules.

Promotion of Sound Corporate Governance Practices
We have designed the 2017 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements our for employees and officers with the interests of our shareholders. These features include, but are not limited to, the following:

•
No Discounted Stock Options or Stock Appreciation Rights (“SARs”). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of shareholders, including by a cash repurchase of “underwater” awards or an exchange of new awards for “underwater” awards.

•
No Liberal Share Recycling With Respect to Options and SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding in connection with the exercise of a stock option or SAR count against the number of shares remaining available under the 2017 Plan.

•
No Dividend Equivalent Rights on Unvested Restricted Share Unit Awards and Unearned Performance-Vesting Restricted Stock Awards. The 2017 Plan prohibits the current payment of dividend equivalent rights on unearned or unvested restricted share unit (“RSU”) awards and on unearned restricted share awards that are subject to a performance condition.

•
Awards Subject to Claw-back Policy. Awards under the 2017 Plan will be subject to any compensation recoupment policy that the Company may adopt from time to time, and a participant’s receipt of an award is deemed to constitute an acknowledgement and consent to the Company’s application of its recoupment policy to the award.

•	No Tax Gross-Ups. The 2017 Plan does not provide for any tax gross-ups.

•	No Liberal Change in Control Definition. The 2017 Plan defines change in control based on the consummation of a transaction rather than the announcement or shareholder approval of the transaction.
Key Data Relating to Outstanding Equity Awards, Shares Available and Run Rate
The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plan as of December 31, 2016.

Prior Plan
Total shares underlying outstanding stock options and SARs	0
Total shares underlying outstanding full value awards *	2,043,705
Total shares currently available for grant	6,647,725

*	Includes the number of shares issuable upon conversion of performance awards assuming target achievement of all performance goals.
If our shareholders approve the 2017 Plan, all future equity awards will be made from the 2017 Plan, and we will not grant any additional awards under the Prior Plan. Ordinary shares that then remain available for grant under the Prior Plan will become available for grant under the 2017 Plan.
The following table sets forth information regarding awards granted and the run rate for each of the last two fiscal years since our initial public offering in 2014 and the average run rate over the last two years. For more information regarding our share-based compensation, see Note 18 to the Consolidated Financial Statements in our Form 10-K filed on February 22, 2017.

	2015	2016	Two-Year Average
Stock options and SARs granted	0	0	0
Service-based RSUs granted	21,557	13,143	17,350
Service-based shares of restricted stock granted	559,709	506,640	533,174
Performance-based RSUs granted (at target performance)	451,657	189,335	323,496
Performance-based shares of restricted stock granted	0	0	0
Basic common shares outstanding at fiscal year-end	120,558,278	114,157,765	117,358,021
Run rate *	0.86%	0.62%	0.74%

*
Run rate was calculated as (i) all option and SAR awards plus, (ii) all non-performance RSU and restricted share awards plus (iii) all performance-based RSUs and restricted share awards, in each case granted in a fiscal year, divided by the number of basic common shares outstanding at the end of that fiscal year.

Summary of the 2017 Plan
Purpose and Eligibility
The purpose of the 2017 Plan is to encourage ownership of Company shares by employees of the Company, and to provide additional incentive for them to promote the success of the Company’s business through the grant of awards of or pertaining to shares of the Company’s shares. As of March 14, 2017, approximately 90 employees were eligible to participate in the 2017 Plan.
Administration
The 2017 Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to grant awards, designate participants, determine the type or types of awards to be granted to each participant, determine all terms and conditions of such awards, including the number of shares or dollar value for each award, prescribe the form of award agreement, establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2017 Plan, and make all other decisions and determinations that may be required under the 2017 Plan. The Committee may delegate its authority as permitted by the 2017 Plan and applicable law. Until our Parent ceases to own, directly or indirectly, more than 50% of the Company’s outstanding ordinary shares, certain actions of the Compensation Committee with respect to, among other things, the granting, vesting and payment of awards shall be subject to review and approval by the Remuneration Committee of our Parent, as it may elect from time to time.
Permissible Awards
The 2017 Plan authorizes the granting of awards in any of the following forms:

•
market-priced options to purchase our ordinary shares, which may be designated under the Internal Revenue Code as nonqualified stock options or incentive stock options, and with a term of no greater than ten years;

•
SARs, which give the holder the right to receive the difference (payable in cash or shares, as specified in the award agreement) between the fair market value per share of our ordinary shares on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying shares as of the grant date);

•	restricted shares, which are subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•
restricted share units or “RSUs,” which represent the right to receive ordinary shares at a designated time in the future and subject to any vesting requirement as may be set by the Compensation Committee;

•	share grants, which provide for a grant of our ordinary shares that is not subject to restrictions or any forfeiture conditions;

•
dividend equivalents, which entitle a participant holding an award of RSUs to payments equivalent to any dividends paid on the shares underlying the award, but only if the underlying shares become earned and vested; and

•	awards denominated in cash.
Shares Available for Awards
The aggregate number of ordinary shares that may be issued under the 2017 Plan is the number of ordinary shares that remain available for grant under the Prior Plan as of the date of shareholder approval of the 2017 Plan, which is 6,139,015 shares as of March 14, 2017, plus the shares relating to awards outstanding under the Prior Plan that are forfeited, expire unexercised, or are settled for cash, and subject to proportionate adjustment in the event of share splits and similar events. Shares subject to awards that are forfeited, expire unexercised, or are settled for cash will again become available for future grants of awards under the 2017 Plan. To the extent that tax liabilities arising from an award granted under the Prior Plan or the 2017 Plan, other than an option or a SAR, are satisfied by the tendering of ordinary shares or by the withholding of shares by the Company, the unissued shares originally subject to the award will be added back to the plan share reserve. Shares delivered by the participant or withheld from an award of options or SARs to satisfy tax withholding requirements, and shares delivered or withheld to pay the exercise price of an option, will not be used to replenish the plan share reserve. The Compensation Committee may grant awards under the 2017 Plan in substitution for awards previously granted by another entity that is acquired by the Company, and such substitute awards will not count against the plan share reserve. Subject to applicable listing standards, available shares under a shareholder-approved plan of an acquired entity may be used for awards under the 2017 Plan and shall not reduce the plan share reserve. No awards may be granted under the 2017 Plan after the tenth anniversary of the earlier of the date of the adoption of the 2017 Plan by the Board and the date of the approval of the 2017 Plan by the Company’s shareholders.
Limitations on Awards
Subject to the adjustment provisions of the 2017 Plan:

•	The maximum aggregate number of ordinary shares that may be subject to options or SARs granted to any one participant during any single calendar year is 4,000,000.

•
The maximum aggregate number of ordinary shares that may be subject to all awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code (a “qualified performance-based award”), other than options or SARs, that are granted to any one participant during any single calendar year is 4,000,000.

•
If ordinary shares subject to a qualified performance-based award will be settled in cash, the maximum dollar amount that may be paid to any one participant in any single calendar year with respect to the award shall be equal to the per share fair market value as of the relevant payment or settlement date multiplied by 4,000,000 ordinary shares.

•
The maximum dollar amount payable under all cash-denominated qualified performance-based awards (other than options or SARs) that may be granted to any one participant during any single calendar year is $20,000,000.

Repricing Prohibition
Except in connection with certain corporate transactions described in the 2017 Plan, the Compensation Committee may not, without obtaining shareholder approval, (i) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (iii) cancel outstanding options or SARs with an exercise price above the current share price in exchange for cash or other securities.
Qualified Performance-Based Awards
All options and SARs granted under the 2017 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Section 162(m). The Compensation Committee may designate any other award granted under the 2017 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria. The performance goals may be expressed in terms of Company-wide performance or the performance of an affiliate, division, business unit, subsidiary or individual, over a performance term to be designated by the Compensation Committee, and on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee. The business criteria that may be used for such performance goals is set forth below.

•	Cash flow (before or after dividends)

•	Earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization)

•	Share price

•	Return on equity

•	Shareholder return or total shareholder return

•	Return on capital (including, without limitation, return on total capital or return on invested capital)

•	Return on investment

•	Return on assets or net assets

•	Market capitalization

•	Economic value added

•	Debt leverage (debt to capital)

•	Revenue

•	Sales or net sales

•	Backlog

•	Income, pre-tax income or net income

•	Operating income or pre-tax profit

•	Operating profit, net operating profit or economic profit

•	Gross margin, operating margin or profit margin

•	Return on operating revenue or return on operating assets

•	Cash from operations

•	Operating ratio

•	Operating revenue

•	Market share improvement

•	General and administrative expenses

•	Customer service
The Compensation Committee must establish such performance goals within the time period prescribed by Section 162(m), and may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. Any payment of a qualified performance-based award will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied. A participant will be eligible to receive payment under a qualified performance-based award only if the applicable performance goal or goals are achieved within the applicable performance period. However, an award agreement may treat the specified performance goals as met in the case of death or disability of the participant or a change in control of the Company.
In measuring the achievement of a performance goal, the Compensation Committee may provide for the inclusion or exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be included or excluded, including: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) foreign exchange gains and losses, (f) a change in the fiscal year of the Company, (g) acquisitions or dispositions, (h) business interruption events, (i) unbudgeted capital expenditures, (j) unrealized investment gains and losses, (k) impairments, and (l) any unusual, non-recurring, infrequently recurring, or non-comparable items, as described in Accounting Standard Codification Section 225-20 or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year, or as publicly announced by the Company.
Treatment of Awards upon a Participant’s Termination of Service
Unless otherwise provided in an award agreement or otherwise, upon the termination of a participant’s continuous service for any reason:

•	all of the participant’s outstanding options and SARs that are exercisable at the date of termination will remain exercisable for 30 days thereafter;

•	the participant will forfeit his or her interests in all awards of unvested restricted shares without payment of consideration to the participant; and

•	all other outstanding awards shall be forfeited or cancelled on the terms specified in the applicable award agreement.

Treatment of Awards Upon a Change in Control
The Compensation Committee may determine, at the time of the grant of an award under the 2017 Plan or thereafter, that, upon the occurrence of a change of control of the Company, or upon the participant’s involuntary termination of employment without cause in combination with a change of control:

•	the vesting of an award of options and SARs that is not already exercisable in full shall accelerate with respect to all or a specified portion of the underlying shares;

•
any risk of forfeiture applicable to an award of restricted shares or RSUs which is not based on achievement of performance goals or other business objectives shall lapse with respect to all or a specified portion of the award immediately prior to the change of control; and/or

•
all or a specified portion of the outstanding award of restricted shares or RSUs conditioned on the achievement of performance goals or other business objectives (i) shall be deemed to have been satisfied as to all or a portion of the shares covered by the award based on the assumed achievement of the performance goals or other business objectives (at target level performance, if relevant), (ii) shall be deemed to have been satisfied as to all or a portion of the shares covered by the award based on the actual achievement of the performance goals or other business objectives, or (iii) shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed or actual achievement of the performance goals or other business objectives, as described in clauses (i) and (ii), and the length of time within the restriction period or performance period which has elapsed prior to the change of control.

Anti-Dilution Adjustments
All of the share numbers set forth in the 2017 Plan reflect the capital structure of the Company as of March 14, 2017. If after that date the outstanding shares of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of the Company as a result of a reorganization, recapitalization, reclassification, share dividend, share split, reverse share split, or other similar distribution with respect to such shares, or in the event of an extraordinary cash distribution on shares, the Compensation Committee will make an appropriate and proportionate adjustment in (a) the maximum numbers and kinds of shares available under the 2017 Plan, (b) the numbers and kinds of shares or other securities subject to the then outstanding awards, (c) the exercise price for each share or other unit of any other securities subject to outstanding options and SARs and (d) the amount, if any, payable on forfeiture for each share of unvested restricted shares.
In the event of any other corporate action not described above, including a corporate separation or other reorganization or a liquidation, dissolution or winding up of the Company, the Compensation Committee may make such adjustment of outstanding awards and their terms as it may deem equitable and appropriate. The Compensation Committee may make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or to reflect changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits made available under the 2017 Plan.
Any such adjustment in awards shall be made by the Compensation Committee in its sole discretion, and shall include any correlative modification of terms, including option exercise prices, rates of vesting or exercisability, risks of forfeiture, amounts payable upon forfeiture of restricted shares, and performance goals and other business objectives which the Compensation Committee may deem necessary or appropriate so as to ensure the rights of the participants in their respective awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action.

Amendment and Termination of the 2017 Plan
The Board may amend or terminate the 2017 Plan at any time. However, no amendment may be made without the approval of the Company’s shareholders if shareholder approval is required by law or by the rules of any relevant stock exchange, if the amendment increases the number of shares available (other than pursuant to the 2017 Plan’s anti-dilution adjustments) or modifies the requirements for participation under the 2017 Plan, or if shareholder approval is required to avoid the denial of a tax deduction under Section 162(m) of the Code. The Compensation Committee may modify any outstanding award or provide for the settlement of an outstanding award in cash. Notwithstanding the foregoing, no amendment or termination of the 2017 Plan and no modification of an award may impair the rights of an outstanding award without the participant’s consent. However, participant consent will not be required if the Board or Compensation Committee, as applicable, determines that (i) such amendment is required or advisable so that the Company, the 2017 Plan or the award will satisfy any law or regulation, including Section 409A of the Code, (ii) the amendment is required or advisable to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (iii) the amendment is not reasonably likely to significantly diminish the benefits provided under the award, or that any such diminution has been adequately compensated.
Limitations on Transfer
Awards are not transferable, and no award or interest in an award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution. All of a participant’s rights in any award may be exercised during the life of the participant only by the participant or the participant’s legal representative.
Claw-back Policy
A participant’s right to receive or retain an award or to retain any amount received pursuant to an award are subject to cancellation, recoupment, setoff or similar action in accordance with the Company’s claw-back policy, as it may be amended pursuant to the rules and regulations of the Securities and Exchange Commission, the listing standards of any national securities exchange or as otherwise required by applicable law. A participant’s receipt of an award shall be deemed to constitute his or her acknowledgment of and consent to the Company’s implementation and enforcement of the claw-back policy and any provision of applicable law relating to cancellation or recoupment of compensation. In addition, the Compensation Committee may impose such other claw-back or recoupment provisions in an award agreement as it determines necessary or appropriate with respect to any breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the award agreement or otherwise applicable to the participant.
Federal Income Tax Consequences
The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2017 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and non-U.S. income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.
Nonqualified Stock Options
There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2017 Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options
There will be no federal income tax recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are either “qualifying” or “disqualifying.” A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the option was exercised for the shares involved in the sale or disposition. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.
If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.
SARs
A participant receiving a SAR under the 2017 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any ordinary shares received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.
Restricted Shares
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted share award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date (less any cash consideration paid for the shares), and the Company will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted shares, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the shares as of that date (less any cash consideration paid for the shares), and the Company will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the shares will be taxable to the participant at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

RSUs
A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time an RSU award is granted. Upon receipt of shares (or the equivalent value in cash or other property) in settlement of an RSU award, a participant will recognize ordinary income equal to the fair market value of the shares or other property as of that date (less any cash consideration paid for the shares or property), and the Company will be allowed a corresponding federal income tax deduction at that time.
Dividend Equivalent Rights
No taxable income is recognized upon receipt of a dividend equivalent right award. A participant will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the participant. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant of the dividend equivalent right award at the time the dividend or distribution is paid to such participant. That deduction will be allowed for the taxable year in which such ordinary income is recognized.
Section 409A
The 2017 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted share awards and stock options and SARs that comply with the terms of the 2017 Plan are designed to be exempt from the application of Section 409A. RSUs granted under the 2017 Plan would be subject to Section 409A unless they are designed to satisfy the statute’s short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.
Tax Withholding
The Company has the right to deduct or withhold from any payment of any kind otherwise due to a participant, or to require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event relating to an award under the 2017 Plan.
Limitations on Corporation’s Deductions
As described in the “Compensation Discussion and Analysis,” with certain exceptions, Section 162(m) limits the Company’s deduction for compensation in excess of $1,000,000 paid to certain covered employees. Compensation paid to a covered employee is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). We generally intend that stock options, SARs and other awards that are granted to “covered employees” under the 2017 Plan will satisfy the requirements of qualified performance-based compensation, and therefore expect to be entitled to a deduction with respect to such awards. Shareholders are being asked to approve the 2017 Plan and, specifically, the material terms of the performance goals under which an award of qualified performance-based compensation may be granted in the 2017 Plan, in order to preserve the Company’s ability to deduct compensation paid to covered employees with respect to future awards under the 2017 Plan. However, although the Compensation Committee strives to provide covered employees with awards that will preserve deductibility of components of their respective compensation packages to the extent reasonably practicable or consistent with our compensation objectives, the Committee believes that shareholder interests are best served by not restricting the Compensation Committee’s flexibility in structuring, determining and ultimately approving payment of compensation (even if such decisions may result in certain non-deductible compensation). Additionally, there is no any guarantee that awards intended to qualify as qualified performance-based compensation under Section 162(m) ultimately will be deductible by the Company.
New Plan Benefits
Grants and awards to be granted under the 2017 Plan to the Company’s executive officers and other employees are not presently determinable. If the shareholders approve the 2017 Plan, such grants and awards will be made at the discretion of the Compensation Committee.
Because our executive officers are eligible to receive awards under the 2017 Plan, they may be deemed to have a personal interest in the approval of this Proposal 8.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE OM ASSET MANAGEMENT PLC 2017 EQUITY INCENTIVE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 9—AMENDMENT AND RESTATEMENT OF NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN
On March 14, 2017, the Board adopted, subject to shareholder approval at the Annual Meeting, the OM Asset Management plc Non-Employee Directors’ Equity Incentive Plan, as Amended and Restated (the “Directors Plan”). The amendment and restatement of the Directors Plan will become effective as of the date it is approved by the shareholders, which is expected to be April 26, 2017.
The Directors Plan is intended to amend and restate the OM Asset Management plc Non-Employee Directors’ Equity Incentive Plan adopted September 18, 2014. As of December 31, 2016, there were approximately 58,411 ordinary shares subject to outstanding awards and 2,333,089 ordinary shares reserved and available for future awards under the Directors Plan. As noted below, the aggregate number of ordinary shares that may be issued under the Directors Plan is 2,400,000.
A summary of the Directors Plan is set forth below. This summary is qualified in its entirety by the full text of the Directors Plan, which is attached to this Proxy Statement as Appendix C.
Purpose of the Proposal
The primary purpose of this proposal is to obtain shareholder approval for the Directors Plan, as amended and restated effective April 26, 2017. The Directors Plan was first adopted on September 18, 2014 and was approved by the Company’s sole shareholder prior to the initial public offering of the Company’s ordinary shares.
The approval of the Directors Plan will not affect the Company’s ability to make share-based or cash-based awards outside of the Directors Plan to the extent consistent with applicable law and stock exchange rules.
Summary of the Directors Plan
Purpose and Eligibility
The purpose of the Directors Plan is to encourage ownership of Company shares by non-employee directors of the Company, thereby providing them with an added incentive to further the objectives of the business of the Company and its subsidiaries, and rendering the Company better able to compete for the services of individuals needed for the continued growth and success of the Company. As of March 14, 2017, four non-employee directors were eligible to participate in the Directors Plan.
Administration
The Directors Plan is administered by the Compensation Committee. The Nominating and Corporate Governance Committee reviews and makes recommendations to the non-interested directors regarding the directors’ remuneration. The Compensation Committee has the authority to grant awards, designate participants, determine the type or types of awards to be granted to each participant, determine all terms and conditions of such awards, including the number of shares or dollar value for each award, prescribe the form of award agreement, establish, adopt or revise any rules and regulations as it may deem advisable to administer the Directors Plan, and make all other decisions and determinations that may be required under the Directors Plan. However, no member of the Compensation Committee may vote or act upon any matter relating solely to himself or herself. Grants of awards to members of the Compensation Committee must be ratified by the Board. Until our Parent ceases to own, directly or indirectly, more than 50% of the Company’s outstanding ordinary shares, certain actions of the Compensation Committee with respect to the granting and payment of awards shall be subject to review and approval by the Remuneration Committee of our Parent, as it may elect from time to time.

Permissible Awards
The Directors Plan authorizes the granting of awards in any of the following forms:

•
market-priced options to purchase our ordinary shares, which will be designated under the Code, as nonqualified stock options, and with an exercise price not less than fair market value of the underlying shares as of the grant date and a term of no greater than ten years;

•
stock appreciation rights or “SARs,” which give the holder the right to receive the difference (payable in cash or shares, as specified in the award agreement) between the fair market value per ordinary share on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying share as of the grant date);

•	restricted shares, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Nominating and Corporate Governance Committee;

•
restricted share units or “RSUs,” which represent the right to receive ordinary shares at a designated time in the future and subject to any vesting requirement as may be set by the Nominating and Corporate Governance Committee;

•	share grants, which provide for a grant of our ordinary shares that is not subject to restrictions or any forfeiture conditions;

•
dividend equivalents, which entitle a participant holding an award of RSUs to payments equivalent to any dividends paid on the ordinary shares underlying the award, but only if the underlying shares become earned and vested; and

•	awards denominated in cash.
Shares Available for Awards
The aggregate number of ordinary shares that may be issued under the Directors Plan is 2,400,000 shares, of which 2,333,089 remained available as of December 31, 2016. Shares subject to awards that are forfeited, expire unexercised, or are settled for cash will again become available for future grants of awards under the Directors Plan. Shares delivered by the participant or withheld from an award of options or SARs to satisfy tax withholding requirements, and shares delivered or withheld to pay the exercise price of an option, will not be used to replenish the plan share reserve. The Nominating and Corporate Governance Committee may grant awards under the Directors Plan in substitution for awards previously granted by another entity that is acquired by the Company, and such substitute awards will not count against the plan share reserve. Subject to applicable listing standards, available shares under a shareholder-approved plan of an acquired entity may be used for awards under the Directors Plan and will not reduce the plan share reserve. No awards may be granted under the Directors Plan after the tenth anniversary of the earlier of the date of the initial adoption of the Directors Plan by the Board and the date of the initial approval of the Directors Plan by the Company’s shareholder.
Per-Participant Limitations on Awards
Subject to the adjustment provisions of the Directors Plan, the total value of the awards granted to any one non-employee director during any single calendar year, based on their grant date fair value for financial reporting purposes, taken together with any cash fees paid to such non-employee director during such year, shall not exceed $600,000. The Nominating and Corporate Governance Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as it may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Repricing Prohibition
Except in connection with certain corporate transactions described in the Directors Plan, the Nominating and Corporate Governance Committee may not, without obtaining shareholder approval, (i) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (iii) cancel outstanding options or SARs with an exercise price above the current share price in exchange for cash or other securities.
Treatment of Awards upon a Participant’s Termination of Service
Unless otherwise provided in an award agreement or otherwise, upon the termination of a non-employee director’s continuous service for any reason:

•	all of the non-employee director’s outstanding options and SARs that are exercisable at the date of termination will remain exercisable for 30 days thereafter;

•	the non-employee director will forfeit his or her interests in all awards of unvested restricted shares without payment of consideration to the participant; and

•	all other outstanding awards will be forfeited or canceled on the terms specified in the applicable award agreement.
Treatment of Awards Upon a Change in Control
The Nominating Committee may determine, at the time of the grant of an award or thereafter, that, upon the occurrence of a change of control of the Company, or upon the participant’s involuntary termination of service without cause in combination with a change of control:

•	the vesting of an award of options and SARs that is not already exercisable in full will accelerate with respect to all or a specified portion of the underlying shares; and

•	any risk of forfeiture applicable to an award of restricted shares or RSUs will lapse with respect to all or a specified portion of the award immediately prior to the change of control.
Anti-Dilution Adjustments
All of the share numbers set forth in the Directors Plan reflect the capital structure of the Company as of March 14, 2017. If after that date the outstanding shares of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of the Company as a result of a reorganization, recapitalization, reclassification, share dividend, share split, reverse share split, or other similar distribution with respect to such shares, or in the event of an extraordinary cash distribution on shares, the Nominating and Corporate Governance Committee will make an appropriate and proportionate adjustment in (i) the maximum numbers and kinds of shares available under the Directors Plan, (ii) the numbers and kinds of shares or other securities subject to the then outstanding awards, (iii) the exercise price for each share or other unit of any other securities subject to outstanding options and SARs and (iv) the amount, if any, payable on forfeiture for each unvested restricted share.
In the event of any other corporate action not described above, including a corporate separation or other reorganization or a liquidation, dissolution or winding up of the Company, the Nominating and Corporate Governance Committee may make such adjustment of outstanding awards and their terms as it may deem equitable and appropriate. The Nominating and Corporate Governance Committee may make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or to reflect changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits made available under the Directors Plan.
Any such adjustment in awards will be made by the Nominating and Corporate Governance Committee in its sole discretion, and will include any correlative modification of terms, including option exercise prices, rates of vesting or exercisability, risks of forfeiture, and amounts payable upon forfeiture of restricted shares, which the Nominating and Corporate Governance Committee may deem necessary or appropriate so as to ensure the rights of the participants in their respective awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action.
Amendment and Termination of the Directors Plan
The Board may amend or terminate the Directors Plan at any time. However, no amendment may be made without the approval of the Company’s shareholders if shareholder approval is required by law or by the rules of any relevant stock exchange, if the amendment increases the number of shares available (other than pursuant to the anti-dilution adjustments) or modifies the requirements for participation under the Directors Plan. The Nominating and Corporate Governance Committee may modify any outstanding award or provide for the settlement of an outstanding award in cash. Notwithstanding the foregoing, no amendment or termination of the Directors Plan and no modification of an award may impair the rights of an outstanding award without the participant’s consent. However, participant consent will not be required if the Board or Nominating and Corporate Governance Committee, as applicable, determines that (i) such amendment is required or advisable so that the Company, the Directors Plan or the award will satisfy any law or regulation, including Section 409A of the Code, (ii) the amendment is required or advisable to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (iii) the amendment is not reasonably likely to significantly diminish the benefits provided under the award, or that any such diminution has been adequately compensated.
Limitations on Transfer
Awards are not transferable, and no award or interest in an award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution. All of a participant’s rights in any award may be exercised during the life of the participant only by the participant or the participant’s legal representative.
Federal Income Tax Consequences
The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the Directors Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and non-U.S. income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.
Nonqualified Stock Options
There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the Directors Plan. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

SARs
A participant receiving a SAR under the Directors Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any ordinary shares received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.
Restricted Shares
Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted share award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date (less any cash consideration paid for the shares), and the Company will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted shares, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the shares as of that date (less any cash consideration paid for the shares), and the Company will be allowed a corresponding federal income tax deduction at that time. Any future appreciation in the shares will be taxable to the participant at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.
RSUs
A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time an RSU award is granted. Upon receipt of ordinary shares (or the equivalent value in cash or other property) in settlement of an RSU award, a participant will recognize ordinary income equal to the fair market value of the shares or other property as of that date (less any cash consideration paid for the shares or property), and the Company will be allowed a corresponding federal income tax deduction at that time.
Dividend Equivalent Rights
No taxable income is recognized upon receipt of a dividend equivalent right award. A participant will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the participant. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the participant of the dividend equivalent right award at the time the dividend or distribution is paid to such participant. That deduction will be allowed for the taxable year in which such ordinary income is recognized.
Section 409A
The Directors Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted share awards and stock options and SARs that comply with the terms of the Directors Plan are designed to be exempt from the application of Section 409A. RSUs granted under the Directors Plan would be subject to Section 409A unless they are designed to satisfy the statute’s short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

New Plan Benefits
Grants and awards to be granted under the Directors Plan to the Company’s non-employee directors are not presently determinable.
The table below shows, as to each of the Company’s non-employee directors, the awards granted under the Directors’ Plan between January 1, 2016 and December 31, 2016.

Name	Restricted Share Unit Awards	Option Awards
Robert J. Chersi	5,829	0
Kyle Prechtl Legg	9,183	0
James J. Ritchie	17,218	0
John D. Rogers	9,183	0
Because our non-employee directors are eligible to receive awards under the Directors Plan, they may be deemed to have a personal interest in the approval of this proposal 9.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE OM ASSET MANAGEMENT PLC NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 10—EXECUTIVE PERFORMANCE PLAN
On March 14, 2017, our Board, on the recommendation of the Compensation Committee and subject to shareholder approval, adopted the OM Asset Management plc Executive Performance Plan (the “Performance Plan”). It is intended that payment of awards under the Performance Plan to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code (“Section 162(m)”), may be deductible as “qualified performance-based compensation” under Section 162(m).
Section 162(m) of the Internal Revenue Code
In general, Section 162(m) places a limit on the deductibility for federal income tax purposes of the compensation paid to a company’s Chief Executive Officer or any of its three other most highly compensated executive officers (other than its Chief Financial Officer) (called “covered employees”). Under Section 162(m), compensation paid to covered employees in excess of $1 million in a taxable year is generally not deductible by the Company for federal income tax purposes. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million limitation and is tax deductible. One of the requirements of “performance-based” compensation is that the material terms of the plan under which compensation may be paid be disclosed to and approved by the company’s shareholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation under the plan, (b) a description of the business criteria on which the performance goal is based, and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the Performance Plan is discussed below, and shareholder approval of this proposal will be deemed to constitute approval of each of these aspects of the Performance Plan for purposes of the approval requirements of Section 162(m).
We are submitting the Performance Plan for shareholder approval as required by Section 162(m) as a way to maximize deductibility of compensation. If approved by our shareholders, the Performance Plan will be implemented effective as of January 1, 2018, and will be available for incentive compensation awards awarded with respect to our 2018 fiscal year. Annual incentive awards paid prior to January 1, 2018 are being made under a bonus plan that existed prior to the Company’s initial public offering and that was disclosed in the Company’s prospectus accompanying the Company’s initial public offering (a “Pre-IPO Plan”). Pursuant to a transition rule under Section 162(m), awards paid under a Pre-IPO Plan may be exempt from the deduction limitation up to the date of the first annual meeting of shareholders that occurs after the third calendar year following the year in which the initial public offering occurred. Accordingly, shareholder approval of the Performance Plan is being sought to permit the payment of incentive compensation qualifying as performance-based compensation after the date of the Company’s  2018 annual general meeting of shareholders.
The principal features of the Performance Plan are summarized below. This summary does not contain all information about the Performance Plan. A copy of the complete text of the Performance Plan is attached as Appendix D, and the following description is qualified in its entirety by reference to the text of the Performance Plan.
Summary of the Performance Plan
Purpose
The primary purpose of the Performance Plan is to increase shareholder value and the success of the Company by incentivizing officers and other key executives to perform to the best of their abilities in contributing to the Company’s long-term profitability by providing participants with the opportunity to earn performance-related incentive awards, thereby aligning the executives’ interests with those of the Company’s shareholders and other stakeholders. The Performance Plan is intended to permit the payment of incentive compensation to participants who are “covered employees,” within the meaning of Section 162(m), that may qualify as performance-based compensation under Section 162(m), assuming the applicable regulatory requirements are satisfied.
Administration
The Compensation Committee is responsible for administering the Performance Plan. In the case of awards intended to result in qualified performance-based compensation under Section 162(m), actions of the Compensation Committee under the Performance Plan may be taken solely by those members who qualify as “outside directors” as defined for purposes of Section 162(m). However, until our Parent ceases to own, directly or indirectly, more than 50% of the Company’s outstanding ordinary shares, all actions of the Compensation Committee with respect to the granting and payment of awards shall be subject to review and approval by the Remuneration Committee of our Parent, as it may elect from time to time.
Eligibility and Participation
Employees of the Company or its affiliates, including those who are “covered employees” under Section 162(m) or executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, are eligible for selection by the Compensation Committee to participate in the Plan. At present, the number of employees who it is intended will be eligible to participate in the Performance Plan is five.
Performance-Based Compensation
The Compensation Committee may grant awards under the Performance Plan to eligible employees in its discretion. Each award under the Performance Plan will be contingent on satisfaction or a performance goal or goals established by the Compensation Committee over such performance period as the Compensation Committee may determine. The Compensation Committee will establish a payout formula for each award, which will be based upon a comparison of actual performance to the performance goals specified in the award, and which will establish a maximum award that may be payable to the participant for each level of achievement under the applicable performance goal or goals.
Performance goals may only be based upon one or more of the following performance criteria: (a) cash flow (before or after dividends), (b) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (c) share price, (d) return on equity, (e) shareholder return or total shareholder return, (f) return on capital (including, without limitation, return on total capital or return on invested capital), (g) return on investment, (h) return on assets or net assets, (i) market capitalization, (j) economic value added, (k) debt leverage (debt to capital), (l) revenue, (m) sales or net sales, (n) backlog, (o) income, pre-tax income or net income, (p) operating income or pre-tax profit, (q) operating profit, net operating profit or economic profit, (r) gross margin, operating margin or profit margin, (s) return on operating revenue or return on operating assets, (t) cash from operations, (u) operating ratio, (v) operating revenue, (w) market share improvement, (x) general and administrative expenses and (y) customer service. Performance criteria that are financial metrics may be determined in accordance with United States generally accepted accounting principles (“GAAP”) or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted when established (or, to the extent permitted under Section 162(m), at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.
The performance goals under an award may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee. In measuring the achievement of a performance goal, the Compensation Committee may provide for the inclusion or exclusion of the impact of an event or occurrence which the Compensation Committee determines should appropriately be included or excluded, including: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) foreign exchange gains and losses, (f) a change in the fiscal year of the Company, (g) acquisitions or dispositions, (h) business interruption events, (i) unbudgeted capital expenditures, (j) unrealized investment gains and losses, (k) impairments, and (l) any unusual, non-recurring, infrequently recurring, or non-comparable items (i) as described in Accounting Standard Codification Section 225-20, (ii) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year, or (iii) as publicly announced by the Company. The inclusion or exclusion of events or occurrences described in the foregoing sentence will not be applied to awards that are intended to qualify as performance-based compensation for covered employees pursuant to Section 162(m) to the extent it would cause the awards to lose such status.
After the end of each performance period, the Compensation Committee will determine and certify in writing the maximum amount that may be paid to each covered employee in accordance with the payout formula. The Compensation Committee has no discretion to increase the maximum amount payable determined under the payout formula, but may in its sole discretion reduce the maximum amount payable, and may exercise that discretion based on the extent to which other performance criteria (whether or not set out in the Performance Plan) are achieved. The maximum award that may be paid under the Performance Plan to any individual participant in any fiscal year of the Company is $20,000,000.
Payment of Awards
All awards will be paid in cash, in Company shares or share units under the Company’s shareholder-approved equity plan, or in a combination thereof, as determined by the Compensation Committee. Where an award is denominated in cash and will be paid in the form of Company shares or share units, the number of shares or share units paid to the participant will be determined by reference to the fair market value of such shares as of the date of payment. Where an award is denominated in cash and will be paid in the form of Company options or share appreciation rights, the number of options or share appreciation rights will be determined by reference to the fair value of such awards for financial reporting purposes as of the date of payment. Awards will be paid at the time determined by the Compensation Committee and set out in the award agreement, but in the absence of a specified payment date will be paid in no event later than March 15th of the year following the year in which the participant’s right to payment vests. Participants may be permitted to defer payment of all or a portion of their awards in accordance with rules determined by the Compensation Committee.
Claw-back Policy
A participant’s right to receive or retain an award or to retain any amount received pursuant to an award is subject to cancellation, recoupment, setoff or similar action in accordance with the Company’s claw-back policy, as it may be amended pursuant to the rules and regulations of the Securities and Exchange Commission, the listing standards of any national securities exchange or as otherwise required by applicable law. A participant’s receipt of an award shall be deemed to constitute his or her acknowledgment of and consent to the Company’s implementation and enforcement of the claw-back policy and any provision of applicable law relating to cancellation or recoupment of compensation. In addition, the Compensation Committee may impose such other claw-back or recoupment provisions in an award agreement as it determines necessary or appropriate with respect to any breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the award agreement or otherwise applicable to the participant.

Amendment and Termination
The Board or the Compensation Committee may amend the Performance Plan at any time. The Performance Plan will remain in effect until it is terminated by either the Board or the Compensation Committee, each in its sole discretion and for any reason.
Awards to Particular Officers, Etc
The benefits or amounts that will be received in the future under the Performance Plan by or allocated to each of the officers listed in the Summary Compensation Table or all executive officers of the Company as a group or any other employees are not determinable. However, please refer to the Compensation Discussion and Analysis on page 27 and Summary Compensation Table on page 38 of this proxy statement, which sets forth information regarding incentive compensation paid to our named executive officers during 2016. The Compensation Committee has the discretion to determine amounts payable to participants in the Performance Plan. Non-employee directors will not participate in the Performance Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OM ASSET MANAGEMENT PLC EXECUTIVE PERFORMANCE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information regarding our named executive officers.

Name	Age	Position
Peter L. Bain	58	President, Chief Executive Officer and Director
Stephen H. Belgrad	54	Executive Vice President, Chief Financial Officer
Linda T. Gibson	51	Executive Vice President, Head of Global Distribution
Christopher Hadley	47	Executive Vice President, Chief Talent Officer
Aidan J. Riordan	45	Executive Vice President, Head of Affiliate Management
For the biographical information of Mr. Bain, see “Proposal 1—Election of Directors” above.
Stephen H. Belgrad is one of our Executive Vice Presidents, our Chief Financial Officer and a member of our Executive Management Team. Mr. Belgrad has held these positions since our initial public offering and has held comparable positions with OMAM Inc., where he also acts as director, since 2011. Mr. Belgrad is on the board of managers of a number of our affiliates. Mr. Belgrad is responsible for our finance, investor relations, legal and IT/operations functions and jointly responsible for corporate development. From 2008 to May 2011, Mr. Belgrad was chief financial officer of HarbourVest Global Private Equity Limited (HVPE), a publicly-traded closed-end investment company. Mr. Belgrad previously was a vice president in the new investments group at Affiliated Managers Group, Inc., a publicly traded global asset management company, and, prior to that, senior vice president and treasurer at Janus Capital Group Inc., a publicly traded investment management firm. He began his career at Morgan Stanley & Co. LLC, a global financial services firm, where, over the course of 15 years, he held various positions in financial institutions, investment banking, corporate strategy and Morgan Stanley’s asset management division. Mr. Belgrad received a B.A. in economics from Princeton University and an M.B.A. from Harvard Business School.
Linda T. Gibson is one of our Executive Vice Presidents, our Head of Global Distribution and a member of our Executive Management Team. Ms. Gibson has served as an Executive Vice President since 2004. In July 2012, Ms. Gibson was appointed Head of Global Distribution. Ms. Gibson is Chief Executive Officer of OMAM International Ltd. and is currently responsible for global distribution, marketing and communications. Ms. Gibson joined OMAM Inc. in 2000 and has held various executive positions, including Interim President and Chief Executive Officer from September 2010 to February 2011, Chief Operating Officer and Head of Affiliate Management from October 2008 to July 2012 and General Counsel from February 2001 to October 2009. Ms. Gibson also serves on the boards of a number of our affiliates. Prior to joining OMAM Inc., Ms. Gibson was a senior vice president and senior counsel at Signature Financial Group, Inc., a third-party mutual fund administrator and distributor, where she oversaw the legal operations of the Boston, London and Grand Cayman offices, and provided consulting services with respect to global investment product design and strategy. Ms. Gibson received a B.A. in mathematics from Bates College, a J.D. from Boston University School of Law and is a graduate of the Advanced Management Program at Harvard Business School.
Christopher Hadley is one of our Executive Vice Presidents, our Chief Talent Officer and a member of our Executive Management Team. Mr. Hadley has held these positions since July 2012. Mr. Hadley is responsible for formulating the strategy and providing services for acquiring, developing and retaining our talent. Mr. Hadley also serves on the board of managers of Acadian, one of our affiliates. Since Mr. Hadley joined OMAM Inc. in 2006, he has held various positions in the Talent Department, including Senior Vice President and Head of Talent from May 2011 to June 2012, Vice President, Head of Compensation and Benefits from November 2008 to May 2011 and Vice President, Talent from August 2007 to October 2008. Prior to joining OMAM Inc., Mr. Hadley was head of compensation at Putnam Investments. Mr. Hadley received a B.S. from the University of Massachusetts, Amherst.
Aidan J. Riordan is one of our Executive Vice Presidents, our Head of Affiliate Management and a member of our Executive Management Team. Mr. Riordan joined OMAM Inc. in June 2011 as Senior Vice President and Director of Affiliate Management and was appointed to his current position in July 2012. Mr. Riordan is responsible for oversight and development of our current portfolio of affiliates and is jointly responsible for corporate development. Mr. Riordan is a member of the boards of each of our affiliates and is a member of the remuneration committees of certain of our affiliates. From 2005 through May 2011, Mr. Riordan was a partner at Calvert Street Capital Partners, a middle market private equity firm based in Baltimore, Maryland, which he joined in 2003, and previously held positions at Castle Harlan, Inc., a private equity firm based in New York that focuses on buyouts and growth capital investments in middle-market companies across a range of industries. Mr. Riordan began his career at Berkshire Capital Corporation, a New-York based investment bank specializing in providing mergers and acquisitions services to the investment management industry. Mr. Riordan received a B.A. in economics from the University of Pennsylvania and an M.B.A. in finance from Columbia Business School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the Ordinary Shares as of March 14, 2017 by:

•	our Parent, through its wholly-owned subsidiary, OMGUK;

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the Ordinary Shares; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include Ordinary Shares issuable upon the exercise of options to purchase Ordinary Shares that are immediately exercisable or exercisable within 60 days after March 14, 2017. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Percentage ownership calculations for beneficial ownership are based on 114,720,358 Ordinary Shares outstanding as of March 14, 2017. Except as otherwise indicated in the table below, addresses of named beneficial owners are care of OMAM Inc., 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116.
In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding Ordinary Shares that a person has the right to acquire within 60 days of March 14, 2017. We did not deem these Ordinary Shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Old Mutual plc(1)(2)	58,310,859	50.83%
FMR LLC(3)	11,808,641	10.29%
Peter L. Bain	988,567	*
Stephen H. Belgrad	226,417	*
Linda T. Gibson	230,774	*
Christopher Hadley	33,817	*
Aidan J. Riordan	147,829	*
Stuart H. Bohart	—	*
Russell T. Carmedy	—	*
Robert J. Chersi	5,471	*
Ingrid G. Johnson	—	*
Kyle Prechtl Legg	20,665	*
James J. Ritchie	26,272	*
John D. Rogers	18,084	*
Donald J. Schneider	3,500	*
All directors and current executive officers as a group (13 persons)	1,701,396	1.48%

(1)
Amounts shown reflect the aggregate number of Ordinary Shares held by Old Mutual plc based solely on information set forth on Form 4 filed with the SEC on December 19, 2016. Old Mutual plc reported sole voting and dispositive power over all of the 58,310,859 ordinary shares. The address of Old Mutual plc is 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London, England EC4V 4GG.

(2)	Old Mutual plc owns its Ordinary Shares indirectly through OMGUK, its wholly-owned subsidiary.

(3)
Based solely on information set forth in Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2017 by FMR LLC on behalf of itself and Abigail P. Johnson. FMR LLC reported sole voting power over 1,747,234 Ordinary Shares, shared voting power over none of the Ordinary Shares and sole dispositive power over 11,808,641 Ordinary Shares. Abigail P. Johnson reported sole voting power over none of the Ordinary Shares, shared voting power over none of the Ordinary Shares and sole dispositive power over 11,808,641 of the Ordinary Shares. The Amendment No. 3 to Schedule 13G further states that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, and the rules of the SEC require our directors, executive officers and persons who own more than 10% of the Ordinary Shares to file reports of their ownership and changes in ownership of the Ordinary Shares with the SEC. The Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf. Based solely on our review of the reports filed during 2016 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of the Ordinary Shares failed to file a report on a timely basis during 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our Audit Committee reviews and approves in advance all related-party transactions.
Relationship with Our Parent and OMGUK
Prior to our initial public offering, we were a wholly-owned subsidiary of our Parent and were included in our Parent’s consolidated operations. Our Parent continues to indirectly own a majority of the Ordinary Shares, and as a result, our Parent continues to have significant influence over our business and affairs including the composition of our Board and with respect to any action requiring the approval of our shareholders.
We have entered into certain agreements with our Parent and OMGUK. In addition, our Parent continues to consolidate our financial results in its financial statements. The following descriptions of such agreements and transactions are summaries only and are qualified in their entirety by reference to the complete documents, each of which has been publicly filed with the SEC.
As previously disclosed on our Form 8-K, filed on March 27, 2017, on March 25, 2017, our Parent announced that it had agreed to the Minority Sale. Following the completion of the Minority Sale, our Parent’s shareholding will reduce from 50.8% to 25.9%. The Minority Sale comprises a sale of 9.95% of our ordinary shares in a first tranche and a further 15% in a second tranche, each subject to certain regulatory approvals. It is expected that one representative of HNA Capital US will replace Mr. Carmedy on our Board at the completion of the sale of the first tranche of ordinary shares. A second representative of HNA Capital US is expected to join our Board following the completion of the sale of the second tranche. It is not yet known which Parent Group Director will be replaced at such time. The current Parent Group Directors are: Ms. Johnson and Messrs. Bain, Bohart, Carmedy and Schneider. In addition, following the completion of the first tranche of the Minority Sale, we will no longer be a controlled company and our Board must consist of a majority of independent directors within one year of such date. The Directors currently determined to be independent by the Board are: Ms. Legg and Messrs. Ritchie, Rogers and Chersi.
Shareholder Agreement
In connection with our initial public offering, we entered into a shareholder agreement with our Parent, which we refer to as the Shareholder Agreement. The Shareholder Agreement includes provisions as to certain aspects of our continuing relationship with our Parent, including the composition of the Board and other corporate governance matters, certain consent rights that our Parent will have until the date that it ceases to beneficially own at least 20% of our outstanding Ordinary Shares with respect to certain actions taken by us and our subsidiaries and certain information rights granted to our Parent.
Board and Corporate Governance Rights
The Shareholder Agreement entitles our Parent to appoint a specific number of directors to our Board (the “Parent Group Directors”). The number of Parent Group Directors that our Parent is entitled to appoint is based on its beneficial ownership of the Ordinary Shares as follows:

•
until and including the date on which our Parent first ceases to beneficially own more than 50% of our outstanding Ordinary Shares (the “Majority Holder Date”), our Parent will be entitled to appoint a majority of our directors;

•
after the Majority Holder Date and until our Parent first ceases to beneficially own at least 35% of our outstanding Ordinary Shares (the “First Threshold Date”), our Parent will be entitled to appoint (I) three directors if our Board consists of seven directors and (ii) four directors if our Board consists of nine directors;

•
after the First Threshold Date and until our Parent first ceases to beneficially own at least 20% of our outstanding Ordinary Shares (the “Second Threshold Date”), our Parent will be entitled to appoint two directors; and

•
after the Second Threshold Date and until our Parent first ceases to beneficially own at least 7% of our outstanding Ordinary Shares (the “Third Threshold Date”), our Parent will be entitled to appoint one director.

Following the Third Threshold Date, our Parent will have no further rights to appoint Parent Group Directors.
The Shareholder Agreement also provides that our Parent shall have the right to increase the size of the Board from seven to nine directors and designate the Chairman of the Board until the Majority Holder Date. On August 2, 2016, our Board received notice from our Parent that our Parent exercised its right under the Shareholder Agreement to increase the size of our Board from seven to nine Directors.
The Shareholder Agreement requires that (i) until the Majority Holder Date, all three members of the Nominating and Corporate Governance Committee and Compensation Committee shall be selected by the Board (or all four members if the size of the respective committee is increased to four), (ii) until the Second Threshold Date, at least one member of the Audit Committee shall be a Parent Group Director who must be an “Independent Director” as defined by the NYSE Rules and Rule 10A-3 under the Exchange Act, if our Parent has designated an Independent Director to so serve on our Board (which it is not required to do), (iii) the Audit Committee shall consist of at least three directors and (iv) the Compensation Committee and the Nominating and Corporate Governance Committee shall consist of three directors or, if requested by our Parent, four directors.
Consent Rights
The Shareholder Agreement provides that until the first date on which our Parent no longer beneficially owns at least 20% of our outstanding Ordinary Shares, the prior consent of our Parent will be required before we may take any of the following actions, whether directly or indirectly through a subsidiary or controlled affiliate:

•
any merger or acquisition with consideration paid or payable (including a pro rata share of the debt assumed) of at least $100 million, or any disposition of assets with a fair market value of at least $100 million, involving us or one of our subsidiaries or controlled affiliates, on the one hand, and any other person, on the other hand;

•
any incurrence or guarantee of (or grant of a lien with respect to) external recourse debt in an amount greater than $300 million, plus the principal amount of the outstanding external debt on the Majority Holder Date;

•
any issuance of share capital other than (i) issuances of equity awards to directors or employees pursuant to a compensation plan or (ii) issuances of share capital in connection with an acquisition involving a consideration payable less than $100 million;

•	entry into or amendment or termination of any material joint venture or strategic alliance;

•	any declaration or payment of a dividend other than in accordance with our dividend policy approved by our Board as of the Majority Holder Date;

•
listing or delisting of any securities on a securities exchange, other than the listing or delisting of debt securities on the NYSE or any other securities exchange located solely in the United States;

•	any agreement or arrangement that would conflict with the terms of the Shareholder Agreement;

•	any amendment, termination or waiver of any rights under our constitutional documents; and

•	any filing or petition under bankruptcy laws, admission of insolvency or similar actions by us or any of our subsidiaries or controlled affiliates, or our dissolution or winding-up.
Conflict of Interest Authorization and Change of Control Notification Rights
The Shareholder Agreement provides that our directors authorize under the Act and the Articles any conflict of interest of any Parent Group Directors from time to time with respect to any employment, office or position held, or any other interest (including the ownership of securities), in respect of any member of our Parent’s group on terms that each such Parent Group Director shall be entitled to receive all information provided to, and participate fully in all deliberations and participate in any vote of, our Board, for all matters (including in respect of any change of control transaction). In addition, until the Second Threshold Date, the Shareholder Agreement requires us to promptly inform our Parent of all inquiries made or received by us regarding potential change of control transactions and, as requested by our Parent, keep our Parent current on the status of any related discussions.
Information and Consultation Rights; Disclosure and Financial Accounting
The Shareholder Agreement requires us to provide our Parent with information and data relating to our and our subsidiaries’ business and financial results and access to our personnel, data and systems until the Third Threshold Date. Furthermore, the Shareholder Agreement provides for the establishment of a reporting coordination committee to facilitate the financial reporting of the Company and our Parent. Until the Second Threshold Date, the Shareholder Agreement requires us to coordinate with our Parent with respect to the timing of earnings releases and the release of any material information related to the Company subject to our obligations to comply with applicable laws. To the extent practicable, we must provide our Parent with a copy of any public release prior to publication and consider in good faith incorporating any comments provided by our Parent.
Preemptive Rights
The Shareholder Agreement provides OMGUK with the right to purchase its pro rata share of any issuances of share capital by us until the Third Threshold Date, other than issuances of (i) share capital as consideration for mergers, consolidations or similar transactions, (ii) equity awards to directors or employees pursuant to a compensation plan and (iii) share capital of one of our subsidiaries to or by one of our wholly-owned subsidiaries.
Lock-Up
The Shareholder Agreement obligates our Parent to agree with the underwriters in any future public securities offering by us to a lock-up period of up to 90 days, other than with respect to privately negotiated transactions.
Non-Solicitation
We and our Parent agree that, until the Third Threshold Date, without the prior written consent of either party, neither we nor they will solicit any then-current employee of the other party with respect to employment.
Term
The Shareholder Agreement will terminate on the Third Threshold Date.
Assignment
The rights of our Parent under the Shareholder Agreement may be assigned to any third party provided that the third party shall only receive the rights that are applicable to the level of ownership acquired by the third party. Notwithstanding the foregoing, our Parent’s rights to approve certain Company actions and to be informed of inquiries made or received by us regarding a potential change of control transaction may only be assigned to a transferee of a majority of our Ordinary Shares.
Parent Registration Rights Agreement
In connection with our initial public offering, we entered into a registration rights agreement with our Parent, pursuant to which our Parent may require us to file one or more registration statements and prospectus supplements with the SEC covering the public resale of registrable securities beneficially owned by our Parent and its subsidiaries with expected aggregate gross proceeds of at least $50 million. We filed a shelf registration statement on Form S-3, which was declared effective by the SEC on December 3, 2015 (the “Shelf Registration Statement”). We filed a prospectus supplement in connection with a public offering of our Ordinary Shares by OMGUK, which closed on December 19, 2016. We may be required to file one or more additional prospectus supplements in connection with the Shelf Registration Statement in the future. We are not obligated to effect more than one demand registration, in addition to any registration on a shelf registration statement, in any six-month period. We are obligated to file a shelf registration statement upon any request made by our Parent. In addition, our Parent has certain “piggy-back” registration rights, pursuant to which it is entitled to register the resale of its registrable securities alongside any offering of securities that we may undertake, and the amount of securities we may offer may be subject to “cutback” in certain cases. We are responsible for the expenses associated with any sale under the agreement by our Parent, except for its legal fees and underwriting discounts, selling commissions and transfer taxes applicable to such sale. Our Parent may assign its rights under the registration rights agreement to any transferee who acquires not less than 7% of our outstanding Ordinary Shares from our Parent.
Employee Registration Rights Agreement
In connection with our initial public offering, we entered into a registration rights agreement with certain employees of OMAM Inc. who hold restricted Ordinary Shares. Pursuant to the employee registration rights agreement, we were obligated to file a shelf registration statement promptly after the first anniversary of the consummation of our initial public offering to cover the restricted Ordinary Shares issued to the employees in an exchange program. The filing of the Shelf Registration Statement satisfied this obligation. On April 1, 2016, we filed a prospectus supplement relating to such restricted Ordinary Shares. We may be required to file one or more additional prospectus supplements in connection with the Shelf Registration Statement in the future. We were responsible for the expenses associated with registering the Ordinary Shares and are responsible for maintaining the effectiveness of the shelf registration statement but are not obligated to assist with any sale of the Ordinary Shares by the employees.
Intellectual Property License Agreement
In connection with our initial public offering, we entered into an intellectual property license agreement with our Parent, and, solely for the intellectual property owned by it applicable to the agreement, Old Mutual Life Assurance Company (South Africa) Ltd., or OMLACSA, which we refer to as the Intellectual Property Agreement. Pursuant to the Intellectual Property Agreement, our Parent and OMLACSA have granted us a limited, non-exclusive, fully paid-up, royalty-free, non-transferable, non-sublicensable license to use certain trademarks, servicemarks, names and logos, including the names “Old Mutual”, “OM” and the “OM 3 anchor design logo” or collectively, the Transitional Servicemarks, with respect to our business, worldwide, subject to certain exceptions set forth in the Intellectual Property Agreement. Our Parent and OMLACSA have also granted us a perpetual, limited, non-exclusive, fully paid-up, royalty-free, non-transferable, non-sublicensable license to use the term “OMAM”, or the Perpetual Servicemark, and collectively with the Transitional Servicemarks, the Servicemarks, in all or part of our corporate or trade names, businesses and activities, including in any advertising or promotional materials, and as a ticker symbol, and the perpetual right to use “OM Asset Management” in all or part of our corporate or trade names. Likewise, we have been licensed the perpetual right to use omam.com. The license term for the Transitional Servicemarks commenced upon the date of the closing of our initial public offering and ends six months after the date on which our Parent ceases to directly or indirectly own a majority of our outstanding Ordinary Shares. The right to use the Perpetual Servicemark in all or part of our corporate or trade names, businesses and activities, including in any advertising or promotional materials, and as a ticker symbol, and the right to use “OM Asset Management” in all or part of our corporate or trade names, and the right to use omam.com as our website and email address, will continue in perpetuity.
At the end of the license term, we must cease using the Servicemarks (other than the Perpetual Servicemark), but we will be permitted to make historical reference to our affiliation with our Parent or OMLACSA solely to the extent required under applicable law to describe the historical performance of our business or to indicate that we were formerly operating under the name “Old Mutual”.
Under the Intellectual Property Agreement, six months after our Parent ceases to directly or indirectly own a majority of our outstanding Ordinary Shares, we are obligated to cease use of any and all domain names containing the term “Old Mutual” or “OM” (other than omam.com) that we owned prior to the closing of our initial public offering and transfer such domain names to our Parent. For a period of twelve months commencing on the date on which our Parent ceases to own a majority of our outstanding Ordinary Shares, our Parent will redirect all attempts by users to access such domain names to a single new domain name to be managed by us or one of our affiliates, which will not contain the terms “Old Mutual” or “OM.”
Under the Intellectual Property Agreement, we indemnify our Parent, OMLACSA, their respective affiliates, and their respective directors, officers, and employees from and against any third-party claims resulting from (i) our breach of the Intellectual Property Agreement and (ii) the use by us or our subsidiaries of the Servicemarks. Our Parent and OMLACSA, jointly and severally, indemnify us, our subsidiaries, and our respective affiliates, directors, officers, and employees from and against any third-party claims resulting from (i) our Parent’s or OMLACSA’s breach of the Intellectual Property Agreement and (ii) the use by our Parent or OMLACSA or their respective subsidiaries of the Servicemarks, provided that we are using the Servicemarks in accordance with the Intellectual Property Agreement.
Deferred Tax Asset Deed
In connection with our initial public offering, we entered into a Deferred Tax Asset Deed with OMGUK, dated September 29, 2014, as amended (the “DTA”) that provides for the payment by OMAM to OMGUK of amounts equal to certain deferred tax assets existing as of the date of the closing of our initial public offering (the “Pre-IPO Tax Assets”), subject to repayment if, and to the extent that, the Pre-IPO Tax Assets are determined not to be available. For the purposes of this DTA, the tax savings we realize are computed by comparing our actual tax liabilities with the liability for tax we would have had if the Pre-IPO Tax Assets had not existed.
Payments under the DTA are made quarterly during the taxable year based on our estimated tax savings for that year, with a true-up no later than November 30th in the year following the relevant taxable year. The actual amount and timing of any payments will ultimately vary depending on a number of factors, including the timing and extent of our utilization of the Pre-IPO Tax Assets.
On June 13, 2016, we entered into a Heads of Agreement with OMGUK to provide that our obligations to make future payments to OMGUK under the DTA, which were originally scheduled to continue until January 31, 2020, were amended as of December 31, 2016 in exchange for a payment of the net present value of the future payments due to OMGUK valued at $142.6 million as of December 31, 2016. The net present value of the future payments was calculated using a discount rate of 8.5% and is to be paid by us to OMGUK in three installments on each of June 30, 2017, December 31, 2017 and June 30, 2018, such payments forward valued at a discount rate of 8.5%. The determination of the appropriate discount rate reflects a continuation of an indemnity provided by OMGUK which protects the realized and future tax benefits covered by the DTA in the event of a change in tax law or challenge from the IRS resulting from the Company’s use of the deferred tax assets. Such protections are unaffected by the Heads of Agreement.
Co-Investment Deed
In connection with our initial public offering, we entered into a Co-Investment Deed whereby we are obligated to pay OMGUK an amount equal to the proceeds realized by us in respect of specified pre-initial public offering co-investments owned by OMAM Inc. (the “Pre-IPO Co-Investments”) These Pre-IPO Co-Investments include limited partnership interests and limited liability company interests in specified entities owned by OMAM Inc. and its wholly owned subsidiaries. As of December 31, 2016, the Pre-IPO Co-Investments had an aggregate fair value and carrying value of $14.3 million.
During the term of the Co-Investment Deed, we make quarterly cash payments to OMGUK in an amount equal to 100% of the estimated after-tax cash distributions received by us or our wholly owned subsidiaries during the three-month period ending on the last day of the month preceding the payment date. These distributions include all amounts received by us or our wholly owned subsidiaries from or in respect of the Pre-IPO Co-Investments, including any distributions, disposal proceeds and carried interest less any taxes chargeable on those distributions assuming statutory tax rates. If any tax losses are realized in respect of a Pre-IPO Co-Investment during a tax year and have not been taken into account for that year, or if the actual after-tax cash receipts differ from the estimated after-tax cash receipts, there will be a true-up, and any additional payment made to OMGUK will be made no later than November 30th of the year following that tax year.
Seed Capital Management Agreement
In connection with our initial public offering, we entered into a seed capital management agreement, dated October 8, 2014, with our Parent and certain of its affiliates, Millpencil Limited, or MPL, Millpencil (U.S.) LP, or the Limited Partnership, and a newly formed MPL entity, or MPLUK2, as amended by the first amendment thereto on December 31, 2014 (the “Seed Capital Management Agreement”). This agreement governs the deployment of certain seed capital investments of MPL and all of the seed capital investments of MPLUK2 and the Limited Partnership in various mandates that our Affiliates manage. On June 13, 2016, we and our Parent entered into a Heads of Agreement which provided for (i) the acceleration of the transfer of approximately $35 million of seed investments to our balance sheet (the “Initial Seed Purchase”), which occurred in the third quarter of 2016; (ii) a reduction of the seed capital investments managed by us but owned by our Parent to a portfolio of approximately $100 million; and (iii) the acceleration of the transfer of all remaining seed capital investments covered by the Seed Capital Management Agreement to our balance sheet on or around June 30, 2017 (the “Final Seed Purchase”). We have completed the Initial Seed Purchase and have amended the Seed Capital Management Agreement in September 2016 to reflect the remaining portfolio of seed investments. We intend to complete the Final Seed Purchase on or around June 30, 2017.
The fair market value of the seed capital investments that will be purchased on or around June 30, 2017 was approximately $83 million as of December 31, 2016.
Parent Group Director Compensation
Messrs. Carmedy, Gladman and Schneider and Ms. Johnson are executive officers of our Parent. Mr. Bain is our President and Chief Executive Officer. These directors (and in the case of Mr. Gladman, former director) receive no additional compensation for services as directors, however, our Parent does recharge us for their services. In 2016, this recharge was approximately $305,000. Mr. Bohart was engaged by our Parent and is treated as compensated by our Parent. For administration ease he is paid directly by the Company rather than through a recharge. Mr. Bohart’s compensation is not included in the recharge of approximately $305,000.

Review and Approval of Transactions with Related Persons
Our Board has adopted written policies and procedures for transactions with related persons. As a general matter, the policy requires our Audit Committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of any of our directors, nominees for director or executive officers and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.
The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than the terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers a transaction.
Historical Related Party Transactions
Seed Capital and Co-Investments
A related party subsidiary of our Parent (the “Subsidiary”) has provided seed capital that is invested in certain products of our Affiliates. The fair value of seed capital investments held by the Subsidiary in our Affiliates’ products totaled approximately $83 million at December 31, 2016. In addition to seed investments, co-investments of approximately $4 million were held by the Subsidiary in products of our Affiliates.
Management Fees
We provide sub-advisory and advisory services to related party subsidiaries of our Parent. We earned management fees for providing these services amounting to $8.9 million for the year ended December 31, 2016.
Administrative Overhead Allocation
Our Parent has historically provided us with various oversight services, including governance, employee benefits, investor relations, regulatory licensing, procurement of insurance, human resources, financial reporting, internal audit, treasury, systems, risk and tax services. Many of these services have been transitioned to us and therefore the cost charged by our Parent has decreased. The actual amount our Parent billed us for services performed was $0.9 million for the year ended December 31, 2016, which was settled in cash. There was no amount allocated to us via a non-cash capital contribution to Parent equity for the year ended December 31, 2016.
Rent and Facilities Costs
Our global distribution subsidiary conducts a portion of its distribution activities out of Asia and the United Kingdom, and this subsidiary has entered into arrangements with a related party subsidiary of our Parent to utilize their premises and leverage certain of their administrative functions. The amounts charged to the Company for rent and operating costs per these arrangements amounted to approximately $0.2 million for the year ended December 31, 2016. With respect to the premises in Asia, such arrangements ended in the first half of 2016.
Guarantees
In connection with a sale by us in May 2012 of one of our former affiliates to a third party, our Parent entered into a letter agreement with the purchaser under the agreement pursuant to which our Parent agreed to be bound, and agreed to cause its affiliates to be bound, by the terms of certain covenants and agreements contained in the agreement. The covenants relate to non-solicitation and non-hiring of the former affiliate’s personnel and non-competition with the business of the former affiliate for a period of three-years following the closing date of the transaction. In addition, OMGUK unconditionally guaranteed the performance of all obligations of the sellers under the agreement, including obligations of payment pursuant to an indemnification or as otherwise required by the terms of the agreement.
Ordinary Share Repurchase Transaction
On December 19, 2016, we closed a private repurchase transaction, in which we repurchased 6 million of our Ordinary Shares directly from OMGUK, at a price of $14.25 per share. The repurchase was effected pursuant to a private repurchase agreement with our Parent and OMGUK, pursuant to a share repurchase program approved by our shareholders at our 2016 annual general meeting. The private repurchase transaction occurred concurrent with a public offering of an aggregate of 14.95 million ordinary shares to the public at a price of $14.25 per share.

CODE OF CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. The text of the code of business conduct and ethics is posted on our website at www.omam.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the NYSE Rules.

OTHER MATTERS
The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY TELEPHONE OR BY RETURNING A COMPLETED, SIGNED, AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
To be considered for inclusion in the proxy statement relating to our 2018 Annual General Meeting of Shareholders, we must receive shareholder proposals no later than December 7, 2017. In accordance with the Articles, and without prejudice to the rights of a shareholder of record under applicable law, to be considered for presentation at the 2018 Annual General Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than December 30, 2017 nor later than January 29, 2018 together with all supporting documentation required by the Articles. Proposals that are not received in a timely manner will not be voted on at the 2018 Annual General Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All shareholder proposals should be marked for the attention of Secretary, OM Asset Management plc, Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG, United Kingdom.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RICHARD J. HART
Richard J. Hart Secretary
Ground Floor, Millennium Bridge House,
2 Lambeth Hill
London EC4V 4GG, United Kingdom
April 3, 2017

Appendix A

OM Asset Management plc
DIRECTORS’ REMUNERATION REPORT FOR THE PERIOD ENDED DECEMBER 31, 2016
ANNUAL STATEMENT FROM THE CHAIR OF THE COMPENSATION COMMITTEE
On behalf of the Compensation Committee (“the Committee”) I am pleased to present the U.K. Directors’ Remuneration Report. As a U.K. Company which is listed on the New York Stock Exchange, the Company has reporting requirements in both the U.K. and U.S. Because each jurisdiction has different regulations with specific guidelines on reporting compensation, the components of the reported figures differ between the Compensation Discussion and Analysis (“CD&A”) section of the Company’s 2017 Proxy Statement and this Remuneration Report. This report, as required in the U.K. by The Enterprise and Regulatory Reform Act 2013 and The Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013, is split into three parts:

•	The Annual Statement from the Chair of the Compensation Committee.

•
The Directors’ Remuneration Policy sets out the proposed policy for the three years beginning on the date of the Company’s 2017 Annual General Meeting, (“AGM”), which is subject to a binding shareholder vote. The changes are outlined below and included within the policy.

•
The Annual Report on Remuneration sets out the payments made and awards granted to the directors in 2016 and how the Company intends to implement the policy in 2017, which, together with the Annual Statement, is subject to an advisory shareholder vote.

Four new members joined the OM Asset Management plc Board of Directors in 2016. Robert J. Chersi joined the Board as an independent Non-Executive Director (“NED”) as of 1 March 2016. Stuart H. Bohart joined the Board on 17 May 2016 as an appointee of our Parent and majority shareholder, Old Mutual plc. Ingrid G Johnson and Russell Carmedy, who are employed and represent our Parent, joined the Board on 4 August 2016.
On March 25, 2017, Old Mutual plc announced that it had agreed to sell a 24.95% shareholding in the Company to HNA Capital US in a two step transaction (“Minority Sale”). It is expected that one representative of HNA Capital US will replace Mr. Carmedy on the Company’s Board at the completion of the first step of the transaction. A second representative of HNA Capital may join the Company’s Board following the completion of the second step of the transaction. It is not yet know which appointee of our Parent will be replaced at such time. The current Directors appointed by our Parent are Ms. Johnson and Messrs. Bain, Bohart, Carmedy and Schneider.
Areas of Focus for 2016
Responsibility for the oversight of the compensation of the Company’s NEDs was changed from the Compensation Committee to the Nominating and Corporate Governance Committee in 2016. Changes are being proposed for 2017, in consultation with Frederic W. Cook & Co. (“FW Cook”), an independent compensation consultant, to keep the NEDs’ pay at the median of the competitive market and to acknowledge the extraordinary amount of work in 2016 in supporting the Company in connection with our Parent’s publicly announced managed separation strategy. The changes include:

•	An increase of the base fee for all NEDs, excluding the chairman, of $10,000 per annum to $90,000.

•	An increase in the fees for the chairs of the Audit Committee and Compensation Committees by $5,000 per annum, to $25,000 and $15,000, respectively.

•
The timing of equity awards for the NEDs has changed from a calendar year grant to an annual grant covering the time period from AGM to AGM. This change will be reflected in the report for 2017 compensation. To facilitate this change in timing a partial year grant was made in early 2017 to cover the period from January 2017 to 2017 AGM.

•
The ability to pay a one-time award, either in cash or equity, for an extraordinary amount of work. In 2016, there were numerous additional meetings due to the previously announced managed separation work supporting our Parent and majority shareholder, Old Mutual plc. As a result, a $20,000 one-time cash award is proposed for the NEDs (non-employees of Old Mutual plc or OMAM) and a $40,000 one-time cash award for the chairman. Awards would be paid with the July NED fee payment.

•	Beginning in 2016, Old Mutual plc appointed a consultant as one of the Parent Group Directors. Unlike the NEDs who are paid in cash and equity, this director is paid cash only.
2016 Executive Director Incentive Determination
In 2015, a framework was developed with the assistance of FW Cook to assist in making a determination on incentive pool funding. While the bonus pool determination and resulting allocations are discretionary, this framework assists the Compensation Committee in making final determinations. The Compensation Committee held meetings during December 2016 to begin reviewing the 2016 compensation proposals. This process crossed into 2017 with final compensation decisions being approved at a meeting in January 2017.
When recommending and assessing the awards for our executive director, the Compensation Committee considered OMAM’s financial and strategic performance, competitive market data, actual prior year compensation and the demonstration of leadership values. The Compensation Committee utilizes a framework to assess financial and strategic performance. This framework considers OMAM’s overall financial performance against business plan and compared to prior-year results, with a focus on economic net income (“ENI”) growth, ENI revenue growth, the revenue impact of net flows and earnings per share growth. The Compensation Committee considered financial results for OMAM prepared on a U.S. GAAP basis (as the primary reporting framework applicable to OMAM) which excluded Landmark Partners, a new Affiliate acquired in 2016. Strategic performance was assessed relative to managing and partnering with our Affiliates, acquiring new Affiliates, global distribution, managing as a newly public company and managing risks.
Performance highlights for OMAM for the year ending 31 December 2016 included:

•	Pre-tax ENI of $190.7 million down (6.3)% from pre-tax ENI of $203.5 million in 2015 (excluding the 2015 non-recurring performance fee)

•	ENI revenue of $678.5 million, up 2.2% from 2015 ENI revenue of $663.9 million

•	Annualized revenue impact of net flows of $11.0 million down (41.8)% from 2015 annualized revenue impact of net flows of $18.9 million

•
ENI diluted earnings per share of $1.21 down (2.4)% from 2015 ENI diluted earnings per share of $1.24 (excluding the 2015 non-recurring performance fee), primarily driven by a decrease in operating earnings

Strategic highlights included:

•	The acquisition and integration of Landmark Partners

•	Placement of $400 million of debt securities

•	Launch of a share repurchase program

•	A successful secondary offering by our Parent of 14,950,000 ordinary shares

•	Solid progress on collaborative organic growth initiatives with the Affiliates
After review and discussion of the above factors, the Committee concluded that the incentive for the executive director should be reduced 14% from the prior year.

Remuneration Principles
The principles of our Remuneration Policy are set out in the next section of this report. Our compensation program is designed to contribute to our ability to:

•	support our business drivers, vision, and business strategy;

•	support and enhance our broader talent management practices and the achievement of our desired culture and behavior;

•	use performance-related incentives linked to success in delivering our business results and creating alignment with shareholder interests;

•	pay employees at levels that are both competitive and sustainable; and

•	manage risk.
We aim to achieve these goals through a compensation structure that includes a moderate level of fixed compensation, as well as a larger portion of discretionary incentive compensation consisting of a combination of cash and equity. The only fixed component of compensation is base salary, which for our executive director was 9% of total compensation for 2016. The equity component consisted of both performance-vested and time-vested equity awards of OM Asset Management plc stock. Both the time-vested and performance-vested equity strengthen the alignment between our executive director and our shareholders. Equity grants, including the performance-vested equity awards, for the 2016 performance year, were made in February 2017.
While the binding vote on remuneration policy only applies to directors, we do apply the same principles to our executive team. The following policy and report are provided to give shareholders information about the Compensation Committee’s intention to align compensation to the remuneration principles outlined above. I look forward to your support of this statement, the Directors’ Remuneration Policy and the Annual Report on Remuneration.
Kyle Prechtl Legg
Chair of the Compensation Committee

DIRECTORS’ REMUNERATION POLICY
Introduction
The Directors’ Remuneration Policy described in this section is intended to apply for three years, beginning on the date of OMAM’s AGM in 2017, subject to shareholder approval being obtained at that meeting. The policy will be displayed on OMAM’s website while it remains in force.
With senior executives based in the U.S., the Compensation Committee’s overall approach to total compensation is to set pay by reference to U.S. market practice. As such, the Compensation Committee uses market benchmarks for U.S. asset management firms.
The oversight of the executive director’s compensation is the responsibility of the Compensation Committee and oversight of NED compensation is the responsibility of the Nominating and Corporate Governance Committee. Each Committee will consider the Directors’ Remuneration Policy annually, to ensure that it remains aligned with business needs and is appropriately positioned relative to the market.
Market Benchmarks
We benchmark compensation against total compensation packages paid by peer group companies. We believe that ensuring that our compensation levels are competitive with the market for high caliber talent in our industry is an important attraction and retention tool. The compensation levels of our comparator group companies are an input in assessing both our total compensation and the form and mix of cash and equity incentives awarded to our employees and our executive officers, including the executive director. In selecting our comparator group we consider the following factors: business structure (multi-boutique model), assets under management, revenues and public company status. The comparator group is evaluated on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared to peer companies, which includes both publicly-traded and privately-held asset management companies. The comparator group data that is provided to the Committee is prepared using survey and proxy data from McLagan.
The comparator group included the following 17 companies:

Affiliated Managers Group, Inc.	Loomis, Sayles & Company, L.P.
American Century Investments	MFS Investment Management
Artisan Partners Limited Partnership	Neuberger Berman Group
Babson Capital Management LLC	New York Life Investment Management LLC
Eaton Vance Management	Nuveen Investments Inc.
Janus Capital Group	OppenheimerFunds
Jennison Associates, LLC	Principal Global Investors
Lazard Asset Management LLC	Putnam Investments
Legg Mason & Co., LLC

Balancing Short- and Long-term Remuneration
Based on our view of current market practice and our compensation principles, we have established the remuneration policy set out in this report. Fixed annual elements, including base pay and benefits, recognize the status of our executives and ensure current and future market competitiveness. Short-term incentive (“STI”) and Long-term incentive (“LTI”) arrangements are designed to motivate and reward them for making OMAM successful on a sustainable basis.
Our independent directors are also expected to retain sufficient vested shares to meet shareholding requirements. The shareholding linkage cements the relationship between the directors’ personal returns and those of OMAM’s investors.
Directors’ Remuneration Policy Table (Executive director)

How the element supports our strategic objectives	Operation of the element	Further information
Base pay
Recognizes the role and the responsibility for delivery of strategy and results
• Paid in 26 bi-weekly installments.

• Generally, reviewed annually with any changes becoming effective at the same time as all employees, which is typically in the first paycheck in March. The Compensation Committee has the ability to change the timing of the review and effective date at its discretion.
• There is no maximum base pay per the policy, however, U.S. tax deductibility rules (Internal Revenue Code §162(m)) disallows amounts in excess of $1 million for non-performance related compensation.
Benefits allowance for retirement provision and other elective benefits
Designed to provide appropriate, market-aligned benefits consistent with the role	• OMAM provides market competitive benefits to all employees including contributions to retirement plans, and contributions toward medical and other insurance benefits.
• The combination of the employer contribution to the qualified Profit Sharing and 401(k) plan and the non-qualified Deferred Compensation Plan is capped at $50,000 per annum. Both plans are defined contribution plans. No defined benefit plans are offered.

• Other benefits are consistent with those provided to other employees such as medical and other insurances, paid holiday, parking, as well as a modest allowance for spousal travel and a dinner club membership.

• While some benefits in the US are offered on pre-tax basis, tax on taxable benefits is borne by the director.

How the element supports our strategic objectives	Operation of the element	Further information
Short-term incentive (STI)
Incents achievement of annually agreed business objectives and strategic priorities
• Incentive awards above a certain threshold are paid in a combination of cash and equity and are determined annually in conjunction with OMAM’s annual results.

• The annual incentive award is discretionary and it is formulaically split into cash and stock of OM Asset Management plc with the percentage of equity ranging from 20% to 50% of the total incentive award. The determinant of the percentage of equity is the size of the award, with larger awards featuring a higher percentage of equity. The Compensation Committee has the ability to change the formula in its discretion.

• The equity component is provided via two equity vehicles. Time-vested awards vest ratably over three years and performance-vested awards vest three years after grant date. Recipients need to remain in service during the vesting period, except where described under service agreements and loss of office. Dividends are paid on unvested time-vested awards and dividend equivalents at the time of vesting of the performance based awards.

• There is no defined maximum award.

• The overall incentive award is discretionary and approved by the Compensation Committee and our Parent (until such time as our Parent no longer owns more than 50% of our outstanding shares) and is based on an assessment of the following:

• Our business results versus financial and operating metrics agreed upon prior to the beginning of the year including:

• ENI, ENI revenue, annualized revenue from net flows and earnings per share growth

• Those same results on a year-over-year basis

• The director’s achievement of individual and company strategic goals

• The director’s prior year compensation

• Competitive market trends

How the element supports our strategic objectives	Operation of the element	Further information
Long-term incentive (LTI)
Incents attainment of long-term objectives and strengthens the alignment of interests between executive directors and shareholders.
• As indicated in STI, a formulaically determined percentage of the Annual Incentive award is granted in performance-related awards which vest three years after grant. Recipients must remain in service, except as described under service agreements and loss of office, and the performance conditions must be met for vesting to occur.

• Performance conditions are used for determining performance for the LTI, which for 2016 awards granted in 2017, was relative TSR to a defined peer group (as described in the Annual Report on Remuneration in the section entitled “Scheme Interests Awarded”). The Compensation Committee may in its discretion change the performance metric for subsequent grants.

• In the event that OMAM has an absolute negative TSR result, the outcome is calculated but the award is capped at 100% of target.

• The performance vested awards will meet the minimum vesting threshold if OMAM’s relative TSR is greater than the low quartile of the peer group and the maximum award is 150% of target at the high quartile. The payout of the performance shares is determined based on our performance within a range of plus or minus 25% of the peer median as follows (with interpolation)

• Vesting of the awards is determined on meeting the performance metric. There is no holding period following vesting of the performance awards, assuming stock ownership guidelines are met.

• Relative performance is determined based on OMAM’s performance compared to a defined group of U.S. publicly traded asset managers.

	OMAM TSR vs. Median	Payout as a % of Target
	> median + 25%	150%
	For every full 1% above median up to 25%	+2%
	Equal to median	100%
	For every 1% below median up to -25%	-2%
	Below median by -25%	50%
	<-25%	0%

How the element supports our strategic objectives	Operation of the element	Further information

Shareholding requirement
To strengthen alignment of interests between executive directors and shareholders.
• The minimum shareholding requirement of OM Asset Management plc shares to be achieved within five years of appointment to the role is as follows:

• Executive Director/Chief Executive Officer—300% of base salary. Prior to meeting the guideline 50% of net gain shares may be sold (i.e., shares remaining after shares sold to pay taxes).
•Our Executive director is also subject to anti-hedging and anti-pledging policies of OMAM stock.
Malus/clawback provision
For the executive director, all cash STI up to three years after payment and vested equity awards up to two years post-vesting contain a clawback provision. In addition, any cash awards prior to payment and unvested equity are subject to a malus provision. These provisions give the Compensation Committee the power to reduce awards if the results on which they were based were misleading or materially incorrect or were subsequently found to have relied on poor risk management or material misrepresentation of performance.
Consideration of Employment Conditions Elsewhere in OMAM
The remuneration approach for the executive director is broadly consistent with all employees of OMAM. OMAM’s approach to executive director and wider employee remuneration is based on a common set of remuneration principles, which have been implemented across OMAM. While the incentive compensation for all employees is ultimately discretionary, the Compensation Committee uses an incentive framework that considers the financial and strategic results that were met during the year for setting the pool for all employees and for determining the executive director compensation. The Compensation Committee looks at the financial results both against plan as well as on a year over year basis. In addition, five strategic areas are reviewed including management of the Affiliates, management of a public company, global distribution, acquisition strategy and risk. The Compensation Committee reviews the strategic objectives both for the year and, depending on the project, on a multi-year basis. All employees are eligible for an annual incentive award that is based on overall pool funding, individual performance and the market data for their position. Awards in excess of a certain amount are then formulaically split into cash and OM Asset Management plc equity. Approximately 35% of the employees of OMAM received equity as a part of their 2016 incentive award. Of the 35%, the executive team receives equity in the form of both time-vested and performance-vested equity, as described above. All other equity recipients receive only time-vested equity.
In accordance with prevailing U.S. asset management practice, the Compensation Committee did not consult with employees in preparing the Directors’ Remuneration Policy.
Approach to Remuneration in Connection with Recruitment
The Compensation Committee’s approach to compensation in connection with recruitment is to pay compensation that is appropriate in level and structure to attract, retain and reward high caliber executive directors, while paying no more than is necessary to attract appropriate candidates to the role. At recruitment, the level of fixed remuneration would be set taking into account the candidate’s skills, their most recent total compensation, internal comparators and external market data for similar roles. Benefits for an executive director would be provided on a similar basis as available to other U.S. employees who are at senior levels within OMAM.
Compensation terms for any new executive directors will be based on the approved remuneration policy and would include the same elements, and be subject to the same constraints, as those of the existing executive directors as shown below:

Element of remuneration	Maximum percentage of base pay
Base pay	Market based
Benefits
Market competitive benefits are provided to all employees. Executive directors are provided the same benefits as similarly situated employees. No benefits allowance is used but rather benefits are provided as either employer paid or on an employer/employee cost sharing basis.

STI
The incentive award is discretionary—based upon market data, candidate’s experience and skills and most recent compensation. STI is the portion of the incentive award that includes cash and the amount that is deferred into time-vested equity. As is customary within U.S. asset management market practice, STI awards are not capped.

LTI	A formulaically determined portion of the discretionary incentive award.
When it is necessary to ‘buy out’ a new executive director’s unvested awards from a previous employer, the Compensation Committee will seek to match the expected value of the awards by granting awards that vest over a time frame similar to those given up, with a commensurate reduction in quantum where the new awards will be subject to performance conditions that are not as stretching as those applicable to the awards given up. Existing annual incentive given up may be bought out on an expected value basis or, at the discretion of the Compensation Committee, through a guaranteed incentive award for the first performance year only. The performance award would typically be a combination of cash and equity.
Where appropriate, the Compensation Committee will agree reasonable costs of relocation for an executive director which, based on individual circumstances, may include costs incurred such as travel, shipping, immigration and tax advice, temporary housing, transaction costs on home sale/purchase, home/school search and school fees. If in relation to a temporary assignment, tax equalization and and temporary housing may be provided. All of these costs will be covered gross of tax incurred by the executive, where applicable.
Service Agreements and Payment for Loss of Office
Executive directors’ service agreements are designed to provide an appropriate level of protection for the executive and OMAM by: (i) setting out individual entitlements to elements of compensation consistent with policy; (ii) summarizing notice periods and compensation on termination of employment by OMAM; and (iii) describing the obligations in relation to confidentiality, data protection, intellectual property and restraint on certain activities.
When an executive director leaves employment, the Compensation Committee will review the circumstances and apply the treatment it believes is appropriate. Any payments will be determined in accordance with the terms of the service contract between OMAM and the employee, as well as the rules of the compensation plans.
OMAM may terminate the employment of an executive director for cause, as defined in the agreement, immediately upon written notice. Upon termination for cause, all compensation and benefits under the agreement will cease. Either OMAM or the executive director may terminate employment for any reason by giving the other party at least six months’ notice in writing. During the notice period salary and benefits are continued. The executive director would remain entitled to a prorated bonus for the portion of calendar year in which he was employed or on notice subject to approval. The Compensation Committee could determine that payments may be eligible under a severance plan depending on the circumstances of the termination.
Any share-based entitlements granted to an executive director under the equity plan would be determined based on the plan rules. The default treatment is that any outstanding awards are forfeited at termination. However, in certain circumstances, such as death, disability, retirement, or other circumstances at the discretion of the Compensation Committee, vesting can be accelerated fully or on a pro-rata basis. In addition, performance vested awards must meet the performance conditions of vesting.
No director or executive has a change-of-control agreement in place.
Dates of Directors’ Service Contracts and Letters of Appointment

Executive director	Contract commencement date	Continuous service date
Peter L. Bain	22 February 2011	22 February 2011

Non-executive director	Date of original appointment	Date of current appointment	Date current appointment terminates
Stuart H. Bohart	17 May 2016	17 May 2016	26 April 2017
Russell Carmedy	4 August 2016	4 August 2016	26 April 2017
Robert J. Chersi	1 March 2016	29 April 2016	26 April 2017
Ian D. Gladman	8 October 2014	April 29, 2016	Resigned 17 May 2016
Ingrid G. Johnson	4 August 2016	4 August 2016	26 April 2017
Kyle Prechtl Legg	8 October 2014	29 April 2016	26 April 2017
James J. Ritchie	8 October 2014	29 April 2016	26 April 2017
John D. Rogers	8 October 2014	29 April 2016	26 April 2017
Donald J. Schneider	29 May 2014	29 April 2016	26 April 2017
Directors are elected or re-elected by ordinary resolution of OMAM’s shareholders at each AGM.  OMAM has not established term limits for directors.  As an alternative to term limits, the Nominating and Corporate Governance Committee reviews each director’s continuation on the Board every year.  Letters of engagement for the NEDs and the employment agreement for our executive director are available at our address, Ground Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG.
On March 25, 2017, Old Mutual plc announced that it had agreed to sell a 24.95% shareholding in the Company to HNA Capital US in a two step transaction (“Minority Sale”). It is expected that one representative of HNA Capital US will replace Mr. Carmedy on the Company’s Board at the completion of the first step of the transaction. A second representative of HNA Capital may join the Company’s Board following the completion of the second step of the transaction. It is not yet know which appointee of our Parent will be replaced at such time. The current Directors appointed by our Parent are Ms. Johnson and Messrs. Bain, Bohart, Carmedy and Schneider.

Illustrations of Application of Remuneration Policy
As described above, and within the CD&A, incentive compensation is discretionary. The Compensation Committee considers a number of factors including OMAM’s performance, the executive director’s performance, and the comparator group market data in making the determination. The chart below illustrates the minimum compensation and provides indication of the total compensation in a year of good performance. The actual award for Peter Bain for 2016 was used for target purposes for a year of good performance. As there is no maximum incentive award, the maximum total compensation figure shown is merely illustrative and equates to a 50% uplift over the actual 2016 award. The minimum award assumes that no bonus was granted in the year and provides fixed compensation only (base + benefits). The chart also provides an indication of the compensation vehicles that are used. The LTI award that was granted for 2016 but not vested until 2020 is depicted to provide the full picture of compensation for the year.

Directors’ Remuneration Policy Table (NEDs)

How the element supports our strategic objectives	Operation of the elements (fees and benefits)	Maximum potential payout	Performance measures used, weighting and time period applicable
To attract NEDs who have the broad range of experience and skills required to oversee the implementation of the strategy.
• Fees for NEDs are recommended by the Nominating and Corporate Governance Committee, approved by the Board and paid in regular installments.

• NEDs appointed and compensated by a shareholder do not receive any additional compensation from the Company.

• For NEDs not appointed and compensated by a shareholder, fees include an annual grant of time-vested RSUs.

• NEDs who received grants of Company stock have a stock ownership guideline of 3 times the base fee (this same amount applies to the Chairman). Prior to meeting the stock ownership guideline, the NEDs are required to retain 100% of net gain shares (i.e., shares remaining after shares sold to pay taxes).

•NEDs are subject to anti-hedging and anti-pledging polices regarding OMAM stock.

•The Nominating and Corporate Governance Committee, with the Board’s approval, may determine on an ad-hoc basis to award to any or all NEDs, a one-time award in either cash or equity for an extraordinary amount of work. The maximum award granted at one time would be $100,000.

• Benefits may include (tax due for any taxable benefits is borne by the director):

• Tax equalization and tax return preparation fees are paid for U.K. tax filings that are in addition to U.S. tax filings.

• Reimbursement of travel expenses.

• Travel for partners to a limited number of Board meetings or corporate events.

• A reasonable allowance for continuing education and conferences.

• Fees are set within the range of comparative board and committee fees, benchmarked against an appropriate group of asset management companies. Average increases will typically be in alignment with the market median.

• Stock is awarded at the time of vesting. Dividend equivalents will be calculated and provided to the NEDs upon vesting.
• RSUs are time-vested after one year with no performance conditions.

Consideration of Shareholder Views
The Compensation and Nominating and Corporate Governance Committees will consider shareholder feedback in relation to the Directors’ Remuneration Report for the prior period at its first meeting following the AGM. This feedback, as well as any additional feedback received during any other meetings with shareholders, is then considered as part of OMAM’s annual review of compensation arrangements for the following year. Where any significant change is proposed, major shareholders will be informed in advance, and will be offered a meeting to discuss these.

ANNUAL REPORT ON REMUNERATION
Annual Incentive (Audited)
The determination of incentive pool funding and individual incentive awards is ultimately discretionary, which allows the Compensation Committee to take into account market factors that impact OMAM performance but are outside of management’s control, use judgment to assess both absolute and relative performance and use judgment to consider non-financial strategic accomplishments. The Compensation Committee determines incentive compensation funding for a pool that includes our executive director as well as other executive officers. The decision is based on the Compensation Committee’s assessment of financial and strategic performance, the executives’ prior-year total compensation relative to changes in overall performance, comparator peer data and competitive market trends. As noted in the Statement from the Chair, our Compensation Consultant, FW Cook, assisted the Compensation Committee with the development of a framework that was used to assess our financial and strategic performance. This framework considers OMAM’s overall financial performance against business plan and compared to prior-year results, with a focus on economic net income (“ENI”) growth, ENI revenue growth, the revenue impact of net flows and earnings per share growth. Strategic performance is assessed relative to managing and partnering with the Affiliates, acquiring new Affiliates, global distribution, managing as a newly public company and managing risks.
Performance highlights for OMAM for the year ending 31 December 2016 included:

•	Pre-tax ENI of $190.7 million down (6.3)% from pre-tax ENI of $203.5 million in 2015 (excluding the 2015 non-recurring performance fee)

•	ENI revenue of $678.5 million, up 2.2% from 2015 ENI revenue of $663.9 million

•	Annualized revenue impact of net flows of $11.0 million down (41.8)% from 2015 annualized revenue impact of net flows of $18.9 million

•
ENI diluted earnings per share of $1.21 down (2.4)% from 2015 ENI diluted earnings per share of $1.24 (excluding the 2015 non-recurring performance fee), primarily driven by a decrease in operating earnings

Strategic highlights included:

•	The acquisition and integration of Landmark Partners

•	Placement of $400 million of debt securities

•	Launch of a share repurchase program

•	A successful secondary offering by our Parent of 14,950,000 ordinary shares

•	Solid progress on collaborative organic growth initiatives with the Affiliates
After review and discussion of the above factors, with a particular focus on the financial results, the Compensation Committee concluded that the incentive pool for the executive officers should be reduced 13% from the prior year incentive pool. Our executive director’s incentive was 14% below 2015 on an annual basis. The table below provides information beginning on the incorporation date of 29 May 2014 as compared to a full year for 2016.
OMAM does not disclose prospective and retrospective performance targets as it is considered to be commercially sensitive. In addition, as is customary in U.S. asset management practice, our executive director does not have an incentive target and there are no maximum incentive awards.

Single Total Figures of Remuneration for the Executive Director (Audited)
Single total figures

Executive director	Year	Base pay $000	Taxable benefits $000	STI $000	LTI $000	Pension- related benefits $000	Items in the nature of remuneration $000	Total $000
Peter L. Bain*	2016	$650	$22	$5,420	$—	$50	$25	$6,167
	2015	$650	$35	$6,295	$—	$50	$24	$7,054
	2014	$386	$10	$4,308	$—	$30	$13	$4,747

* 2015 is the first full year of reporting. Figures for 2014 were prorated and began on the incorporation date of 29 May 2014. As a result, comparison of 2014 figures to 2015 figures will show an increase that is largely due to proration in 2014.

Element	Explanation
Taxable benefits
We included the following benefits that are taxable in the U.S.: basic life insurance, short term disability, group long term disability, supplemental disability (gap coverage), business travel accident and parking.

STI
The annual incentive award is discretionary. STI is the portion of the incentive award that includes cash and the amount that is deferred into time-vested equity. There are no targets or formulas used in the determination of the incentive award. The following factors are considered in making the determination:

• business results versus financial and operating metrics agreed upon prior to the beginning of the year
• those same results on a year-over-year basis
• the director’s achievement of individual goals, including risk management and demonstration of leadership behaviors
• the director’s prior year compensation; and
• competitive market data and trends
The STI consists of 62% cash and 38% time-vested equity.
LTI	LTI has a 3-year cliff vesting with the first vesting in 2018. As a result, there is no LTI to report for 2016.
Pension-related benefits	This includes the company contributions to both the qualified and non-qualified defined contribution retirement plans. There are no defined benefit plans.
Items in the nature of remuneration	This represents non-taxable benefits, including medical, other insurances, club membership and spousal travel, if any.

Single Total Figures of Remuneration for NEDs (Audited)
Fees for NEDs who are not appointed and compensated by a shareholder are paid in both cash and RSUs. NEDs do not receive any benefits, other than the provision of travel to Board meetings and partner’s travel to certain agreed Board meetings or other corporate events of OMAM and its major subsidiaries, tax preparation assistance for U.K. tax filings that are in addition to U.S. tax filings, tax equalization on taxable business travel reimbursements, and a reasonable allowance for conferences and continuing education.

Non-executive director	Fees $000		Taxable benefits* $000		Total $000
	2016	2015	2016	2015	2016	2015
Stuart H. Bohart**	$129	$—	$3	$—	$132	$—
Robert J. Chersi	166	—	6	—	172	—
Kyle Prechtl Legg	200	200	12	4	212	204
James J. Ritchie	363	304	18	11	381	315
John D. Rogers	205	200	9	4	214	204
Russell Carmedy***	—	—	—	—	—	—
Ian D. Gladman***	—	—	—	—	—	—
Ingrid G. Johnson***	—	—	—	—	—	—
Donald J. Schneider***	—	—	—	—	—	—

*
The only taxable items reimbursed for 2015 was travel to Board of Director meetings in London, including hotels, meals and currency exchange fees. For 2016, tax preparation services were also provided. OMAM will also cover the cost of tax equalization and provide a reasonable allowance for conferences and continuing education. No partner travel was provided in 2015 or 2016.

**	Mr. Bohart is a NED appointed by our Parent and treated as compensated by our Parent. For administrative purposes, however, he is paid by the Company rather than through a recharge.
*** In 2016, Russell Carmedy, Ian D. Gladman, Ingrid G. Johnson and Donald J. Schneider were employed by our Parent and Majority Shareholder, Old Mutual plc, and as such they receive no separate compensation for their roles as OM Asset Management plc directors. Mr. Gladman resigned from the Board of Directors effective 17 May 2016. Mr. Schneider’s employment with our Parent will terminate as of March 31, 2017. He will thereafter be compensated by the Company as a NED. Following the completion of the sales of 24.95% of our outstanding shares to HNA Capital US, two Directors may be appointed to our Board by HNA Capital US. Any such Directors shall replace Directors appointed by our Parent (“OM plc Appointed Directors”). The OM plc Appointed Directors are: Ms. Johnson and Messrs. Bain, Bohart, Carmedy and Schneider. It is expected that one representative of HNA Capital US will replace Mr. Carmedy.

Scheme Interests Awarded (Audited)
Our equity ownership plan is intended to effectively align interests between employees and directors and shareholders. For the NEDs not appointed and compensated by a shareholder, as is customary in the U.S., fees are paid in a combination of cash and equity. For our executive director, equity is provided as part of the annual incentive award. Incentive awards are distributed in a combination of cash and equity compensation. The split between cash and equity is formulaically determined based upon the total amount of the incentive award. The percentage of the total award that is paid in equity increases as the aggregate amount of the award increases. The equity component is then split into two types of equity awards: time-vested RSAs and performance-vested RSAs. The time-vested RSAs equal two-thirds of the equity award and vest ratably over three years. The performance-vested RSAs account for the remaining one-third of the equity award and vest at the end of three years subject to our relative total shareholder return (“TSR”) performance against a defined peer group which includes:

Affiliated Managers Group, Inc.	Franklin Resources, Inc.
Alliance Bernstein Holding L.P.	Janus Capital Group Inc.
Artisan Partners Asset Management Inc.	Invesco Ltd.
Cohen & Steers, Inc.	Legg Mason, Inc.
Eaton Vance Corp.	T. Rowe Price Group, Inc.
Federated Investors, Inc.	Virtus Investment Partners, Inc.

Scheme Interests Awarded During 2016 (Audited)
The following table provides information on shares provided to our directors.

Date of Grant	Award Type	Basis of award	OMAM shares awarded	Share price at date of grant*	Face value at date of grant	% receivable if maximum performance is achieved	Vesting Date	The end of the period that performance targets have to be fulfilled**
Executive Director
Peter Bain
10 Feb 2016	Time-vested RSA	Deferred STI	221,304	$10.89	$2,410,001	100%	1/3 - 10 Feb 2017	N/A
							1/3 - 10 Feb 2018	N/A
							1/3 - 10 Feb 2019	N/A
10 Feb 2016	Performance vested RSU	Deferred STI	110,652	$10.89	$1,205,000	150%	10 Feb 2019	Feb 9, 2019

NEDs
Robert J. Chersi
6 Jun 2016	Time vested RSU	Deferred compensation	5,829	$14.24	$83,000	100%	10 Feb 2017	N/A

Kyle Prechtl Legg
10 Feb 2016	Time vested RSU	Deferred compensation	9,183	$10.89	$100,003	100%	10 Feb 2017	N/A

James J. Ritchie
10 Feb 2016	Time vested RSU	Deferred compensation	17,218	$10.89	$187,504	100%	10 Feb 2017	N/A

John D. Rogers
10 Feb 2016	Time vested RSU	Deferred compensation	9,183	$10.89	$100,003	100%	10 Feb 2017	N/A

*    Share price at grant is the close price on the day prior to grant.

**
The performance vested RSUs will meet the minimum vesting threshold if OMAM’s relative TSR is greater than the low quartile of the peer group. Vesting is as follows for the 2016 grant (with interpolation between -25% and 25%):

OMAM TSR vs. Median	Payout as a % of Target
> median + 25%	150%
For every full 1% above median up to 25%	102%
Equal to median	100%
For every 1% below median up to -25%	98%
Below median by -25%	50%
<-25%	-%

Directors’ Shareholdings and Share interests (Audited)
The executive director/Chief Executive Officer is expected to achieve a minimum shareholding requirement of OMAM shares of 300% of base pay, within five years of appointment to the role. Unvested share awards are excluded for the purposes of the calculation. The Chief Executive Officer may sell up to 50% of vested holdings until the holding requirement is met. There is no requirement for the executive director to hold shares or share interests in OMAM once employment has ceased.
The following table illustrates that Peter Bain has met his requirement as of 31 December 2016. Shares have been valued for this purposes at the average share price for the year, which was $13.52.

OM Asset Management plc shares as of 31 December 2016
Executive director	Share ownership requirement (% of base)	Number of shares required to be held	Shares held outright	Share ownership requirement met	Shares subject to continued service	Shares subject to performance*
Peter L. Bain	300%	144,231	303,484	Yes	608,578	457,576
* Shares subject to performance are shown at maximum. Actual shares to be determined at the time of vesting.

Our NEDs who receive grants of OMAM stock have a minimum shareholding requirement of three times the cash Board fee. Unvested share awards are excluded for the purposes of this calculation.

Non-executive director	Share ownership requirement (% of base fee)	Number of shares required to be held	Shares held outright	Share ownership requirement met	Shares subject to continued service	Shares subject to performance*
Stuart H. Bohart	—%		—	N/A		N/A
Russell Carmedy	—%		—	N/A		N/A
Robert J. Chersi	300%	17,751	—	No	5,829	—
Ian D. Gladman	—%		—	N/A		N/A
Ingrid G. Johnson	—%		—	N/A		N/A
Kyle Prechtl Legg	300%	17,751	9,709	No	13,905	—
James J. Ritchie	300%	17,751	6,975	No	24,772	—
John D. Rogers	300%	17,751	7,202	No	13,905	—
Donald J. Schneider	—%		3,500	N/A		N/A
As of the end of 2016, Robert J. Chersi, Kyle Prechtl Legg, James J. Ritchie and John D. Rogers have not met the ownership guideline. Until the requirement is met, any NEDs not meeting the requirement are required to retain 100% of net gain shares (i.e., shares remaining after shares sold to pay taxes) at vesting.
Shares were not held by any connected persons, as defined by the Companies Act of 2006.

Performance Graphs (unaudited)
The following graph compares the cumulative shareholder return on our ordinary shares from  8 October 2014, the date of our initial public offering through 31 December 2016, with the cumulative total return, during the same period, of the Standard & Poor’s 500 Index, the Standard & Poor’s 500 Financial Sector Index and a peer group comprised of AllianceBernstein Holding L.P., Affiliated Managers Group, Inc., Artisan Partners Asset Management Inc., Calamos Asset Management, Inc., Cohen & Steers, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Capital Group, Inc., Legg Mason, Inc., T. Rowe Price Group, Inc., Virtus Investment Partners, Inc. and Waddell & Reed Financial, Inc. The comparison assumes the investment of $100 at the time of our initial public offering on 8 October 2014 in our ordinary shares at the initial offering price of $14.00 per share and each of the comparison indices and, in each case, assumes reinvestment of all dividends.
Historical Chief Executive Remuneration
Our historical Chief Executive Remuneration is provided since the incorporation date of 29 May 2014. As such, figures for 2014 are prorated and do not represent the annual amount. 2015 is the first full year of reporting and a comparison of 2014 figures to 2015 figures will show an increase that is largely due to proration in 2014. There is no maximum annual incentive award and to date no long term incentives have vested. Subsequent years will be added in future filings until the required ten years are shown.

	2016 ($000)	2015 ($000)	2014 ($000)
Peter L. Bain	$6,167	$7,054	$4,747

Percentage Change in Remuneration of the Chief Executive
The table below shows the percentage change in the remuneration of the Chief Executive (from 2015 to 2016) compared to that for all other U.S. OMAM employees. The Compensation Committee has selected employees in the U.S. as the comparator group, as they have a similar benefits structure.

Element	Peter Bain % change	Average U.S. based employee % change
Base Pay	—%	2.6%
Benefits	2%	5%
Annual Incentive	(14)%	(6)%
Benefits are defined as company provided benefits such as medical, dental and other insurances. In the US, these benefits may be offered on a pre-tax basis.
Relative Importance of Spend on Pay
The table below illustrates OMAM’s spend on pay compared with distributions to shareholders

	2016	2015	Year over Year Change
Element	$m	$m	$m	%
Dividends paid to ordinary shareholders	$39	$39	$0	—%
Remuneration paid to OMAM employees	$32	$35	$(3)	(8.6)%
Implementation of Remuneration Policy in 2017
The Directors’ Remuneration will be implemented in 2017 as follows:
Base Pay
The executive director’s salary is reviewed each year relative to market medians. Adjustments would be made if the salary is found to be low, compared to market. No salary changes for the executive director were made for 2017 but will be reviewed in 2017 for 2018. His base salary remains at $650,000. NED fees are also reviewed each year relative to market data and changes are proposed for 2017. An increase of base fees for all NEDs who are not appointed and compensated by a shareholder, excluding the chairman, of $10,000 per annum is proposed. In addition, an increase to the fees for the chairs of the Audit Committee and Compensation Committee by $5,000 per annum, to $25,000 and $15,000, respectively is proposed.
STI
As described above, and within the CD&A, incentive compensation is discretionary. The Compensation Committee considers a number of factors when recommending and assessing the awards for our executive director, including OMAM’s financial and strategic performance, competitive market data, actual prior year compensation and the demonstration of leadership values. Because the incentive compensation is discretionary, there are no formulaic calculations or performance targets.

No changes were made in methodology or in deferral percentages into equity for 2016. If changes occur in the future, details will be disclosed at the end of the financial year.
Non-Executive Director Fees
The annual fees payable to the NEDs in 2016 and 2017 are set out below:

	2017		2016
Element	Cash $000	Equity $000	Cash $000	Equity $000
Board Chair*	$175	$175	$175	$175
Board Fee	$90	$100	$80	$100
Chair of the Audit Committee	$25	—	$20	—
Member of the Audit Committee	$10	—	$10	—
Chair of the Compensation Committee	$15	—	$10	—
Member of the Compensation Committee	$5	—	$5	—
Chair of the Nominating and Corporate Governance Committee	$10	—	$10	—
Member of the Nominating and Corporate Governance Committee	$5	—	$5	—
Director Appointed and Compensated by Old Mutual plc**	$200	—	$200	—

*    The Chairman of the Board receives only the Board Chair fee and does not receive other committee fees.
**     Payable at the discretion of our Parent. NED is treated as compensated by Old Mutual plc but for administrative purposes is paid by the Company rather than through a recharge.
NEDs that are appointed and compensated by our Parent and Majority Shareholder, Old Mutual plc receive no separate compensation for their roles as OM Asset Management plc directors.
Payments to Past Directors (Audited)
There were no payments to past directors during 2016. All past directors were employed by our parent and Majority Shareholder and received no separate compensation for their roles on as OM Asset Management plc directors.
Payments for Loss of Office (Audited)
There were no payments for loss of office paid to directors during 2016.
Compensation Committee
The Compensation Committee is composed of four directors with the Chair of Compensation Committee appointed by the Board. Committee members serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time. The Compensation Committee may form and delegate any of its responsibility to subcommittees, as it deems necessary or appropriate in its sole discretion.
The Compensation Committee is responsible for:

•	reviewing and approving the compensation of each of the Executive Officers;

•	reviewing the equity compensation plans and other compensation plans of the Company, and making recommendations to the Board as to any changes to such plans;

•	making recommendations to the Board as to performance-based awards and target levels under performance-based compensation arrangements;

•	such other responsibilities, not inconsistent with the Shareholder Agreement, as shall be delegated to it by the Board from time to time.
The Compensation Committee reviews the adequacy of the charter at least annually and recommends any proposed changes to the Board for its approval, and the Board, subject to the Shareholder Agreement, will have sole authority to amend the charter.
The following, all of whom are or were at the relevant time NEDs of OMAM, served as members of the Compensation Committee during the year:

Non-Executive Director	Position	Period on the Committee	Meetings Attended in 2016	Meetings not Attended
Kyle Prechtl Legg	Chair	October 2014 to date	8	—
Stuart Bohart	Member	21 July 2016 to date	4	—
Ian Gladman	Member	October 2015 to 16 May 2016	3	—
John Rogers	Member	October 2014 to date	7	1
Donald Schneider	Member	16 May 2016 to date	5	—
Following the completion of the announced sale by our Parent of 9.95% of our ordinary shares to HNA Capital US, a majority of the members of the Compensation Committee must be independent within 90 days and all members of the Compensation Committee must be independent within one year. Messrs. Bohart and Schneider are not deemed independent Directors.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of three directors with the Chair of the Nominating and Corporate Governance Committee appointed by the Board. Committee members serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time. The Nominating and Corporate Governance Committee may form and delegate any of its responsibility to subcommittees, as it deems necessary or appropriate in its sole discretion.
The Nominating and Corporate Governance Committee is responsible for reviewing and recommending NED compensation for approval to the Board of Directors.
The following, all of whom are or were at the relevant time NEDs of OMAM, served as members of the Nominating and Corporate Governance Committee during the year:

Non-Executive Director	Position	Period on the Committee	Meetings Attended in 2016	Meetings not Attended
John Rogers	Chair	October 2014 to date	3	—
James Ritchie	Member	October 2014 to date	3	—
Donald Schneider	Member	October 2015 to date	3	—
Following the completion of the announced sale by our Parent of 9.95% of our ordinary shares to HNA Capital US, a majority of the members of the Nominating and Corporate Governance Committee must be independent within 90 days and all members of the Nominating and Corporate Governance Committee must be independent within one year. Messr. Schneider is not deemed an independent Director.
External Advisors
FW Cook serves as the independent compensation consultant to the Compensation Committee. FW Cook advises the Compensation Committee on a number of compensation matters including market data and analysis, comparator group review, governance, and providing design expertise in reviewing compensation and incentive programs for our NEOs. A representative from FW Cook attends all Compensation Committee formal meetings, including executive sessions, as well as informal meetings, and communicates with the Chair between meetings to prepare for Compensation Committee meetings. The Compensation Committee assesses the independence of FW Cook annually and has concluded that its work does not raise any conflicts of interest.
The comparator group compensation data provided to the Compensation Committee is prepared using survey data from McLagan. In addition, reports developed by McLagan may be shared with the Compensation Committee. McLagan is retained by OMAM, Inc. and does not act as a compensation consultant to provide advice to the Compensation Committee.
Work undertaken by FW Cook for the Compensation Committee is charged on a time basis. The total cost in 2016 was $225,037 which included travel from the FW Cook New York offices to OMAM Board meetings in London.
Voting at General Meetings
The voting results at OMAM’s 2016 AGM relating to our Directors’ Remuneration Policy Report were as follows:

Year	Type	Date of AGM	Votes for	Votes for %	Votes against	Votes against %	Total votes cast (excluding abstain)	Votes abstained
2016	Directors’ Remuneration Policy	April 29, 2016	113,057,827	99.91%	101,490	0.09%	113,159,317	450,642
2016	Directors’ Remuneration Report	April 29, 2016	112,777,163	99.66%	382,154	0.34%	113,159,317	60,304
The 2017 AGM is scheduled for 26 April 2017.

OM ASSET MANAGEMENT PLC
EXECUTIVE PERFORMANCE PLAN
(Effective as of January 1, 2018)

SECTION 1
EFFECTIVE DATE AND PURPOSE
1.1    Effective Date. OM Asset Management plc hereby adopts the OM Asset Management Executive Performance Plan effective as of January 1, 2018, subject to the approval of the shareholders of the Company.
1.2    Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by incentivizing officers and other key executives to perform to the best of their abilities in contributing to the Company’s long-term profitability, thereby aligning the executives’ interests with those of the Company’s shareholders and other stakeholders. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn performance-related incentive awards with goals relating to the performance of the Company that are appropriately balanced to avoid incentives to take unnecessary and excessive risks. The Plan is intended to permit the payment of incentive compensation to “covered employees,” within the meaning of Section 162(m) of the Code, that will satisfy the applicable requirements of Section 162(m) of the Code and qualify as performance-based compensation under Section 162(m) of the Code (“Qualified Performance-Based Compensation”).
SECTION 2
DEFINITIONS
The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:
2.1    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.2    “Award” means an award under the Plan providing a Participant with the opportunity to earn incentive compensation, as described in Section 3.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Claw-back Policy” shall have the meaning given such term in Section 6.10.
2.5    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
2.6    “Committee” means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
2.7    “Company” means OM Asset Management plc, a public company limited by shares and incorporated under the laws of England and Wales, with registered number 09062478.
2.8    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, and who is, or who is expected to be, (a) a “covered employee,” as defined in Section 162(m) of the Code, or (b) an executive officer subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, or (c) who is otherwise selected by the Committee to participate in the Plan.
2.9    “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.
2.10    “Fiscal Year” means the fiscal year of the Company.
2.11    “Maximum Award” means, as to any Performance Period, the maximum amount (if any) payable to a Participant with respect to an Award, determined by applying the Payout Formula for the Performance Period to the Award. The Maximum Award is subject to the Committee’s authority under Section 3.7 to eliminate or reduce the Award actually paid to a Participant.
2.12    “Participant” means, as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
2.13    “Payout Formula” means as to any Performance Period, the formula or payout matrix under an Award established by the Committee pursuant to Section 3.5 in order to determine the Maximum Award (if any) that may be paid to the Participant. The formula or matrix may differ from Participant to Participant.
2.14    “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (a) cash flow (before or after dividends), (b) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (c) stock price, (d) return on equity, (e) shareholder return or total shareholder return, (f) return on capital (including, without limitation, return on total capital or return on invested capital), (g) return on investment, (h) return on assets or net assets, (i) market capitalization, (j) economic value added, (k) debt leverage (debt to capital), (l) revenue, (m) sales or net sales, (n) backlog, (o) income, pre-tax income or net income, (p) operating income or pre-tax profit, (q) operating profit, net operating profit or economic profit, (r) gross margin, operating margin or profit margin, (s) return on operating revenue or return on operating assets, (t) cash from operations, (u) operating ratio, (v) operating revenue, (w) market share improvement, (x) general and administrative expenses and (y) customer service. Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.
2.15    “Performance Goals” means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for each Participant. In measuring the achievement of a Performance Goal, the Committee may provide for the inclusion or exclusion of the impact of an event or occurrence which the Committee determines should appropriately be included or excluded, including: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) foreign exchange gains and losses, (f) a change in the fiscal year of the Company, (g) acquisitions or dispositions, (h) business interruption events, (i) unbudgeted capital expenditures, (j) unrealized investment gains and losses, (k) impairments, and (l) any unusual, non-recurring, infrequently recurring, or non-comparable items (i) as described in Accounting Standard Codification Section 225-20, (ii) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year, or (iii) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. The foregoing sentence shall not be applied to Awards that are intended to constitute Qualified Performance-Based Compensation if and to the extent that the inclusion or exclusion of any such events or occurrences would cause the Awards to lose their status as Qualified Performance-Based Compensation.
2.16    “Performance Period” means any Fiscal Year, or such other period longer than a Fiscal Year, including multi-year Performance Periods, or shorter than a Fiscal Year but not shorter than a Fiscal Quarter, and as determined by the Committee in its sole discretion; provided however, that the Committee may also establish Performance Periods that are shorter than a Fiscal Quarter for individuals who are hired or become eligible to participate in the Plan after the commencement of a Fiscal Quarter.
2.17    “Plan” means this OM Asset Management plc Executive Performance Plan, as set forth in this instrument and as hereafter amended from time to time.
2.18    “Progress Payment” means a portion of an Award which the Committee has determined in accordance with Section 3.6 has been earned by the Participant as of the end of a Progress Period, based on achievement of the applicable Performance Goals as of such date, and thereby may be certified by the Committee and paid to the Participant during the Performance Period.

2.19    “Progress Period” means a period designated in an Award that is shorter than and within the Performance Period for which a Progress Payment may be made.
2.20    “Qualified Performance-Based Compensation” has the meaning given such term in Section 1.2.
2.21    “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company and its Affiliates for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1    Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and will be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2    Grant of Awards and Determination of Performance Goals. The Committee may grant Awards to Participants in its discretion. Awards will be contingent on satisfaction of a Performance Goal or Goals established by the Committee over such Performance Period as the Committee shall determine. The Award, the Performance Period and the Performance Goal or Goals will be set forth in writing. The Committee will have full discretion, with respect to each Award, to select the length of the applicable Performance Period, the kind and/or level of the applicable Performance Goal or Goals, and whether a Performance Goal is to apply to the Company, a subsidiary of the Company or any division or business unit or to the individual. The Committee may also subject an Award to any other terms and conditions, which may include, without limitation, service-vesting conditions and claw-back provisions. The Committee may also designate one or more Progress Periods within a Performance Period following which, depending upon the extent to which the applicable Performance Goal or Goals have been achieved as of the close of such Progress Period(s), a Progress Payment may be certified by the Committee and paid to a Participant under the Award.
3.3    Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Maximum Award (if any) payable to the Participant upon each level of achievement of the applicable Performance Goal under an Award. Each Payout Formula (a) will be in writing, (b) shall be based on a comparison of actual performance to the Performance Goals, (c) may provide for the payment of a Participant’s Award at a specified target amount, expressed as a percentage of the Participant’s base salary, a specific dollar amount or a result of a formula or formulas, if the Performance Goals for the Performance Period are achieved at a predetermined level, (d) may provide for the payment of a

Maximum Award greater than or less than the Participant’s target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals, and (e) may provide for one or more Progress Payments upon the expiration of one or more Progress Periods during the Performance Period.
3.4    Qualified Performance-Based Awards. Any Performance Goal or Goals applicable to Awards intended to result in Qualified Performance-Based Compensation shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period or, if earlier, before 25 percent of such Performance Period elapses (or at such other date as may be required or permitted to qualify the Award as Qualified Performance-Based Compensation), and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined for purposes of Section 162(m) of the Code) at the time established.
3.5    Limitation on Award Amounts. Notwithstanding anything in this Plan to the contrary, in no event will the Award or Awards that are actually paid to any individual Participant in a Fiscal Year exceed $20 million. The limitation in this Section 3.5 shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.
3.6    Determination of Maximum Awards. After the end of each Performance Period or, to the extent Progress Payments will be made, after the end of the Progress Period, the Committee will certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Award for the Performance Period or Progress Period, as applicable, were achieved or exceeded, as determined by the Committee. The Maximum Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee.
3.7    Downward Adjustments of Awards. The Committee shall have no discretion to increase the amount of any Maximum Award that would otherwise be payable to a Participant upon attainment of the Performance Goals applicable to a Performance Period or Progress Period. However, and notwithstanding anything in this Plan to the contrary, the Committee may in its sole discretion reduce the amount of any payment with respect to an Award that would otherwise be made to a Participant pursuant to the Payout Formula, and may exercise such discretion based on the extent to which any other performance criteria are achieved, regardless of whether such performance criteria are set forth in this Plan or are assessed on an objective or subjective basis.
3.8    Review and Approval by Remuneration Committee. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, all actions taken by the Committee pursuant to this Section 3, including the terms of any Award, the determination of the amount of any Maximum Award, the determination as to the achievement of Performance Goals, and any downward adjustment pursuant to Section 3.7, shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

SECTION 4
PAYMENT OF AWARDS
4.1    Right to Receive Payment. Each Award that may become payable under the Plan will be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2    Timing of Payment. Payment of an Award will be made at such time or times as are determined by the Committee and set out in the Award Agreement; provided however that, in the absence of terms regarding the timing of payments, payment shall occur promptly following the Committee’s determination of the amount of the Award to be paid to the Participant, but in any event no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to the payment ceases being subject to a substantial risk of forfeiture, as defined in Treasury Regulation Section 1.409A-1(d).
4.3    Form of Payment. Payment of an Award shall be made in such medium as may be determined by the Committee, in (a) cash, (b) Company common stock or stock units under the Company’s shareholder approved equity plan, provided that, where an Award is denominated in cash and will be paid in Company common stock or stock units, the number of shares or stock units shall be based on the applicable fair market value of the shares as of the date of payment, (c) stock options or stock appreciation rights under the Company’s shareholder approved equity plan, provided that, where an Award is denominated in cash and paid in the form of stock options or stock appreciation rights, the number of stock options or stock appreciation rights shall be based on the applicable fair value of such awards for financial reporting purposes as of the date of payment, or (d) a combination of (a), (b) and (c), in each case subject to such restrictions as the Committee shall determine.
4.4    Payment in the Event of Death. If a Participant dies prior to the payment of an Award that was scheduled to be paid to him or her prior to death for a prior Performance Period, the Award will be paid to his or her designated beneficiary or, if no beneficiary has been designated, to his or her estate.
4.5    Termination of Employment. Unless otherwise determined by the Committee in accordance with the requirements of Section 162(m) of the Code, if a Participant incurs a Termination of Employment for any reason other than death prior to the date the Committee certifies in accordance with Section 3.6 that the Performance Goals and other material terms of the Plan were satisfied for a Performance Period or Progress Period, as applicable, the Participant’s Award, and all rights of the Participant to such Award for such Performance Period, will be cancelled.

SECTION 5
ADMINISTRATION
5.1    Committee is the Administrator. The Plan will be administered by the Committee. In the case of Awards intended to result in Qualified Performance-Based Compensation, actions of the Committee may be taken solely by those members of the Compensation Committee of the Board who qualify as “outside directors,” as defined in Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination will be valid despite such failure to qualify.
5.2    Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees will be granted awards, (b) prescribe the terms and conditions of Awards, which need not be identical among similarly situated Participants, (c) interpret the Plan and the terms of the Awards, (d) adopt such procedures, regulations and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
5.3    Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, determinations of the Committee shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
5.4    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided however that the Committee may not delegate its authority and/or powers with respect to Awards that are intended to result in Qualified Performance-Based Compensation under Section 162(m) of the Code.
SECTION 6
GENERAL PROVISIONS
6.1    Tax Withholding. The Company or an Affiliate, as determined by the Committee, will withhold all applicable taxes from any Award, including any federal, state, local, and other taxes.
6.2    No Effect on Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3    Participation. No Employee will have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
6.4    Indemnification. Each person who is or will have been a member of the Committee, or of the Board, and each director or officer of the Company to whom authority has or will have been delegated under the Plan, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award in good faith, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided however that he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.5    Successors. All obligations of the Company and any Affiliate under the Plan, with respect to Awards granted hereunder, will be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
6.6    Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant will be available during his or her lifetime only to the Participant.
6.7    Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or Company stock or stock units that would otherwise be delivered to a Participant under the Plan. Any such deferral elections will be subject to such rules and procedures as will be determined by the Committee in its sole discretion. The rules and procedures for any deferral elections and deferrals will be designed to comply with the applicable provisions of Section 409A of the Code.
6.8    Section 409A. It is intended that all Awards payable under this Plan will either be exempt from the requirements of Section 409A of the Code pursuant to the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) or, in the alternative, will comply with the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted in accordance with such intentions. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to actual payment to the Participant.
6.9    Section 162(m). The Company intends that the Plan and Awards granted under the Plan to “covered employees” within the meaning of Section 162(m) of the Code will satisfy the applicable requirements of Section 162(m) of the Code and shall qualify as Qualified Performance-Based Compensation. Any provision of the Plan, and any interpretation or determination under the Plan by the Committee, which is inconsistent with this intent, shall be disregarded.
6.10    Claw-back Policy. Notwithstanding anything in this Plan to the contrary, a Participant’s right to receive or retain an Award, to retain any amount received pursuant to an Award (in cash or in any property) and, in the case of property received pursuant to an Award, to retain any profit or gain realized by the Participant in connection with such an Award, are subject to forfeiture, cancellation, recoupment, rescission, payback, setoff or other similar action in accordance with the Company’s claw-back policy, as it may be amended pursuant to the rules and regulations of the Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Stock is listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other claw-back policy that the Company may adopt as in force from time to time (collectively, the “Claw-back Policy”). A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of the Claw-back Policy and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, without further consideration or action. Any recoupment pursuant to the Claw-back Policy shall be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary action up to and including termination of employment or other services. In addition, the Committee may impose such other claw-back, recovery or recoupment provisions in an Award agreement or notice of Award as the Committee determines necessary or appropriate with respect to any breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award agreement or notice or otherwise applicable to the Participant.
SECTION 7
AMENDMENT, TERMINATION AND DURATION
7.1    Amendment, Suspension, or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

7.2    Duration of the Plan. The Plan will commence on the effective date specified in Section 1.1, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), will remain in effect thereafter. As long as the Plan remains in effect, it shall be resubmitted to shareholders at least every five years, as and to the extent required by Section 162(m) of the Code.
SECTION 8
LEGAL CONSTRUCTION
8.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.
8.2    Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
8.3    Requirements of Law. The granting of Awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.4    Governing Law. The Plan and all Awards and all actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.
8.5    Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

OM ASSET MANAGEMENT PLC
NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE APRIL 26, 2017

1.	PURPOSE C-3

2.	DEFINITIONS C-3

3.	TERM OF THE PLAN C-5

4.	STOCK SUBJECT TO THE PLAN C-6

5.	ADMINISTRATION C-6

6.	AUTHORIZATION OF GRANTS C-7

7.	SPECIFIC TERMS OF AWARDS C-8

8.	ADJUSTMENT PROVISIONS C-11

9.	CHANGE OF CONTROL C-14

10.	SETTLEMENT OF AWARDS C-14

11.	RESERVATION OF STOCK C-16

12.	LIMITATION OF RIGHTS IN STOCK; NO SPECIAL SERVICE RIGHTS C-17

13.	UNFUNDED STATUS OF PLAN C-17

14.	NONEXCLUSIVITY OF THE PLAN C-17

15.	NO GUARANTEE OF TAX CONSEQUENCES C-17

16.	TERMINATION AND AMENDMENT OF THE PLAN C-18

17.	NOTICES AND OTHER COMMUNICATIONS C-19

18.	GOVERNING LAW C-19

OM ASSET MANAGEMENT PLC
Non-Employee Directors’ Equity Incentive Plan
As Amended and Restated Effective April 26, 2017

1.	Purpose
This Plan is intended to encourage ownership of Stock by Non-Employee Directors of the Company and its Subsidiaries, thereby providing them with an added incentive to further the objectives of the business of the Company and its Subsidiaries, and rendering the Company better able to compete for the services of individuals needed for the continued growth and success of the Company and its Subsidiaries. The Plan was adopted on September 18, 2014, and is hereby amended and restated effective April 26, 2017.

2.	Definitions
As used in this Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:
2.1    Accelerate, Accelerated, and Acceleration, means: (a) when used with respect to an Option or Stock Appreciation Right, that as of the time of reference the Option or Stock Appreciation Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; and (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to the Stock or Units shall expire with respect to some or all of the shares of Restricted Stock or Restricted Stock Units then still otherwise subject to the Risk of Forfeiture.
2.2    Act means the U.K. Companies Act 2006, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.3    Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
2.4    Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Grants. “Award” shall also refer to part of an Award where the context so admits.
2.5    Award Agreement means a written or electronic agreement between the Company and the recipient of an Award, or other written or electronic notice of grant of an Award, setting forth the terms and conditions of the Award.
2.6    Board means the Company’s Board of Directors.
2.7    Cause, with respect to a Participant, means any of the following events:
(a)    the Participant’s willful or reckless misconduct, or gross, continuing or repeated negligence in the performance of the Participant’s duties and responsibilities with respect to the Company or any of its Affiliates, or any other conduct that results in substantial injury (monetary or otherwise) to the Company or any of its Affiliates, officers, directors, employees or other agents;

(b)    the Participant’s conviction of a felony which has or could have a material adverse effect (monetary or otherwise) on the Company or any of its Affiliates, officers, directors, employees or other agents;
(c)    the Participant’s embezzlement or misappropriation of funds, commission of any material act of dishonesty, fraud or deceit, or violation of any federal or state law applicable to the securities industry; or
(d)    the Participant’s material breach of a legal or fiduciary duty owed to the Company or any of its Affiliates, officers, directors, employees or other agents.
2.8    Change of Control means the occurrence of either of the following after the date of the approval of the Plan by the Board:
(a)    a Transaction (as defined in Section 8.5), unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held immediately after the Transaction by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that Transaction; or
(b)    any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities, that, together with securities held by such person or group of persons, possess more than 50% of the total combined voting power of the Company’s outstanding securities, unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities.
2.9    Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.10    Committee means the Nominating and Corporate Governance Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
2.11    Company means OM Asset Management plc, a public company limited by shares and incorporated under the laws of England and Wales, with registered number 09062478.
2.12    Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a).
2.13    Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Where the Stock of the Company is publicly traded, unless otherwise determined by the Committee, the Market Value of Stock as of any date is the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the first following date for which a closing price is reported.
2.14    Non-Employee Director means a director of the Company or any of its Subsidiaries who is not an employee of the Company or any Subsidiary or Affiliate of the Company.
2.15    Option means an option to purchase shares of Stock.
2.16    Optionee means an eligible individual to whom an Option shall have been granted under the Plan.
2.17    Participant means any current or former Non-Employee Director who is a holder of an outstanding Award under the Plan.
2.18    Plan means this Non-Employee Directors’ Equity Incentive Plan of the Company, as hereby amended and restated, and as it may be subsequently amended from time to time, and including any attachments or addenda hereto.
2.19    Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.
2.20    Restricted Stock Units means rights to receive shares of Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.
2.21    Restriction Period means the period of time, established by the Committee in connection with an Award, during which the Award is subject to a Risk of Forfeiture described in the applicable Award Agreement.
2.22    Risk of Forfeiture means a limitation on the right of the Participant to retain an Award arising because of the occurrence or non-occurrence of specified events or conditions.
2.23    Stock means ordinary shares, of nominal value $ per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.
2.24    Stock Appreciation Right means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(b)) over a specified exercise price.
2.25    Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.
2.26    Subsidiary means a body corporate, including a limited liability company, that is a “subsidiary” within the meaning of Section 1159 of the Act.

3.	Term of the Plan
Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on September 18, 2014, the original date of approval of the Plan by the Board, and ending immediately prior to the tenth anniversary of the earlier of the adoption of the Plan, as hereby amended and restated, by the Board, and the approval of the Plan, as hereby amended and restated, by the Company’s stockholders. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan.

4.	Stock Subject to the Plan
4.1    Shares Issued Pursuant to the Plan. Shares of Stock issued pursuant to the Plan shall be fully paid and will be made available from newly allotted and issued shares.
4.2    Plan Share Limitations. At no time shall the number of shares of Stock to be issued to participants pursuant to Awards granted under the Plan exceed 2,400,000 shares of Stock. For purposes of applying the foregoing limitation, if any shares of Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), then in each such case the shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Stock available under the Plan. Notwithstanding anything to the contrary contained herein, shares of Stock tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or tendered by a Participant or withheld by the Company to satisfy federal, state, local, foreign or other tax requirements with respect to any Award shall not be added to the shares of Stock available under the Plan.
4.3    Per Person Limitations. The maximum total value of Awards, based on their grant date fair value for financial reporting purposes, that are granted during a single fiscal year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $600,000. The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual Non-Employee Directors, as the Committee may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
4.4    Adjustment of Limitations. Each of the share limitations of this Section 4 shall be subject to adjustment pursuant to Section 8 of the Plan.

5.	Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned to the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further that, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, the grant of Awards by the Committee to any Participant shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time. The Committee may delegate ministerial, non-discretionary functions with respect to the administration of the Plan to any officers or employees of the Company or its Affiliates, or to one or more third-party stock plan administrators. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan, including the Non-Employee Director to receive the Award and the form of Award, and in making such determinations, the Committee may take into account such factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto. Notwithstanding the foregoing, no member of the Committee shall vote or act upon any matter relating solely to himself or herself. Grants of Awards to members of the Committee must be ratified by the Board.

6.	Authorization of Grants
6.1    Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any Non-Employee Director. Notwithstanding the foregoing, no member of the Committee shall vote or act upon any matter relating solely to himself or herself. Grants of Awards to members of the Committee must be ratified by the Board.
6.2    General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as determined by the Committee. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award.
6.3    Effect of Termination of Service. Unless the Committee shall provide otherwise with respect to any Award (including, but not limited to, in a Participant’s Award Agreement), if the Participant’s service with the Company and its Affiliates ends for any reason, including because the Subsidiary of which the Non-Employee Director is a director ceasing to be an Affiliate, (a) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect not later than thirty (30) days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, (b) with respect to any Award of Restricted Stock, the Participant shall forfeit his or her beneficial interest in the underlying shares, and the legal and beneficial interest in such shares shall be transferred to an employee benefit trust established by the Company or a Subsidiary of the Company or to such other entity or employee as may be determined by the Committee without payment of consideration to the Participant, and (c) any other outstanding Award of the Participant shall be forfeited and cancelled on the terms specified in the applicable Award Agreement. Cessation of the performance of services in one capacity, for example, as a non-employee director, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as an employee. Military or sick leave or other bona fide leave shall not be deemed a termination of services, provided that it does not exceed a period of ninety (90) days. To the extent consistent with applicable law, including the Act, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant’s return from leave, if ever.
6.4    Non-Transferability of Awards. Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative.

7.	Specific Terms of Awards
7.1    Options.
(a)    Grant Date. The granting of an Option shall take place at the time specified in the Award Agreement.
(b)    Exercise Price. The price at which shares of Stock may be acquired under each Option shall be not less than 100% of the Market Value of Stock on the Grant Date. Notwithstanding anything to the contrary in this Section 7.1(b), any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction described in applicable regulations pursuant to Section 409A of the Code, may provide for an exercise price computed in accordance with such Code section and the regulations thereunder. The exercise price of an Option shall be not less than the nominal value of the underlying shares of Stock.
(c)    Exercisability. An Option may be immediately exercisable or become exercisable in such instalments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time.
(d)    Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 17, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash, electronic funds transfer or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased.
If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates or shall cause the Stock to be held in book-entry position through the direct registration system of the Company’s transfer agent for the number of shares then being purchased.
(e)    Option Period. No Option may be exercised on or after the tenth anniversary of the Grant Date; provided, however, that, in the event an Option would expire when trading in Company Stock is prohibited by law or by the Company’s insider trading policy, the period in which such Option may be exercised shall be extended to the thirtieth (30th) day after expiration of the prohibition.
(f)    Nonqualified Option Characterization. Options under the Plan are not intended to be treated as “incentive stock options” within the meaning of Section 422 of the Code.
7.2    Stock Appreciation Rights.
(a)    Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option or after the award of an Option, or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.

(b)    Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than one hundred percent (100%) of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option. Notwithstanding anything to the contrary in this Section 7.2(b), any Stock Appreciation Right issued in substitution for a stock appreciation right previously issued by another entity, which substitution occurs in connection with a transaction described in applicable regulations pursuant to Section 409A of the Code, may provide for an exercise price computed in accordance with such Code section and the regulations thereunder.
(c)    Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to an Option. In addition, a Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change of Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change of Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change of Control in any transaction reported in the stock market in which the Stock is normally traded.
7.3    Restricted Stock.
(a)    Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, if any, in cash, other property or services, or any combination thereof, as is determined by the Committee and is compliant with the Act. A Participant shall be responsible for payment in cash of the nominal value of any shares of Restricted Stock issued to the Participant.
(b)    Issuance of Stock. A Participant’s shares of Restricted Stock shall be held in book-entry position through the direct registration system of the Company’s transfer agent, in the manner set forth in the Award Agreement, provided, however that the Committee may determine that a stock certificate shall be issued in respect of such shares of Restricted Stock. If a certificate is issued, such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The shares evidenced by this certificate are subject to the terms and conditions of the OM Asset Management plc Non-Employee Directors’ Equity Incentive Plan and an Award Agreement entered into by the registered owner and OM Asset Management plc, copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge.
If the Stock is held in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.
(c)    Escrow of Shares. The Committee may require that any stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.
(d)    Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate; provided, however, that, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any such waiver or termination of a Risk of Forfeiture or shortening of a Restriction Period shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
(e)    Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, the Participant shall have all of the rights of a stockholder of the Company with respect to any outstanding shares of Restricted Stock, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock.
(f)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture, any certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.
(g)    Forfeiture of Restricted Stock. Upon forfeiture of an Award of Restricted Stock, the Participant’s beneficial ownership of the shares of Restricted Stock and the legal ownership thereof shall be transferred to an employee benefit trust established by the Company or any Subsidiary of the Company or to such other entity or individual as determined by the Committee, and the Participant shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Stock that shall have been so forfeited, other than any right to dividends whose record date precedes the date of forfeiture.
7.4    Restricted Stock Units.
(a)    Character. Each Restricted Stock Unit shall entitle the recipient to a share of Stock at the close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of conditions relating to the performance of services as the Committee may determine and provide for in the applicable Award Agreement. Any Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate; provided, however, that, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any such waiver or termination of a Risk of Forfeiture or shortening of a Restriction Period shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
(b)    Form and Timing of Payment. Payment of vested Restricted Stock Units shall be made promptly following the close of the applicable Restriction Period. A Participant shall be responsible for payment in cash of the nominal value of any shares of Stock issued to the Participant in settlement of Restricted Stock Units. If so provided in the Award Agreement in the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have become vested. Unless the Committee shall provide otherwise, any such dividend equivalents shall be paid, if at all, without interest or other earnings.
7.5    Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to continued service to the Company and its Subsidiaries, in lieu of compensation otherwise already due, and in such other limited circumstances as the Committee deems appropriate. A Participant shall be responsible for payment in cash of the nominal value of any shares of Stock issued to the Participant pursuant to a Stock Grant.
7.6    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily providing services outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, procedures, and customs of the country in which the Participant is then resident or primarily providing services, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or services provided abroad, shall be as comparable as practicable to the value of such an Award to a Participant who is resident or primarily providing services in the United States. The Committee may establish supplements or sub-plans to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, sub-plan, amendment, restatement or alternative version may increase the share limits of Section 4.

8.	Adjustment Provisions
8.1    Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of March 14, 2017. If subsequent to that date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, or in the event of an extraordinary cash distribution on Stock, the Committee shall make an appropriate and proportionate adjustment in (a) the maximum numbers and kinds of shares provided in Section 4, (b) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (c) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options or Rights remain exercisable), and (d) the amount, if any, payable on forfeiture for each share of Restricted Stock then subject to a Risk of Forfeiture.
8.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section, including but not limited to a corporate separation or other reorganization or a liquidation, dissolution or winding up of the Company, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
8.3    Related Matters. Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability, Risks of Forfeiture, and amounts, if any, payable upon forfeiture of Restricted Stock, which the

Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. The Committee, in its discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
8.4    Adjustment of Option Exercise Price Below Nominal Value. An adjustment pursuant to Section 8.1 or 8.2 may reduce the exercise price of an Option to less than the nominal value of one share of Stock, but only if and to the extent that the Board is authorised:
(a)    to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the shares may be subscribed for; and
(b)    to apply that sum in paying up such amount on such shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount, but only to the extent that such capitalization and application actually occurs.
8.5    Transactions.
(a)    Definition of Transaction. In this Section 8.5, “Transaction” means (i) any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (iii) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (iv) any liquidation, dissolution or winding up of the Company.
(b)    Treatment of Options and Stock Appreciation Rights. In a Transaction, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Options and Stock Appreciation Rights (collectively, “Rights”).
(i)    Provide that such Rights shall be assumed, or substantially equivalent rights shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof).
(ii)    Upon written notice to the holders, provide that the holders’ unexercised Rights will terminate immediately prior to the consummation of such Transaction unless exercised within a specified period following the date of such notice.
(iii)    Provide that outstanding Rights shall become exercisable in whole or in part prior to or upon the Transaction.

(iv)    Provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to an Option (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Option, in exchange for the termination of such Option; provided, that if the acquisition price does not exceed the exercise price of any such Option, the Committee may cancel that Option without the payment of any consideration therefore prior to or upon the Transaction. For this purpose, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Transaction but need not take into account any deferred consideration unless and until received.
(v)    Provide that, in connection with a liquidation, dissolution or winding up of the Company, Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.
(vi)    Any combination of the foregoing.
For purposes of paragraph (i) above, a Right shall be considered assumed, or a substantially equivalent right shall be considered to have been provided in substitution therefor, if following consummation of the Transaction, the Right confers the right to purchase or receive the value of, for each share of Stock subject to the Right immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of the Right to consist of or be based solely on common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Transaction.
(c)    Treatment of Other Awards. As to outstanding Awards other than Options or Share Appreciation Rights, upon the occurrence of a Transaction other than a liquidation, dissolution or winding up of the Company which is not part of another form of Transaction, the rights of the Company under each such Award shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property which the Stock was converted into or exchanged for pursuant to such Transaction in the same manner and to the same extent as they applied to the Award. Upon the occurrence of a Transaction involving a liquidation, dissolution or winding up of the Company which is not part of another form of Transaction, except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all Risks of Forfeiture shall automatically be deemed terminated.
(d)    Related Matters. In taking any of the actions permitted under this Section 8.5, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.5, including but not limited to the market value of other consideration received by holders of Stock in a Transaction and whether substantially equivalent Rights have been substituted, shall be made by the Committee acting in its sole discretion. In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Transaction, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any determination of the Committee pursuant to this Section 8.5 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

9.	Change of Control
The Committee may determine, at the time of grant of an Award or thereafter, that, upon the occurrence of a Change of Control, or upon the occurrence of a Change of Control in combination with another event, including but not limited to the Participant’s involuntary termination of his or her service relationship with the Company and its Affiliates without Cause:
(a)    Options and Stock Appreciation Rights subject to the Award that are not already exercisable in full shall Accelerate with respect to all or a specified portion of the shares for which such Options or Stock Appreciation Rights are not then exercisable; and
(b)    any Risk of Forfeiture applicable to the Restricted Stock or Restricted Stock Units subject to the Award shall lapse with respect to all or a specified portion of the Restricted Stock and Restricted Stock Units still subject to such Risk of Forfeiture immediately prior to the Change of Control.
Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any determination of the Committee pursuant to this Section 9 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

10.	Settlement of Awards
10.1    In General. Options and Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash, Stock, or other Awards, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.
10.2    Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, including the Act, then the Company may delay such issuance until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:
(a)    the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or
(b)    the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale,

transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.
Furthermore, the inability of the Company to obtain or maintain, or the impracticability of it obtaining or maintaining, authority from any governmental agency having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Stock, with or without consideration to the affected Participants.
10.3    Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.
10.4    Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations of any jurisdiction in which Participants may reside or primarily work, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.
10.5    Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 10.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.
10.6    Placement of Legends; Stop Orders; etc. Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 10.4 in addition to any other applicable restrictions under the Plan, to the terms of the Award and, if applicable, to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All shares of Stock or other securities issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions, or, if the Stock will be held in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.
10.7    Tax Withholding. Whenever shares of Stock are issued or vested or to be issued or vested pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates, held in book-entry position through the direct registration system of the Company’s transfer agent, for such shares, or prior to the vesting of such shares, as applicable. The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by (a) tendering previously acquired shares (either actually or by attestation); (b) directing the Company to withhold shares of Stock (up to the minimum statutory rate or such higher rate as is permitted under applicable tax withholding rules) otherwise deliverable in connection with the Award or (c) selling shares of Stock into the market. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant or to utilize any other withholding method prescribed by the Committee from time to time.
10.8    Articles of Association; Other Company Policies. This Plan and all Awards granted hereunder are subject to the Articles of Association of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee and other service provider conduct, and other similar events.

11.	Reservation of Stock
The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

12.	Limitation of Rights in Stock; No Special Service Rights
A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent, or the Stock shall be issued through the direct registration system of the Company’s transfer agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate or articles of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her service relationship with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate agreement or provision of law or articles of association or by-laws to the contrary, at any time to terminate such service relationship or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s service relationship with the Company and its Affiliates.

13.	Unfunded Status of Plan
The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

14.	Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

15.	No Guarantee of Tax Consequences
It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code pertaining to non-qualified plans of deferred compensation, and the Plan shall be governed, interpreted and enforced consistent with such intent. However, neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that the provisions and penalties of Section 409A of the Code will or will not apply and no person shall have any liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Board or the Committee with respect to the Award.

16.	Termination and Amendment of the Plan
16.1    Termination or Amendment of the Plan. Subject to the limitations contained in Section 16.3 below, including specifically the requirement of stockholder approval, if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.
16.2    Termination or Amendment of Outstanding Awards; Assumptions. Subject to the limitations contained in Section 16.3 below, including specifically the requirement of stockholder approval, if applicable, the Committee may at any time:
(a)    amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan;
(b)    provide for the Acceleration of all or any portion of an Award;
(c)    within the limitations of the Plan, modify, extend or assume outstanding Awards or accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares of Stock and on the same or different terms and conditions (including but not limited to the exercise price of any Option); and
(d)    provide for settlement of a previously granted Award in cash or cash equivalents or authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
16.3    Limitations on Amendments, Etc.
(a)    Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) except as provided in Sections 8.1, 8.2 and 8.3, increase the number of shares of Stock which may be issued under the Plan, (ii) change the description of the persons eligible for Awards, or (iii) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange.
(b)    No action by the Board or the Committee pursuant to this Section 16 shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if the Board or Committee, as the case may be, (i)  determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, (ii) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated, or (iii) reasonably determines on or after the date of Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code.

(c)    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, ordinary shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of ordinary shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities.
(d)    Until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any termination or amendment of the Plan by the Board under Section 16.1 and any termination, amendment or acceleration of an outstanding Award by the Committee pursuant to Section 16.2 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

17.	Notices and Other Communications
Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time.
If a notice, demand, request or other communication is required or permitted to be given in writing, then any such notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.
Notwithstanding the foregoing, the Committee may, in its sole discretion, determine to deliver and require Participants to deliver documentation in connection with current or future participation in the Plan by electronic means. Acceptance by a Participant of an Award shall constitute consent to receive documents in connection with the Plan by electronic delivery and/or to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

18.	Governing Law
The Plan and all Award Agreements and actions taken hereunder and thereunder shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.

OM ASSET MANAGEMENT PLC
2017 EQUITY INCENTIVE PLAN

1.	PURPOSE D-3

2.	DEFINITIONS D-3

3.	TERM OF THE PLAN D-6

4.	STOCK SUBJECT TO THE PLAN D-6

5.	ADMINISTRATION D-8

6.	AUTHORIZATION OF GRANTS D-8

7.	SPECIFIC TERMS OF AWARDS D-9

8.	ADJUSTMENT PROVISIONS D-16

9.	CHANGE OF CONTROL D-19

10.	SETTLEMENT OF AWARDS D-19

11.	RESERVATION OF STOCK D-22

12.	CLAW-BACK POLICY D-22

13.	LIMITATION OF RIGHTS IN STOCK; NO SPECIAL EMPLOYMENT RIGHTS D-22

14.	UNFUNDED STATUS OF PLAN D-23

15.	NONEXCLUSIVITY OF THE PLAN D-23

16.	NO GUARANTEE OF TAX CONSEQUENCES D-23

17.	TERMINATION AND AMENDMENT OF THE PLAN D-23

18.	NOTICES AND OTHER COMMUNICATIONS D-25

19.	GOVERNING LAW D-25

OM ASSET MANAGEMENT PLC
2017 Equity Incentive Plan

1.	Purpose
This Plan is intended to encourage ownership of Stock by employees of the Company and its Subsidiaries and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Awards are required to be Incentive Options.

2.	Definitions
As used in this Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise:
2.1    Accelerate, Accelerated, and Acceleration, means: (a) when used with respect to an Option or Stock Appreciation Right, that as of the time of reference the Option or Stock Appreciation Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to the Stock or Units shall expire with respect to some or all of the shares of Restricted Stock or Restricted Stock Units then still otherwise subject to the Risk of Forfeiture; and (c) when used with respect to Awards subject to the attainment of Performance Goals or other business objectives, that the applicable Performance Goals or other business objectives shall be deemed to have been met with respect to all or a portion of the Award.
2.2    Act means the U.K. Companies Act 2006, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.3    Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
2.4    Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Grants, or awards denominated in cash. “Award” shall also refer to part of an Award where the context so admits.
2.5    Award Agreement means a written or electronic agreement between the Company and the recipient of an Award, or other written or electronic notice of grant of an Award, setting forth the terms and conditions of the Award.
2.6    Board means the Company’s Board of Directors.
2.7    Cause, with respect to a Participant, has the meaning set forth in the employment or similar agreement between the Participant and the Company or any of its Subsidiaries. In the absence of any such agreement, or in the absence of a definition of “cause” in any such agreement, “Cause” means any of the following events:
(a)    the Participant’s willful or reckless misconduct, or gross, continuing or repeated negligence in the performance of the Participant’s duties and responsibilities with respect to the Company or any of its Affiliates, or his or her material failure to carry out directions which are reasonable in light of the Participant’s primary duties and responsibilities, or any other conduct that results in substantial injury (monetary or otherwise) to the Company or any of its Affiliates, officers, directors, employees or other agents;
(b)    the Participant’s conviction of a felony which has or could have a material adverse effect (monetary or otherwise) on the Company or any of its Affiliates, officers, directors, employees or other agents;
(c)    the Participant’s embezzlement or misappropriation of funds, commission of any material act of dishonesty, fraud or deceit, or violation of any federal or state law applicable to the securities industry;
(d)    the Participant’s material breach of a legal or fiduciary duty owed to the Company or any of its Affiliates, officers, directors, employees or other agents; or
(e)    the Participant’s material breach of any provision of any agreement between the Participant and the Company, any Company policy or practice, or any applicable law.
2.8    Change of Control means the occurrence of either of the following after the date of the approval of the Plan by the Board:
(a)    a Transaction (as defined in Section 8.5), unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held immediately after the Transaction by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that Transaction; or
(b)    any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities, that, together with securities held by such person or group of persons, possess more than 50% of the total combined voting power of the Company’s outstanding securities, unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities.
2.9    Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
2.10    Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
2.11    Company means OM Asset Management plc, a public company limited by shares and incorporated under the laws of England and Wales, with registered number 09062478.

2.12    Effective Date means the date as of which the Company’s stockholders approve the Plan.
2.13    Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a).
2.14    Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.15    Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Where the Stock of the Company is publicly traded, unless otherwise determined by the Committee, the Market Value of Stock as of any date is the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the first following date for which a closing price is reported.
2.16    Nonstatutory Option means any Option that is not an Incentive Option.
2.17    Option means an option to purchase shares of Stock.
2.18    Optionee means an eligible individual to whom an Option shall have been granted under the Plan.
2.19    Participant means any holder of an outstanding Award under the Plan.
2.20    Performance Criteria and Performance Goals have the meanings given such terms in Section 7.6(f).
2.21    Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, an Award.
2.22    Plan means this 2017 Equity Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.
2.23    Prior Plan means the Equity Incentive Plan of the Company which was adopted as of September 18, 2014 in connection with the Company’s initial public offering.
2.24    Qualified Performance-Based Awards means Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
2.25    Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture.
2.26    Restricted Stock Units means rights to receive shares of Stock at the close of a Restriction Period, subject to a Risk of Forfeiture.
2.27    Restriction Period means the period of time, established by the Committee in connection with an Award, during which the Award is subject to a Risk of Forfeiture described in the applicable Award Agreement.

2.28    Risk of Forfeiture means a limitation on the right of the Participant to retain an Award arising because of the occurrence or non-occurrence of specified events or conditions.
2.29    Stock means ordinary shares, of nominal value $0.001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8.
2.30    Stock Appreciation Right means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price.
2.31    Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions.
2.32    Subsidiary means a body corporate, including a limited liability company, that is a “subsidiary” within the meaning of Section 1159 of the Act.
2.33    Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option.

3.	Term of the Plan
Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on the date of approval of the Plan by the Board and ending immediately prior to the tenth anniversary of the earlier of the adoption of the Plan by the Board and approval of the Plan by the Company’s stockholders. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan. Awards of Incentive Options granted prior to stockholder approval of the Plan are expressly conditioned upon such approval, but in the event of the failure of the stockholders to approve the Plan shall thereafter and for all purposes be deemed to constitute Nonstatutory Options.

4.	Stock Subject to the Plan
4.1    Shares Issued Pursuant to the Plan. Shares of Stock issued pursuant to the Plan shall be fully paid and, to the extent permitted by the laws of England and Wales, will be made available from shares acquired by the Company and held in its treasury, newly allotted and issued shares, or shares acquired by or gifted to the trustees of an employee benefit trust established in connection with the Plan.
4.2    Plan Share Reserve. Subject to adjustment as provided in Section 8, the shares of Stock authorized for Awards granted under the Plan shall be the number of authorized shares of Stock remaining available for grant under the Prior Plan as of the Effective Date, and any additional shares that become available for grant in accordance with Section 4.3. Solely for the purpose of determining the number of shares of Stock available for grant of Incentive Options under the Plan, the total number of shares of Stock shall be 5,000,000 shares without regard to the share counting provisions contained in Section 4.3. After the Effective Date, no awards may be granted under the Prior Plan.

4.3    Share Counting.
(a)    If (i) any shares of Stock subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after the Effective Date any shares of Stock subject to an award under the Prior Plan are forfeited, or an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Stock available under the Plan.
(b)    In the event that tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after the Effective Date, an award other than an option or stock appreciation right under the Prior Plan, are satisfied by the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares of Stock by the Company, the shares so tendered or withheld shall be added to the shares of Stock available under the Plan.
(c)    Notwithstanding anything to the contrary contained herein, the following shares of Stock shall not be added to the shares of Stock available under the Plan: (i) shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or, after the Effective Date, an option under the Prior Plan, (ii) shares tendered by a Participant or withheld by the Company to satisfy any tax obligation with respect to Options or Stock Appreciation Rights or, after the Effective Date, options or stock appreciation rights under the Prior Plan, (iii) shares subject to a Stock Appreciation Right or, after the Effective Date, a stock appreciation right under the Prior Plan, that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Date, options under the Prior Plan.
(d)    Shares of Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company shall not reduce the shares available under the Plan.
(e)    Subject to the applicable listing standards of the New York Stock Exchange or of any other national securities exchange or association on which the Stock is then listed, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock that may be issued or transferred to Participants pursuant to Awards under the Plan.
4.4    Per Person Limitations. The maximum number of shares of Stock that may be subject to Options or Stock Appreciation Rights or any combination thereof granted to any one Participant during any single calendar year shall be 4,000,000 shares. The maximum number of shares of Stock that may be subject to all Qualified Performance-Based Awards, other than Options or Stock Appreciation Rights, that are granted to any one Participant during any single calendar year shall be 4,000,000 shares. In the event shares of Stock subject to a Qualified Performance-Based Award will be settled in cash, the maximum dollar amount of cash that may be paid to any one Participant in any single calendar year with respect to such Award shall be equal to the per share Fair Market Value as of the relevant payment or settlement date multiplied by the number of shares of Stock set forth in the immediately preceding sentence. The maximum dollar amount payable under all cash-denominated Qualified Performance-Based Awards (other than Options or Stock Appreciation Rights) that are granted to any one Participant during any single calendar year shall be $20,000,000. The per Participant limits described in this Section 4.4 shall be construed and applied in a manner consistent with Section 162(m) of the Code.
4.5    Adjustment of Limitations. Each of the share limitations of this Section 4 shall be subject to adjustment pursuant to Section 8 of the Plan, but in the case of the limitation of Section 4.4, only if and to the extent consistent with Section 162(m) of the Code.

5.	Administration
The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned to the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further that, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, the grant of Awards by the Committee to any Participant shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time. The Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers up to such maximum number and in accordance with such other guidelines as the Committee shall specify by resolution at any time or from time to time. The Committee may delegate ministerial, non-discretionary functions with respect to the administration of the Plan to any officers or employees of the Company or its Affiliates, or to one or more third-party stock plan administrators. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the employee, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall have full power and authority to enter into arrangements with the trustee of any employee benefit trust established by the Company or any of its Subsidiaries to facilitate the administration of Awards under the Plan. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto.

6.	Authorization of Grants
6.1    Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of the Company and its Subsidiaries. However, only employees of the Company, and of any subsidiary corporations of the Company, as defined in Section 424(f) of the Code, shall be eligible for the grant of an Incentive Option.
6.2    General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including but not limited to any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as determined by the Committee. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award.
6.3    Effect of Termination of Employment. Unless the Committee shall provide otherwise with respect to any Award (including, but not limited to, in a Participant’s Award Agreement), if the Participant’s employment with the Company and its Affiliates ends for any reason, including because of the Participant’s employer ceasing to be an Affiliate, (a) any outstanding Option or Stock Appreciation Right of the Participant shall cease to be exercisable in any respect not later than thirty (30) days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, (b) with respect to any Award of Restricted Stock, the Participant shall forfeit his or her beneficial interest in the underlying shares, which shall be transferred to an employee benefit trust established by the Company or a Subsidiary of the Company or to such other entity or employee as may be determined by the Committee without payment of consideration to the Participant, and (c) any other outstanding Award of the Participant shall be forfeited and cancelled on the terms specified in the applicable Award Agreement. Cessation of the performance of services in one capacity, for example, as an employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a non-employee director. Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided that it does not exceed the longer of ninety (90) days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or by contract. To the extent consistent with applicable law, including the Act, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant’s return from leave, if ever.
6.4    Non-Transferability of Awards. Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative.

7.	Specific Terms of Awards
7.1    Options.
(a)    Grant Date. The granting of an Option shall take place at the time specified in the Award Agreement.
(b)    Exercise Price. The price at which shares of Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares of Stock may be acquired under each Nonstatutory Option shall be not less than 100% of the Market Value of Stock on the Grant Date. In addition, the exercise price of an Option shall be not less than the nominal value of the underlying shares of Stock. Notwithstanding anything to the contrary in this Section 7.1(b), any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Section 424(a) of the Code is applicable, or, in the case of a Nonstatutory Option, in connection with a transaction described in applicable regulations pursuant to Section 409A of the Code, may provide for an exercise price computed in accordance with such applicable Code section and the regulations thereunder.
(c)    Option Period. No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a

Ten Percent Owner. No Nonstatutory Option may be exercised on or after the tenth anniversary of the Grant Date; provided, however, that, in the event a Nonstatutory Option would expire when trading in Company Stock is prohibited by law or by the Company’s insider trading policy, the period in which such Nonstatutory Option may be exercised shall be extended to the thirtieth (30th) day after expiration of the prohibition.
(d)    Exercisability. An Option may be immediately exercisable or become exercisable in such instalments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the Acceleration.
(e)    Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 18, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash, electronic funds transfer or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject to the Committee’s approval and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company, but subject to compliance with the Act, by delivery to the Company of the Optionee’s executed promissory note in the principal amount equal to the exercise price of the shares of Stock to be purchased and otherwise in such form as the Committee shall have approved. If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within thirty (30) days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates or shall cause the Stock to be held in book-entry position through the direct registration system of the Company’s transfer agent for the number of shares then being purchased.
(f)    Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the “current limit”. The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option.
(g)    Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements.

7.2    Stock Appreciation Rights.
(a)    Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised.
(b)    Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than one hundred percent (100%) of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option. Notwithstanding anything to the contrary in this Section 7.2(b), any Stock Appreciation Right issued in substitution for a stock appreciation right previously issued by another entity, which substitution occurs in connection with a transaction described in applicable regulations pursuant to Section 409A of the Code, may provide for an exercise price computed in accordance with such Code section and the regulations thereunder.
(c)    Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. In addition, a Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change of Control may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Change of Control or paid during the thirty (30) day period immediately preceding the occurrence of the Change of Control in any transaction reported in the stock market in which the Stock is normally traded.
7.3    Restricted Stock.
(a)    Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration in cash as may be determined by the Committee and which is compliant with the Act.
(b)    Issuance of Stock. A Participant’s Shares of Restricted Stock shall be held in book-entry position through the direct registration system of the Company’s transfer agent, in the manner set forth in the Award Agreement, provided however that the Committee may determine that a stock certificate shall be issued in respect of such shares of Restricted Stock. If a certificate is issued, such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form:
The shares evidenced by this certificate are subject to the terms and conditions of the OM Asset Management plc Equity Incentive Plan and an Award Agreement entered into by the registered owner and OM Asset Management plc, copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge.
If the Stock is held in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.
(c)    Escrow of Shares. The Committee may require that any stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.
(d)    Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, the attainment of Performance Goals or other business objectives of the Company or any of its Subsidiaries or Affiliates or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate; provided, however, that, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any such waiver or termination of a Risk of Forfeiture or shortening of a Restriction Period shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
(e)    Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, the Participant shall have all of the rights of a stockholder of the Company with respect to any outstanding shares of Restricted Stock, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock; provided, however, that any dividends declared with respect to performance-based Restricted Stock shall only be paid following the close of the applicable Restriction Period and then only if the underlying Restricted Stock shall have become earned and vested.
(f)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture, any certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered.
(g)    Forfeiture of Restricted Stock. Upon forfeiture of an Award of Restricted Stock, the Participant’s beneficial ownership of the shares of Restricted Stock shall be transferred to an employee benefit trust established by the Company or any Subsidiary of the Company or to such other entity or employee as determined by the Committee, and the Participant shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Stock that shall have been so forfeited, other than any right to dividends whose record date precedes the date of forfeiture.
7.4    Restricted Stock Units.
(a)    Character. Each Restricted Stock Unit shall entitle the recipient to a share of Stock at the close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, the attainment of Performance Goals or other business objectives of the Company or any of its Subsidiaries or Affiliates or otherwise as the Committee may determine and provide for in the applicable Award Agreement. The Committee may in its discretion provide for an Award of Restricted Stock Units that entitles the holder to a number of shares of Stock at the close of a Performance Period that varies as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved. Any Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate; provided, however, that, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any such waiver or termination of a Risk of Forfeiture or shortening of a Restriction Period shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
(b)    Form and Timing of Payment. Payment of earned and vested Restricted Stock Units shall be made promptly following the close of the applicable Restriction Period. If so provided in the Award Agreement in the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have become earned and vested. Unless the Committee shall provide otherwise, any such dividend equivalents shall be paid, if at all, without interest or other earnings.
7.5    Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due, and in such other limited circumstances as the Committee deems appropriate.
7.6    Qualified Performance-Based Awards.
(a)    Purpose. The purpose of this Section 7.6 is to provide the Committee the ability, following the initial public offering of the ordinary shares of the Company and the expiration of any applicable transition period pursuant to U.S. Treasury Regulation Section 1.162-27(f)(1), to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 7.6 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 7.6 and the requirements of Section 162(m) of the Code applicable to “performance-based compensation.”
(b)    Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of the terms applicable thereto shall be made by the Committee. If not all of the members thereof qualify as “outside directors” within the meaning of Section 162 of the Code, however, all grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of the terms applicable thereto shall be made by a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any reference in this Section 7.6 to the Committee shall mean any such subcommittee if required under the preceding sentence, and any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, grants of Awards intended to qualify as Performance-Based Awards and the terms applicable thereto as determined by the Committee or a subcommittee of the Committee shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
(c)    Discretion of Committee with Respect to Qualified Performance-Based Awards. Any form of Award permitted under the Plan, other than a Stock Grant, may be granted as a Qualified Performance-Based Award. Options and Stock Appreciation Rights may be granted as Qualified Performance-Based Awards in accordance with Section 7.1 and 7.2, respectively, except that the exercise price of any Option or Stock Appreciation Right intended to qualify as a Qualified Performance-Based

Award shall in no event be less that the Market Value of the Stock on the date of grant, and may become exercisable based on continued service, on satisfaction of Performance Goals or other business objectives, or on a combination thereof. Each other Award intended to qualify as a Qualified Performance-Based Award, such as Restricted Stock or Restricted Stock Units, shall be subject to satisfaction of one or more Performance Goals except as otherwise provided in this Section 7.6. The Committee will have full discretion to select the length of any applicable Restriction Period or Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary of the Company or any division or business unit or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined for purposes of Section 162(m) of the Code) at the time established.
(d)    Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee, provided, that a Qualified Performance-Based Award may be deemed earned as a result of death, becoming disabled, or in connection with a change of control (within the meaning of Section 162(m) of the Code) if otherwise provided in the Plan or the applicable Award Agreement even if the Award would not constitute “performance-based compensation” under Section 162(m) of the Code following the occurrence of such an event. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, the determination of the Committee or a subcommittee of the Committee shall be subject to review and approval by the Remuneration Committee, as it may elect from time to time.
(e)    Limitation on Adjustments for Certain Events. No adjustment of any Qualified Performance-Based Award pursuant to Section 8 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.
(f)    Definitions. For purposes of the Plan:
(i)    Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (A) cash flow (before or after dividends), (B) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (C) stock price, (D) return on equity, (E) shareholder return or total shareholder return, (F) return on capital (including, without limitation, return on total capital or return on invested capital), (G) return on investment, (H) return on assets or net assets, (I) market capitalization, (J) economic value added, (K) debt leverage (debt to capital), (L) revenue, (M) sales or net sales, (N) backlog, (O) income, pre-tax income or net income, (P) operating income or pre-tax profit, (Q) operating profit, net operating profit or economic profit, (R) gross margin, operating margin or profit margin,

(S) return on operating revenue or return on operating assets, (T) cash from operations, (U) operating ratio, (V) operating revenue, (W) market share improvement, (X) general and administrative expenses and (Y) customer service.
(ii)    Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, Subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from, GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. The Committee will objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for each Participant. In measuring the achievement of a Performance Goal, the Committee may provide for the inclusion or exclusion of the impact of an event or occurrence which the Committee determines should appropriately be included or excluded, including: (A) asset write-downs, (B) litigation, claims, judgments or settlements, (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (D) accruals for reorganization and restructuring programs, (E) foreign exchange gains and losses, (F) a change in the fiscal year of the Company, (G) acquisitions or dispositions, (H) business interruption events, (I) unbudgeted capital expenditures, (J) unrealized investment gains and losses, (K) impairments, and (L) any unusual, non-recurring, infrequently recurring, or non-comparable items (1) as described in Accounting Standard Codification Section 225-20, (2) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year, or (3) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. The foregoing sentence shall not be applied to Awards that are intended to be Qualified Performance-Based Awards if and to the extent that the inclusion or exclusion of any such events or occurrences would cause them to lose their status as Qualified Performance-Based Awards.
7.7    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, procedures, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be as comparable as practicable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements or sub-plans to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such modified Award, and may enter into arrangements with the trustee of any employee benefit trust established by the Company or any of its Subsidiaries to facilitate the administration of Awards under the Plan or any such sub-plan, amendment, restatement or alternative version of the Plan. No such modification, supplement, sub-plan, amendment, restatement or alternative version may increase the share limits of Section 4.
7.8    Downward Adjustments of Performance Awards. Notwithstanding anything in this Plan to the contrary, in exceptional circumstances, acting fairly and reasonably, the Committee may apply a downward adjustment to the level of vesting and settlement of any Award that is subject to a Risk of Forfeiture that requires the attainment of Performance Goals or other business objectives of the Company or any of its Subsidiaries and Affiliates if, in its opinion, the metric(s) produce a vesting outcome that is materially misaligned with the underlying performance of the Company. In particular, if there has been a downturn in financial performance or a reduction in the value of the Company either of which is considered by the Committee to be both significant and inconsistent with the calculated vesting outcome, then the Committee may reduce the number of shares of Stock vesting on such basis as it shall deem reasonable. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any downward adjustment by the Committee pursuant to this Section 7.8 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

8.	Adjustment Provisions
8.1    Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of March 14, 2017. If subsequent to that date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, or in the event of an extraordinary cash distribution on Stock, the Committee shall make an appropriate and proportionate adjustment in (a) the maximum numbers and kinds of shares provided in Section 4, (b) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (c) the exercise price for each share or other unit of any other securities subject to then outstanding Options and Stock Appreciation Rights (without change in the aggregate purchase price as to which such Options or Rights remain exercisable), and (d) the amount, if any, payable on forfeiture for each share of Restricted Stock then subject to a Risk of Forfeiture.
8.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section, including but not limited to a corporate separation or other reorganization or a liquidation, dissolution or winding up of the Company, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
8.3    Related Matters. Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Option exercise prices, rates of vesting or exercisability,

Risks of Forfeiture, amounts, if any, payable upon forfeiture of Restricted Stock, and Performance Goals and other business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. The Committee, in its discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.
8.4    Adjustment of Option Exercise Price Below Nominal Value. An adjustment pursuant to Section 8.1 or 8.2 may reduce the exercise price of an Option to less than the nominal value of one share of Stock, but only if and to the extent that the Board is authorised:
(a)    to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the shares may be subscribed for; and
(b)    to apply that sum in paying up such amount on such shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount, but only to the extent that such capitalization and application actually occurs.
8.5    Transactions.
(a)    Definition of Transaction. In this Section 8.5, “Transaction” means (i) any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (iii) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (iv) any liquidation, dissolution or winding up of the Company.
(b)    Treatment of Options and Stock Appreciation Rights. In a Transaction, the Committee may take any one or more of the following actions as to all or any (or any portion of) outstanding Options and Stock Appreciation Rights (collectively, “Rights”).
(i)    Provide that such Rights shall be assumed, or substantially equivalent rights shall be provided in substitution therefore, by the acquiring or succeeding entity (or an affiliate thereof).
(ii)    Upon written notice to the holders, provide that the holders’ unexercised Rights will terminate immediately prior to the consummation of such Transaction unless exercised within a specified period following the date of such notice.
(iii)    Provide that outstanding Rights shall become exercisable in whole or in part prior to or upon the Transaction.

(iv)    Provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to an Option (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Option, in exchange for the termination of such Option; provided, that if the acquisition price does not exceed the exercise price of any such Option, the Committee may cancel that Option without the payment of any consideration therefore prior to or upon the Transaction. For this purpose, “acquisition price” means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Transaction but need not take into account any deferred consideration unless and until received.
(v)    Provide that, in connection with a liquidation, dissolution or winding up of the Company, Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings.
(vi)    Any combination of the foregoing.
For purposes of paragraph (i) above, a Right shall be considered assumed, or a substantially equivalent right shall be considered to have been provided in substitution therefor, if following consummation of the Transaction, the Right confers the right to purchase or receive the value of, for each share of Stock subject to the Right immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of the Right to consist of or be based solely on common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Transaction.
(c)    Treatment of Other Awards. As to outstanding Awards other than Options or Share Appreciation Rights, upon the occurrence of a Transaction other than a liquidation, dissolution or winding up of the Company which is not part of another form of Transaction, the rights of the Company under each such Award shall inure to the benefit of the Company’s successor and shall, unless the Committee determines otherwise, apply to the cash, securities or other property which the Stock was converted into or exchanged for pursuant to such Transaction in the same manner and to the same extent as they applied to the Award. Upon the occurrence of a Transaction involving a liquidation, dissolution or winding up of the Company which is not part of another form of Transaction, except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all Risks of Forfeiture and Performance Goals or other business objectives, where otherwise applicable to any such Awards, shall automatically be deemed terminated or satisfied, as applicable.
(d)    Related Matters. In taking any of the actions permitted under this Section 8.5, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.5, including but not limited to the market value of other consideration received by holders of Stock in a Transaction and whether substantially equivalent Rights have been substituted, shall be made by the Committee acting in its sole discretion. In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Transaction, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine. Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any determination of the Committee pursuant to this Section 8.5 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

9.	Change of Control
The Committee may determine, at the time of grant of an Award or thereafter, that, upon the occurrence of a Change of Control, or upon the occurrence of a Change of Control in combination with another event, including but not limited to the Participant’s involuntary termination of employment with the Company and its Affiliates without Cause:
(a)    Options and Stock Appreciation Rights subject to the Award that are not already exercisable in full shall Accelerate with respect to all or a specified portion of the shares for which such Options or Stock Appreciation Rights are not then exercisable;
(b)    any Risk of Forfeiture applicable to the Restricted Stock or Restricted Stock Units subject to the Award which is not based on achievement of Performance Goals or other business objectives shall lapse with respect to all or a specified portion of the Restricted Stock and Restricted Stock Units still subject to such Risk of Forfeiture immediately prior to the Change of Control; and
(c)    all or a specified portion of the outstanding Award of Restricted Stock or Restricted Stock Units conditioned on the achievement of Performance Goals or other business objectives (i) shall be deemed to have been satisfied as to all shares covered by the Award or specified portion of the Award based on the assumed achievement of all relevant Performance Goals or other business objectives (at target level performance, if relevant), (ii) shall be deemed to have been satisfied as to all shares covered by the Award or specified portion of the Award based on the actual achievement of all relevant Performance Goals or other business objectives as of the date of the Change of Control; or (iii) shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed or actual achievement of all relevant Performance Goals or other business objectives, as described in clauses (i) and (ii), and the length of time within the Restriction Period or Performance Period which has elapsed prior to the Change of Control.
Notwithstanding the foregoing, until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any determination of the Committee pursuant to this Section 9 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

10.	Settlement of Awards
10.1    In General. Options and Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash, Stock, or other Awards, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan.

10.2    Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, including the Act, then the Company may delay such issuance until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:
(a)    the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or
(b)    the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.
Furthermore, the inability of the Company to obtain or maintain, or the impracticability of it obtaining or maintaining, authority from any governmental agency having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Stock, with or without consideration to the affected Participants.
10.3    Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.
10.4    Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations of any jurisdiction in which Participants may reside or primarily work, including but not limited to that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares.
10.5    Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the 180 day period commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 10.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company’s directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers.
10.6    Placement of Legends; Stop Orders; etc. Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 10.4 in addition to any other applicable restrictions under the Plan, to the terms of the Award and, if applicable, to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All shares of Stock or other securities issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions, or, if the Stock will be held in book-entry position through the direct registration system of the Company’s transfer agent, the restrictions will be appropriately noted.
10.7    Tax Withholding. Whenever shares of Stock are issued or vested or to be issued or vested pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates, held in book-entry position through the direct registration system of the Company’s transfer agent, for such shares, or prior to the vesting of such shares, as applicable. The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by (a) tendering previously acquired shares (either actually or by attestation); (b) directing the Company to withhold shares of Stock (up to the minimum statutory rate or such higher rate as is permitted under applicable tax withholding rules) otherwise deliverable in connection with the Award or (c) selling shares of Stock into the market. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant or to utilize any other withholding method prescribed by the Committee from time to time.
10.8    Articles of Association; Other Company Policies. This Plan and all Awards granted hereunder are subject to the Articles of Association of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

11.	Reservation of Stock
The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

12.	Claw-back Policy
Notwithstanding anything in this Plan to the contrary, a Participant’s right to receive or retain an Award, to retain any amount received pursuant to an Award (in cash or shares of Stock) and, in the case of Stock received pursuant to an Award, to retain any profit or gain realized by the Participant in connection with such an Award, are subject to forfeiture, cancellation, recoupment, rescission, payback, setoff or other similar action in accordance with the Company’s claw-back policy, as it may be amended pursuant to the rules and regulations of the Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Stock is listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other claw-back policy that the Company may adopt as in force from time to time (collectively, the “Claw-back Policy”). A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of the Claw-back Policy and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, without further consideration or action. Any recoupment pursuant to the Claw-back Policy shall be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary action up to and including termination of employment or other services. In addition, the Committee may impose such other claw-back, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate with respect to any breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant.

13.	Limitation of Rights in Stock; No Special Employment Rights
A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent, or the Stock shall be issued through the direct registration system of the Company’s transfer agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate or articles of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or provision of law or articles of association or by-laws to the contrary, at any time to terminate such employment or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment with the Company and its Affiliates.

14.	Unfunded Status of Plan
The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Awards hereunder, provided, however, that, except to the extent provided in any employee benefit trust established by the Company or a Subsidiary of the Company, the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

15.	Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

16.	No Guarantee of Tax Consequences
It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code pertaining to non-qualified plans of deferred compensation, and the Plan shall be governed, interpreted and enforced consistent with such intent. However, neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code will or will not apply and no person shall have any liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment fails to realize such intention or for any action taken by the Board or the Committee with respect to the Award.

17.	Termination and Amendment of the Plan
17.1    Termination or Amendment of the Plan. Subject to the limitations contained in Section 17.3 below, including specifically the requirement of stockholder approval, if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.
17.2    Termination or Amendment of Outstanding Awards; Assumptions. Subject to the limitations contained in Section 17.3 below, including specifically the requirement of stockholder approval, if applicable, the Committee may at any time:
(a)    amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan;

(b)    provide for the Acceleration of all or any portion of an Award;
(c)    within the limitations of the Plan, modify, extend or assume outstanding Awards or accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares of Stock and on the same or different terms and conditions (including but not limited to the exercise price of any Option); and
(d)    provide for settlement of a previously granted Award in cash or cash equivalents or authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
17.3    Limitations on Amendments, Etc.
(a)    Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) except as provided in Sections 8.1, 8.2 and 8.3, increase the number of shares of Stock which may be issued under the Plan, (ii) change the description of the persons eligible for Awards, or (iii) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange, or for which stockholder approval is necessary in order for the Company to avoid being denied a tax deduction under Section 162(m) of the Code.
(b)    No action by the Board or the Committee pursuant to this Section 17 shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if the Board or Committee, as the case may be, (i)  determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, (ii) determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated, or (iii) reasonably determines on or after the date of Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code.
(c)    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, ordinary shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of ordinary shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities.
(d)    Until Old Mutual plc ceases to be the direct or indirect beneficial owner of more than 50% of the Company’s outstanding ordinary shares, any termination or amendment of the Plan by the Board under Section 17.1 and any termination, amendment or acceleration of an outstanding Award by the Committee pursuant to Section 17.2 shall be subject to review and approval by the Remuneration Committee of Old Mutual plc, as it may elect from time to time.

18.	Notices and Other Communications
Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time.
If a notice, demand, request or other communication is required or permitted to be given in writing, then any such notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.
Notwithstanding the foregoing, the Committee may, in its sole discretion, determine to deliver and require Participants to deliver documentation in connection with current or future participation in the Plan by electronic means. Acceptance by a Participant of an Award shall constitute consent to receive documents in connection with the Plan by electronic delivery and/or to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.

19.	Governing Law
The Plan and all Award Agreements and actions taken hereunder and thereunder shall be governed, interpreted and enforced in accordance with the laws of Delaware, without regard to the conflict of laws principles thereof.

OMAM

IMPORTANT ANNUAL GENERAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2017.

Vote by Internet

- Go to **www.investorvote.com/OMAM**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual General Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4, 5, 6, 7, 8, 9 and 10.

1. Election of Directors:

	For	Withhold	Abstain		For	Withhold	Abstain		For	Withhold	Abstain
01 - Peter L. Bain	☐	☐	☐	02 - Stuart H. Bohart	☐	☐	☐	03 - Russell T. Carmedy	☐	☐	☐
04 - Robert J. Chersi	☐	☐	☐	05 - Ingrid G. Johnson	☐	☐	☐	06 - Kyle Prechtl Legg	☐	☐	☐
07 - James J. Ritchie	☐	☐	☐	08 - John D. Rogers	☐	☐	☐	09 - Donald J. Schneider	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as OMAM's independent registered public accounting firm.	☐	☐	☐	3. Appointment of KPMG LLP as OMAM's U.K. statutory auditor under the Companies Act 2006.	☐	☐	☐
4. Authorization of OMAM's Board of Directors to determine the remuneration of KPMG LLP.	☐	☐	☐	5. Advisory vote to approve executive compensation.	☐	☐	☐
6. Receipt and approval of the Directors' Remuneration Policy.	☐	☐	☐	7. Advisory vote to approve the Directors' Remuneration Report (other than the Directors' Remuneration Policy).	☐	☐	☐
8. Approval of OMAM's 2017 Equity Incentive Plan.	☐	☐	☐	9. Approval of OMAM's Non-Employee Directors' Equity Incentive Plan.	☐	☐	☐
10. Approval of OMAM's Executive Performance Plan.	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02K9IC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OM Asset Management plc

This proxy is solicited on behalf of the Board of Directors for the Annual General Meeting to be held at 4:30 p.m. CT at the Petroleum Club, 2200 Ross Avenue, #3100, Dallas, TX 75201, on April 26, 2017

The undersigned hereby appoints each of James J. Ritchie, Peter L. Bain, Stephen H. Belgrad, and Richard J. Hart (each with full power of substitution) as proxies for the undersigned to attend the annual general meeting of OM Asset Management plc to be held at 4:30 p.m. CT on Wednesday, April 26, 2017 at the Petroleum Club, 2200 Ross Avenue, #3100, Dallas, TX 75201, and any adjournment or postponement thereof, and to vote and act as indicated upon the matters on the reverse side hereof, and upon such other business as may lawfully come before the annual general meeting or any adjournment or postponement thereof, in respect of all ordinary shares which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. The undersigned acknowledges receipt of the notice of the annual general meeting of OM Asset Management plc, the related proxy statement and the 2016 Annual Report on Form 10-K. The undersigned revokes any proxy or proxies previously given for the undersigned's ordinary shares. The undersigned ratifies and confirms any actions that the persons holding the undersigned's proxy, or their substitutes, by virtue of this executed card, take in accordance with the proxy granted hereunder. This proxy is revocable and the undersigned may revoke it at any time prior to the annual general meeting by (i) signing a new proxy card with a date later than the previously delivered proxy card and submitting it as instructed in the proxy statement, (ii) re-voting by Internet or by telephone as instructed in the proxy statement, (iii) notifying the Company Secretary in writing before the annual general meeting of revocation or (iv) attending the annual general meeting in person and voting in person.

IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED "FOR" EACH OF THE SEPARATE RESOLUTIONS CONTAINED IN RESOLUTION 1 RELATING TO THE ELECTION OF THE DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS AND "FOR" RESOLUTIONS 2, 3, 4, 5, 6, 7, 8, 9 AND 10, AS INDICATED ON THE REVERSE SIDE HEREOF. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY LAWFULLY COME BEFORE THE ANNUAL GENERAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual General Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.